AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998
                                                      REGISTRATION NO. 333-39441

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        AMERICAN MEDICAL PROVIDERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   8099                  76-0530185
     (STATE OR OTHER         (PRIMARY STANDARD
     JURISDICTION OF            INDUSTRIAL
    INCORPORATION OR        CLASSIFICATION CODE       (I.R.S. EMPLOYER
      ORGANIZATION)               NUMBER)          IDENTIFICATION NUMBER)
                                   8043
                            (SECONDARY STANDARD
                                INDUSTRIAL
                            CLASSIFICATION CODE
                                  NUMBER)
                            ------------------------
                                                  JACK N. MCCRARY
  AMERICAN MEDICAL PROVIDERS, INC.       AMERICAN MEDICAL PROVIDERS, INC.
    3555 TIMMONS LANE, SUITE 1550          3555 TIMMONS LANE, SUITE 1550
        HOUSTON, TEXAS 77027                   HOUSTON, TEXAS 77027
           (713) 621-5500                         (713) 621-5500
  (ADDRESS, INCLUDING ZIP CODE, AND      (NAME AND ADDRESS, INCLUDING ZIP
          TELEPHONE NUMBER,                     CODE, AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S    NUMBER, INCLUDING AREA CODE, OF AGENT
    PRINCIPAL EXECUTIVE OFFICES)                   FOR SERVICE)
                            ------------------------
                                COPIES TO:
        IVAN WOOD           DAVID J. RINGELMAN       MICHAEL L. BOYKINS
  BAKER & HOSTETLER LLP    BAKER & HOSTETLER LLP      BERNARD L. KRAMER
  1000 LOUISIANA, SUITE    303 EAST 17TH AVENUE,   MCDERMOTT, WILL & EMERY
          2000                  SUITE 1100         227 WEST MONROE STREET,
  HOUSTON, TEXAS 77002    DENVER, COLORADO 80203         SUITE 3100
     (713) 751-1600           (303) 861-0600          CHICAGO, ILLINOIS
                                                         60606-5096
                                                       (312) 372-2000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

            FORM S-1 ITEM
         NUMBER AND CAPTION                             LOCATION IN PROSPECTUS
         ------------------                             ----------------------
 1.  Forepart of the Registration
       Statement and Outside
       Front Cover Page of
       Prospectus....................  Outside Front Cover Page
 2.  Inside Front and Outside Back
       Cover Pages
       of Prospectus.................  Inside and Outside Back Cover Pages
 3.  Summary Information, Risk
       Factors and Ratio of
       Earnings to Fixed
       Charges.......................  Prospectus Summary; Risk Factors
 4.  Use of Proceeds.................  Use of Proceeds
 5.  Determination of Offering
       Price.........................  Underwriting
 6.  Dilution........................  Dilution
 7.  Selling Security Holders........  *
 8.  Plan of Distribution............  Underwriting
 9.  Description of Securities to be
       Registered....................  Description of Capital Stock
10.  Interests of Named Experts and
       Counsel.......................  Legal Matters
11.  Information with Respect to the
       Registrant....................  Outside and Inside Front Cover Pages;
                                       Prospectus Summary; Risk Factors; Use of
                                       Proceeds; Capitalization; Selected
                                       Financial Data; Management's Discussion
                                       and Analysis of Financial Condition and
                                       Results of Operations; Business;
                                       Management; Certain Transactions;
                                       Principal Stockholders; Description of
                                       Capital Stock; Financial Statements

12.  Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities...................  *
------------
* Answer is negative or item is not applicable.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1998

                                              SHARES

                        AMERICAN MEDICAL PROVIDERS, INC.

                              CLASS A COMMON STOCK

                            ------------------------

     All of the shares of class A common stock, par value $.001 per share, offered hereby are being sold by American Medical Providers, Inc. (the
"Company" or "AMP"). Prior to the offering made hereby (the "Offering"), there has been no public market for the class A common stock. The Company has authorized two classes of common stock: the class A common stock (the "Common Stock") and class B common stock, par value $.001 per share (the "Class B
Common Stock"). Each holder of Common Stock is entitled to one vote per share
and each holder of Class B Common Stock is entitled to          of a vote per
share on all matters submitted to a vote of stockholders. The Company's Board of Directors consists of seven directors. Holders of Common Stock are entitled to elect as a class six members of the Board of Directors and the holders of the Class B Common Stock are entitled to elect as a class the remaining member of the Board of Directors. Except in the election of the Board of Directors and as required by law, holders of the Common Stock and the Class B Common Stock vote together as a single class. Each share of Common Stock and Class B Common Stock will share ratably in any dividends, or other distributions, including upon the liquidation, dissolution or winding up of the Company. See "Description of Capital Stock." It is currently estimated that the initial public offering
price will be between $         and $         per share. See "Underwriting"
for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the shares of Common Stock approved for quotation on the Nasdaq Stock Market under the symbol
"AMPZ."

     The Company will file a shelf registration statement with the Securities and Exchange Commission relating to the separate offering of up to shares of Common Stock to be used in connection with future affiliations with Affiliated Practices (as defined herein) and providers of ancillary services and facilities and resales of the shares issued thereunder by the recipients of such shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                           PRICE TO          UNDERWRITING        PROCEEDS TO
                            PUBLIC           DISCOUNT(1)          COMPANY(2)
--------------------------------------------------------------------------------
Per Share...........          $                   $                   $
--------------------------------------------------------------------------------
Total(3)............          $                   $                   $
================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $               payable by the
    Company.

(3) The Company has granted the Underwriters a 45-day option to purchase up to additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $            , $            , and
    $            , respectively. See "Underwriting."
                            ------------------------
     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part without notice. It is expected that delivery of the shares of Common Stock will be made on or about
               , 1998.

A.G. EDWARDS & SONS, INC.                                    J.C. BRADFORD & CO.

              The date of this Prospectus is                , 1998

          46 AFFILIATED PRACTICES SERVING 57 CITIES THROUGH 89 OFFICES

              [MAP OF LOCATIONS OF AFFILIATED PRACTICES' OFFICES]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, OTHER STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) ASSUMES THE MID-POINT OF THE INITIAL PUBLIC OFFERING PRICE RANGE, (III) ASSUMES NO EXERCISE OF ANY OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK, (IV) ASSUMES THAT THE TRANSFERS (THE "TRANSFERS") TO THE COMPANY OF THE OPERATING ASSETS AND RECEIVABLES OR STOCK OF 46 SEPARATE PODIATRIC PRACTICES (THESE INITIAL PRACTICES AND ANY ADDITIONAL PRACTICES TRANSFERRED ARE COLLECTIVELY REFERRED TO AS THE "AFFILIATED PRACTICES") IN EXCHANGE FOR SHARES OF THE COMPANY'S COMMON STOCK, CASH AND/OR THE ASSUMPTION OF CERTAIN INDEBTEDNESS HAS OCCURRED, (V) ASSUMES THAT THE ANESTHECARE ACQUISITION (AS DEFINED BELOW) HAS OCCURRED AND (VI) GIVES EFFECT TO CONVERSION OF AMP'S EXISTING COMMON STOCK, WITHOUT CLASS, INTO CLASS B COMMON STOCK (THE "SHARE CONVERSION") AND A STOCK SPLIT OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK EFFECTED IN CONNECTION WITH THE OFFERING (THE "STOCK SPLIT"). THIS PROSPECTUS CONTAINS SUMMARIES WITH RESPECT TO SELECTED TERMS OF CERTAIN DOCUMENTS. PROSPECTIVE INVESTORS SHOULD REFER TO THE ACTUAL DOCUMENTS SUMMARIZED THAT ARE EXHIBITS TO THE COMPANY'S REGISTRATION STATEMENT FOR COMPLETE INFORMATION CONCERNING THE DOCUMENTS. ALL SUMMARIES HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPLETE DOCUMENTS.

                                  THE COMPANY

     AMP was founded in August 1996 to provide practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. AMP will generate revenue by providing to the Affiliated Practices professional management, marketing, expertise, equipment and facilities often unavailable to podiatrists with small practices. The initial 46 Affiliated Practices consist of 66 doctors of podiatric medicine ("DPMs") operating 89 offices located in 7 states serving 57 cities. The Company intends to grow rapidly by affiliating with additional podiatric practices and by making available to the Affiliated Practices services that are ancillary and directly related to the Affiliated Practices' existing podiatric care.

     The Company has entered into definitive agreements to transfer cash and Common Stock and assume certain liabilities in exchange for stock or certain operating assets and receivables of the Affiliated Practices simultaneous with and as a condition to the closing of the Offering. The DPMs will join regional group practices organized by geographic location (the "Regional Group Practices") and will enter into physician engagement agreements with the Regional Group Practices. AMP will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. The Company will own the operating assets and receivables of the Affiliated Practices, hire the non-physician employees, and otherwise assume the management of each practice. The initial Affiliated Practices were selected based upon their location, size, historical profitability and growth and reputation for high quality care. Management believes that the initial Affiliated Practices are leading podiatric practices in their respective markets and that, following the Transactions (as defined herein), AMP will be the largest provider of comprehensive podiatric practice management services in the United States.

     A key element of the Company's strategy is to provide ancillary services and facilities to the Affiliated Practices. These ancillary services and facilities are expected to include, among other things, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products. The Company intends to make available some or all of these ancillary services on a regional basis. The Affiliated Practices in each region will primarily or exclusively use AMP's ancillary services, enabling the Company to control the cost, quality and other important aspects of these services. Pursuant to this strategy, AMP has entered into a definitive agreement to purchase certain assets (including the name "AnestheCare, Inc.") of Pyramid Anesthesiology Group, Inc. (the "AnestheCare Acquisition"), an anesthesiology management services organization currently servicing 15 locations in metropolitan Atlanta, Georgia ("AnestheCare").

     Podiatry is the practice of medicine whereby DPMs provide preventative, diagnostic, surgical and other foot care to patients. Podiatric care ranges from relatively simple procedures, such as treating foot infections, to complex surgeries, such as reconstructing the bones in the foot. Today, there are approximately 10,700 active DPMs throughout the United States handling 55 million patient visits per year. According to the American Podiatric Medical Association, billing receipts of all DPMs in the United States increased to approximately $2.3 billion in 1995 from approximately $1.3 billion in 1987, a compound annual growth rate of 7.7%.

     AMP's objective is to be the nation's leading provider of management services and comprehensive foot care delivery systems to podiatric practices. To achieve its objective, AMP will employ the following operating strategies: (i) enhance quality of DPM patient care, (ii) achieve operational efficiencies,
(iii) develop Regional Group Practice structure, (iv) provide effective marketing, and (v) implement comprehensive foot care delivery systems. AMP intends to grow rapidly by: (i) growing Affiliated Practices, (ii) developing ancillary provider networks, and (iii) affiliating with new practices.

THE TRANSACTIONS

     Of the 46 Transfers of the initial Affiliated Practices, 45 will be accounted for by the Company under SEC Staff Accounting Bulletin No. 48, "Transfers of Non-Monetary Assets by Promoters or Shareholders" ("SAB 48"), such that the non-monetary assets of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. Following the SAB 48 transactions and the consummation of the offering, AMP will consummate the AnestheCare Acquisition and AMP or a subsidiary will acquire the stock of Dr. Jerald N. Kramer ("Dr. Kramer"), one of its Affiliated Practices (the "Kramer Transfer", and together with the other Transfers and the AnestheCare Acquisition, the "Transactions"). Dr.
Kramer will receive cash in exchange for stock acquired by the Company in the Kramer Transfer, but Dr. Kramer will not enter into a management services agreement or a physician engagement agreement with a Regional Group Practice. The AnestheCare Acquisition and the Kramer Transfer will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent noncash amortization charges for intangible assets in the Company's statements of operations. The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of approximately $22.4 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, approximately $5.3 million in cash and $656,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, $4.7 million in cash attributed to the net monetary assets of the SAB 48 Transfers, and $1.4 million in cash attributed to the Kramer Transfer. The consideration to be paid by the Company to AnestheCare is approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of shares of Common Stock equal to $500,000 valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. Proceeds from the Offering will be used to pay the cash portion of the consideration.

     The Company's principal executive offices are at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027, and its telephone number is (713) 621-5500.

PENDING TRANSFERS

     The Company plans to use shares subject to its shelf registration statement to be filed with the Securities and Exchange Commission (the "Commission")
relating to the separate offering of up to           shares of Common Stock (the
"Shelf Registration") to acquire certain operating assets of, or the stock of entities holding certain operating assets of additional podiatric practices and enter into management services agreements with these entities. The Company has entered into negotiations with eight podiatric practices (collectively, the "Pending Transfers"). The aggregate consideration to be paid by the Company with respect to the Pending Transfers, if consummated, will be approximately $3.0 million. Unlike the initial Affiliated Practices, except for the Kramer Transfer, which will be accounted for in accordance with SAB 48, the Pending Transfers will be accounted for as asset acquisitions at fair market value and will result in subsequent annual noncash amortization charges for intangible assets in the Company's statements of operations. Each of the Pending Transfers is subject to, among other conditions, execution of definitive agreements, the completion of the Offering, the effectiveness of the Shelf Registration and satisfactory due diligence review of each practice by the Company.

                                  THE OFFERING

Common Stock offered by the Company.....         shares

Common Stock to be outstanding after the
  Offering..............................         shares(1)

Class B Common Stock to be outstanding
  after the Offering....................         shares

Voting rights...........................  Holders of Common Stock of the Company are entitled to one vote per share and the holders of Class B Common
                                          Stock of the Company are entitled to      of a vote per
                                          share. The Company's Board of Directors consists of
                                          seven directors. Holders of Common Stock are entitled to
                                          elect as a class six members of the Board of Directors
                                          and the holders of the Class B Common Stock are entitled
                                          to elect as a class the remaining member of the Board of
                                          Directors. The Common Stock and Class B Common Stock
                                          possess ordinary voting rights and vote together as a
                                          single class in respect of all other corporate matters.
                                          See "Description of Capital Stock."

Conversion of the Class B Common          Each share of Class B Common Stock will automatically
  Stock.................................  convert to Common Stock on a share-for-share basis (i)
                                          in the event of a disposition of such share of Class B
                                          Common Stock by the holder thereof (excluding
                                          dispositions to such holder's affiliates), (ii) in the
                                          event any person not affiliated with the Company
                                          acquires beneficial ownership of 15% or more of the
                                          outstanding shares of capital stock of the Company,
                                          (iii) in the event any person not affiliated with the
                                          Company offers to acquire 15% or more of the outstanding
                                          shares of capital stock of the Company, (iv) in the
                                          event the holder of such shares elects to so convert at
                                          any time after the second anniversary of the date of
                                          this Prospectus, (v) on the fifth anniversary of the
                                          date of this Prospectus, or (vi) in the event the
                                          holders of a majority of the outstanding shares of
                                          Common Stock approve such conversion. In addition, the
                                          Company may elect to convert any outstanding shares of
                                          Class B Common Stock into shares of Common Stock in the
                                          event 80% or more of the outstanding shares of Class B
                                          Common Stock as of the date of this Prospectus have
                                          previously been converted into shares of Common Stock.

Use of proceeds.........................  To fund the cash portion of the consideration to be paid in the Transactions; to repay certain indebtedness and
                                          deferred expenses of the Company; to complete the
                                          purchase of the Company's management information system;
                                          and for general corporate purposes, which are expected
                                          to include (among other things) future transfers of DPM
                                          practices and certain development costs of ancillary
                                          services. See "Use of Proceeds."

Proposed Nasdaq National Market
  symbol................................  "AMPZ"

------------
(1) Excludes           shares of Common Stock issuable upon exercise of
    outstanding options to purchase Common Stock, at the initial public offering
    price, and           shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment option.

FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS, INCLUDING STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND
WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS." THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR ITS INDUSTRY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

     THESE RISK FACTORS INCLUDE, AMONG OTHERS, THE LIMITED COMPANY AND COMBINED OPERATING HISTORY, DEPENDENCE ON CERTAIN OPERATIVE AGREEMENTS, DEPENDENCE ON REGIONAL GROUP PRACTICES, DEPENDENCE ON IMPLEMENTATION AND INTEGRATION OF INFORMATION SYSTEMS, DEPENDENCE UPON KEY PERSONNEL, DEPENDENCE ON IMPLEMENTATION OF GROWTH STRATEGY, MOVEMENT TOWARD MANAGED CARE, CHANGES IN PAYMENT FOR MEDICAL SERVICES, POTENTIAL ADVERSE CONSEQUENCES OF GOVERNMENT REGULATION, FUTURE HEALTH CARE REFORM, COMPETITION, NEED FOR ADDITIONAL FUNDS, LIABILITY AND INSURANCE RISKS ASSOCIATED WITH PODIATRIC PRACTICES, NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK, THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE, SUBSTANTIAL PROCEEDS OF THE OFFERING PAYABLE TO AFFILIATED PRACTICES AND AFFILIATES, CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS, CERTAIN ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S ARTICLES AND BYLAWS, IMMEDIATE AND SUBSTANTIAL DILUTION TO INVESTORS IN THE COMMON STOCK, NO INTENT TO PAY DIVIDENDS, AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, INCLUDING UNDER THE CAPTIONS "PROSPECTUS SUMMARY" AND "RISK FACTORS." GIVEN THESE UNCERTAINTIES, POTENTIAL INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY OF THESE FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                             SUMMARY FINANCIAL DATA

     THE FOLLOWING INFORMATION IS DERIVED FROM THE FINANCIAL STATEMENTS OF THE COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS INDICATED, THIS INFORMATION DOES NOT REFLECT THE EFFECTS OF THE TRANSACTIONS OR THE OFFERING. FOR CERTAIN INFORMATION CONCERNING THE TRANSACTIONS, SEE NOTE 4 OF NOTES TO FINANCIAL STATEMENTS OF THE COMPANY AND UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND THE NOTES THERETO.

                                       PERIOD FROM          FOR THE NINE
                                    AUGUST 9, 1996 TO       MONTHS ENDED
                                    DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                    -----------------    -------------------
                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Revenues.........................       $--                  $ --
Expenses.........................         514,141              1,397,178
                                    -----------------    -------------------
Net loss.........................       $(514,141)           $(1,397,178)
                                    =================    ===================

                                               SEPTEMBER 30, 1997
                                          ----------------------------
                                                               AS
                                            HISTORICAL    ADJUSTED(2)
                                          --------------  ------------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $     --        $
Working capital deficit(3)..............      (2,120,333)
Total assets(4).........................       2,026,316
Long-term debt..........................        --
Stockholders' deficit...................      (1,911,119)
------------
(1) The Company has conducted no significant on-going, non-developmental business operations to date and will not conduct significant business operations until the affiliation of the Company with the initial Affiliated Practices and the Offering are completed. Pursuant to a reimbursement
    agreement (the "Reimbursement Agreement") dated December   , 1997 between
    the Company and Ankle & Foot Centers of America, LLC ("AFC"), the Company will reimburse the affiliation-related expenses incurred by AFC since May 1996, including AFC's payroll, travel and entertainment, office equipment
    and audit expenses. AFC currently holds          shares of Class B Common
    Stock which management plans to distribute to AFC members upon consummation of the Offering.

(2) As adjusted gives effect to the Transactions, the sale of     million shares
    of Common Stock offered by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) The historical balance includes $2.4 millon due to AFC which will be repaid upon consummation of the Offering.

(4) The Company will record the non-monetary assets transferred to the Company in connection with the Transfers at the historical cost basis of the transferors.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY AND, IN PARTICULAR, THE FOLLOWING FACTORS:

     LIMITED COMPANY AND COMBINED OPERATING HISTORY. The Company was incorporated in August 1996 and has no history of operations or earnings. Certain members of the Company's management group have been assembled recently. As a result of the Transfers, certain members of AMP expect to be responsible for the management of all non-medical aspects of the operations and all non-physician employees of the initial Affiliated Practices. There can be no assurance that such persons will be able to effectively manage the initial Affiliated Practices or oversee the implementation of the Company's operating, growth and business strategies. Further, there can be no assurance that management will be able to operate the Company successfully, manage the initial Affiliated Practices' operations, achieve any cost savings as a result of the Transactions or institute the necessary systems and procedures to manage the Company on a profitable basis. The inability of the Company to successfully integrate or operate the Affiliated Practices could have a material adverse effect on the Company's business, financial condition and results of operations and make it unlikely that the Company's affiliations with the Affiliated Practices will be successful.

     Prior to the Offering, the initial Affiliated Practices were not under common control or management and have operated as separate, independent entities. As a result, the financial results of the respective initial Affiliated Practices prior to the Offering will not necessarily be similar to the results of the initial Affiliated Practices after the Offering. The Company may experience delays, complications and expenses in implementing, integrating and operating such initial Affiliated Practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON OPERATIVE AGREEMENTS. To effect AMP's affiliation with the Affiliated Practices, the following agreements have been entered into or will be entered into (collectively, the "Operative Agreements"): (i) Business Purchase Agreements by and between the Affiliated Practices and the Company; (ii) Management Agreements by and between the Regional Group Practices and the Company; (iii) Physician Engagement Agreements by and between the Regional Group Practices and each owner of an Affiliated Practice; and (iv) employment agreements between the Regional Group Practices and each non-owner DPM. The consummation of the affiliations with the Affiliated Practices and the subsequent viability of the Company are dependent on the initial and continuing enforceability of the Operative Agreements. While the Company has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions contained in the Operative Agreements will not be successfully challenged. Further, because each of the Physician Engagement Agreements is between a Regional Group Practice and each owner of the Affiliated Practices, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such agreements. See "Business -- Purchase Agreements," " -- Management Agreements" and " -- Physician Engagement Agreements."

     DEPENDENCE ON REGIONAL GROUP PRACTICES. The Company's operations will be entirely dependent upon its continued ability to negotiate and enter into management services agreements (the "Management Agreements") with Regional
Group Practices and upon the success of such practices. The Company expects to receive management fees for services provided to Regional Group Practices under the Management Agreements, but will not employ podiatrists or control or own the medical practice of Regional Group Practices. The Management Agreements have 40-year terms but are subject to prior termination by the Regional Group Practice or the Company for, among other things, a default in the performance of a material duty or obligation. There can be no assurance that the initial Regional Group Practices will maintain successful practices, that Management Agreements will not be terminated or that any of the key DPMs in a particular Regional Group Practice will continue affiliation with any Regional Group Practice. In addition, the management fee may be adjusted quarterly upon the mutual agreement of the Regional Group Practice and the Company (without a floor or ceiling on the adjustment and with a collar of 5%) to reflect the fair value of the management services provided. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Any termination of such Management Agreements or affiliation, the inability of the Regional Group Practices to generate sufficient patient revenue, or the downward adjustment of management fees to reflect the fair value of services provided by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Some of the initial Regional Group Practices will derive, and any additional Regional Group Practices may derive, a significant portion of their revenue from a limited number of DPMs. Particularly, because none of the DPMs in the initial Regional Group Practices will have previously entered into management arrangements similar to those embodied in the Company's Management Agreements, there can be no assurance that the Company or the Regional Group Practices will maintain cooperative relationships with these key DPMs. In addition, there can be no assurance that key members of a Regional Group Practice will not retire, become disabled or otherwise become unable or unwilling to continue practicing their profession with a Regional Group Practice. The loss by a Regional Group Practice of one or more key members would have a material adverse effect on the revenue of such Regional Group Practice and, thus, on the Company. The material loss of revenue by any Regional Group Practice could have a material adverse effect on AMP.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established health care provider and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of any Regional Group Practice that results in a decrease in patients covered by private insurance could have a material adverse effect on the Regional Group Practice and, as a result, on the Company.

     DEPENDENCE ON IMPLEMENTATION AND INTEGRATION OF INFORMATION SYSTEMS. A key element in the Company's business strategy is implementing new sophisticated management information systems. The Company expects to have these systems operating at its corporate office in Houston at the time of the Offering and to complete hardware and software deployment of the systems to the Affiliated Practices within approximately 90 days after the Offering. The Company's success is dependent upon its ability, within a reasonable period of time, to implement its new management information systems and to integrate these systems into the initial Regional Group Practices' and the Affiliated Practices' existing operational, financial and clinical information systems. In addition to their integral role in helping the Regional Group Practices realize operating efficiencies, these systems are critical to negotiating, pricing and managing managed care contracts. The Company will need to continue to invest in and administer sophisticated management information systems to support these activities. AMP may experience unanticipated delays, complications and expenses in implementing, integrating and operating these systems. Furthermore, these systems may require modifications, improvements or replacements as the Company expands or if new technologies become available. These modifications, improvements or replacements may require substantial expenditures and may require interruptions in operations during periods of implementation. The Company's failure to successfully implement and maintain operational, financial and clinical information systems on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON KEY PERSONNEL. The Company is highly dependent upon its three executive officers, Jack McCrary, Wayne Bertsch, and Randy Johnson, and other key personnel, for the management of the Company, the Affiliated Practices and the implementation of its business strategy. The Company has entered into employment contracts and non-compete agreements with these executive officers and others. Due to the likely difficulty in finding suitable replacements for these individuals, the loss of the services of any of these persons or the Company's inability in the future to attract and retain management or other key personnel could have a material adverse effect on the Company. AMP does not have key man insurance for any of its executive officers or other key personnel.

     DEPENDENCE ON IMPLEMENTATION OF GROWTH STRATEGY. One of the Company's principal strategies is to acquire the operating assets and receivables or stock of certain Affiliated Practices in targeted markets which meet its affiliation criteria and enter into management services contracts with the Regional Group

Practices. The Company's growth strategy also involves expanding the Affiliated Practices and, to the extent permitted by applicable law, contracting with or acquiring ancillary facilities and providers, to provide services such as ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other related retail products. The process of (i) identifying appropriate DPM group practices, DPMs and ancillary providers and facilities and (ii) proposing, negotiating and implementing economically attractive affiliations with them is lengthy, complex and costly. The failure of the Company to identify and effect additional practice affiliations would have a material adverse effect on the Company. Moreover, there can be no assurance that future practice affiliations, if any, will contribute to the Company's profitability. Further, such arrangements involve a number of risks, including diversion of management's attention, dependence on hiring, training and retaining key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Affiliated Practices will achieve anticipated revenues and earnings or that suitable additional practice affiliations can be accomplished on terms favorable to the Company or that financing, if necessary, can be obtained for such affiliations.

     The Company's ability to implement its growth strategy is also dependent upon the Company's and the Regional Group Practices' ability to (i) adapt the Company's arrangements with the Regional Group Practices to comply with current and future legal requirements, including state prohibitions on (a) fee-splitting, (b) corporate practice of medicine, (c) referrals to facilities in which physicians have a financial interest, and (d) kickbacks, (ii) obtain regulatory approvals and certificates of need, where necessary, and (iii) comply with licensing requirements applicable to physicians and to facilities operated, and services offered, by physicians. There can be no assurance that application of current laws or changes in legal requirements will not adversely affect the Company or that the Company or its Regional Group Practices will be able to obtain and maintain all necessary regulatory approvals and comply with applicable laws, regulations and licensing requirements.

     AMP is highly dependent upon the revenue stream, in the form of management fees, that it expects to receive under the Management Agreements. In addition, AMP will pay the liabilities of certain Affiliated Practices in connection with the Transfers. Failure by the Regional Group Practices to generate sufficient management fees to permit AMP to pay such liabilities could have a material adverse effect on AMP's business, financial condition and results of operations. In addition, failure by the Regional Group Practices to calculate or pay the management fees required, whether by mistake, fraud or otherwise, would have a material adverse effect on AMP.

     In addition, AMP expects to make loans to the Regional Group Practices to enable them to make loans to certain DPM owners in Affiliated Practices after the date of this Offering in order to assist them in temporarily replacing any earnings reductions incurred as a result of the Transfers. Such loans will not affect the calculation and payment of the management fee and all rights and claims by the Company with respect to its management fees and loans made by the Company to the Regional Group Practices and/or owner DPMs on behalf of the Regional Group Practices are secured by a perfected first lien security interest in the accounts receivable of the Regional Group Practices. The loans to each of the owner DPMs will be limited to an amount equal to (i) an advance on the first monthly draw of such DPM, (ii) the difference between 90% of the average monthly compensation of such DPM in the year prior to the Offering and the current period's levels of distributions from the practice for the first three months after the Offering and (iii) the difference between 80% of the average monthly compensation of such DPM in the year prior to the Offering and the current period's level of distributions for the second three months after the Offering. The loans will only be available to owner DPMs for the first six months of the DPM's engagement by the Regional Group Practice. Funds advanced by the Company to the Regional Group Practices to make such loans are required to be repaid to the Company by the Regional Group Practice although there can be no assurance such owner DPMs will repay any such loans or that the Regional Group Practices will be able to repay funds advanced by the Company. See Unaudited Pro Forma Combined Balance Sheet and the notes thereto, "Certain Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

     MOVEMENT TOWARD MANAGED CARE. An increasing percentage of patients have entered into health care coverage arrangements with managed care payors in recent years. AMP believes that its success will be dependent upon its ability to negotiate contracts on behalf of the Regional Group Practices with HMOs, employer groups and other private third party payors. Many such managed care or other third party payors already have existing provider structures in place and may not be able or willing to change their provider networks. Managed care and third party payors have established primary care providers who often have considerable discretion over who delivers various medical services, including the provision of podiatric services. Many such third party payors do not recognize DPMs as primary care providers. Therefore, many non-DPM physicians, acting as primary care providers, may elect to (i) perform podiatric services themselves, (ii) contract with other podiatrists or podiatric practices which are not Affiliated Practices or (iii) contract with other providers, such as orthopedists. The inability of AMP to establish or maintain arrangements on behalf of the Regional Group Practices with third party providers could have a material adverse effect on the Company.

     CHANGES IN PAYMENT FOR MEDICAL SERVICES. The Company anticipates that the Regional Group Practices will be licensed under applicable state law and certified as providers under the federal Medicare program and state Medicaid programs. These programs are highly regulated and subject to frequent and substantial changes. In recent years, basic changes in Medicare reimbursement programs have resulted, and are expected to continue to result, in reduced levels of reimbursement for individuals covered by these programs. Changes in Medicare and Medicaid reimbursement rates, policies or practices could adversely affect the Company.

     In certain instances, AMP may seek to negotiate special fee arrangements with respect to third party payors on behalf of regional podiatric care networks consisting of Regional Group Practices affiliated with the Company and other physicians or group practices willing to permit the Company to negotiate on their behalf. In these instances, the Company expects that future payor contracts entered into on behalf of the Regional Group Practices and any related physician networks may include capitated fee arrangements. Under these types of contracts, a health care provider agrees either to accept a predetermined dollar amount per member per month in exchange for undertaking to provide all covered services to patients or to provide treatment on an episode-of-care basis. These health care providers bear the risk, generally subject to certain loss limits, that the aggregate costs of providing medical services will exceed the premiums received. In these instances, agreements may also contain "shared risk" provisions under which affiliated physicians may earn additional compensation based on utilization control of institutional, ancillary and other services by patients, and the Regional Group Practices may be required to bear a portion of any loss in connection with these "shared risk" provisions. To the extent that patients or enrollees covered by these contracts require more frequent or more extensive care than anticipated, there could be a material adverse effect on a Regional Group Practice and, therefore, on the Company. Any material reduction or elimination of earnings to the Regional Group Practices could have a material adverse effect on the Company.

     If, as a result of special fee arrangements that the Company may negotiate on behalf of the Regional Group Practices or may enter into in the future with third-party payors, the Company is deemed to assume certain risks related to the cost of services provided in connection with capitated fee arrangements, episode-of-care treatment, shared risk agreements or the like, the Company could be viewed by federal or state regulatory authorities to be engaged in the business of insurance. If so, the Company might be required to obtain a license to act as an insurer in certain states and to restructure some or all of its operations to comply with the insurance laws of certain states.

     POTENTIAL ADVERSE CONSEQUENCES OF GOVERNMENT REGULATION. The delivery of podiatric care services and health care generally are subject to extensive federal and state regulation. The Company believes that its operations are and will be conducted in material compliance with applicable laws. However, the Company has not received or applied for an opinion from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations to date have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of AMP's operations by federal or state judicial or regulatory authorities will not result in a determination that AMP or one or more of its Regional Group Practices have violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company.

     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted by many states prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act impose significant penalties for false or improper billings for services reimbursable by Medicare, Medicaid or other federally-funded programs. In addition, the Stark amendments to the Social Security Act impose specific restrictions on physicians' referrals for designated health services reimbursable by Medicare, Medicaid or other federally-funded programs to entities with which the physicians have financial relationships. The federal government has also recently extended its statutory prohibitions to include the relationship between health care providers and any health care benefit programs, including non-governmental health care programs (such as HMOs, PPOs or standard indemnity insurance).

     Violations of any of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties and, in the case of violations of certain federal laws, exclusion from participation in the Medicare, Medicaid or other federally-funded programs. Such exclusion and penalties, if applied to the Company or the Regional Group Practices, would have a material adverse effect on the Company.

     The laws of many states prohibit business corporations, such as the Company, from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Violations of these laws could result in censure or the revocation of the license of affiliated physicians, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that AMP is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any Management Agreement between AMP and a Regional Group Practice located in such state unenforceable or subject to modification, which could have a material adverse effect on AMP.

     Expansion of the Company's operations into certain jurisdictions may require modification of the Company's form of relationship with its Regional Group Practices, which could have a material adverse effect on the Company. Furthermore, the Company's ability to expand into, or to continue to operate within, certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework or to obtain necessary approvals, licenses and permits. Any such limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business -- Government Regulations."

     FUTURE HEALTH CARE REFORM. In addition to extensive existing government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare and Medicaid patients, regulation of entities that provide managed care and additional prohibitions on ownership by health care providers, directly or indirectly, of facilities to which they refer patients. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislators or third party payors may take in anticipation of or in response to any health care reform proposals or legislation. Aspects of certain of these health care proposals, if adopted, could have a material adverse effect on the Company.

     COMPETITION. The business of providing podiatric services is highly competitive in each of the Company's markets. The Company believes that changes in governmental and private reimbursement policies, among other factors, have resulted in increased competition among providers of medical services to patients. Each of the Regional Group Practices faces competition from other podiatrists in the communities served, some of which have more established practices in the market. There can be no assurance that the Regional Group Practices will be able to compete effectively in the markets they serve. In addition, there is significant competition for the affiliation with podiatric practices and such competition may limit the availability of suitable practices with which the Company may be able to affiliate. Generally, there are no significant barriers to potential competitors entering the industry or pursuing a business strategy similar to the Company's. Several companies with established operating histories and greater resources than the Company, including physician practice management companies and some hospitals, clinics and HMOs, are pursuing activities similar to those of the Company. There can be no assurance that the Company will be able to compete effectively with these companies, that additional competitors will not enter the market or that this competition will not make it more difficult and costly to acquire the assets of, and provide management services to, podiatric practices on terms beneficial to the Company. See "Business -- Competition."

     NEED FOR ADDITIONAL FUNDS. The Company expects funds available to it from the proceeds of the Offering, cash from operations and its expected credit line to fund its operations for approximately twelve months, although this cannot be assured. The Company has received from a major international financial institution a commitment for a $30.0 million, three-year revolving credit facility to help fund its working capital needs, capital expenditures and practice affiliations, although there can be no assurance that amounts available under the credit line will be adequate to meet the Company's needs for funds. The failure of the Company to enter into the credit line or a similar credit line could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's growth strategy will require substantial capital. The Company intends to finance future affiliations with cash, the issuance of debt or equity securities, or any combination thereof. In the event that the Common Stock does not maintain a sufficient market value, or potential affiliation candidates are unwilling to accept debt or equity securities as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its affiliation program. As a result, the Company anticipates that it will, in the future, seek to raise additional funds through debt financing or the issuance of equity or debt securities. There can be no assurance that sufficient funds will be available on terms acceptable to AMP, if at all. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, issuing shares of Common Stock as consideration for (or in order to provide financing for) future affiliations could result in significant dilution to existing stockholders. If additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operations and finances, including the ability to pay dividends on its capital stock. These conditions may have an adverse effect on, among other things, the Company's ability to pursue its affiliation strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy -- Growth Strategy."

     LIABILITY AND INSURANCE RISKS ASSOCIATED WITH PODIATRY
PRACTICES. Providing health care services involves potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians and requires affiliated physicians performing medical services to maintain medical malpractice insurance. Nonetheless, malpractice claims may be asserted against the Company if services or procedures performed at one of the Affiliated Practices are alleged to have resulted in injury or other adverse effects. Although the Company has obtained liability insurance that will be effective concurrent with the closing of the Offering that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of the claim. In addition, there can be no assurance that the Company will be able to obtain insurance on commercially reasonable terms in the future or that any insurance will provide adequate coverage against potential claims. AMP requires each Regional Group Practice and Affiliated Practice to obtain and maintain professional liability insurance. This insurance is expected to provide insurance coverage, subject to policy limits, if the Company is held liable as a co-defendant in a lawsuit for professional malpractice. In addition, the Company is indemnified by the Regional Group Practices for liabilities resulting from the Regional Group Practices' providing medical services.

     NO PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Company's Common Stock. There can be no assurance that a public market for the Common Stock will develop or continue after the Offering. The Company has filed an application for the Common Stock to be approved for quotation on the Nasdaq National Market, however, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiation among the Company and the Underwriters and may bear no relationship to the market price of the Common Stock after this Offering. See "Underwriting."

     If a public market for the Company's Common Stock develops, from time to time, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have altered the market prices for many companies'securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. After giving effect to the sale of the shares of Common Stock offered hereby, the Company
will have             shares of Common Stock issued and outstanding. Of these
shares,             shares (            shares if the Underwriters'
over-allotment option is exercised in full) of Common Stock sold in the Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares exchanged by
"affiliates" of the Company as that term is defined under the Securities Act.
None of the             remaining shares were acquired in a transaction
registered under the Securities Act. Such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption
from registration. Of these shares,             shares will be eligible for sale
pursuant to Rule 144 promulgated under the Securities Act in             and the
balance of these shares will be eligible for sale at various times from
            through             . See "Shares Eligible For Future Sale."

     In addition, AMP, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of the Representative (as defined herein) for a period of 180 days after the date of this Prospectus (the "lock-up period"), except (i) subsequent sales of Common Stock offered in the Offering, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with additional practices, DPMs and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.

     The holders of certain shares of Common Stock outstanding on the date of this Prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the
holders of at least             of these shares have agreed to refrain from
selling their shares during the lock-up period. Pursuant to certain registration rights agreements with the DPMs (the "Registration Rights Agreements"), the Company has granted certain registration rights to the DPMs permitting them to include their shares of the Company's Common Stock on a registration statement filed by the Company within one year of the date of such agreements. See "Description of Capital Stock." AMP also intends to
register an additional             shares of Common Stock reserved for issuance
under the Company's 1997 Incentive and Non-Qualified Stock Option Plan as soon as practicable thereafter. See "Management" and "Underwriting." In addition,
the Company will register up to an additional          shares of Common Stock
under a shelf registration, which, when combined with the Company's cash resources, will be used to fund the Company's planned practice affiliation program. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days from the date of this Prospectus.

     SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATED PRACTICES AND AFFILIATES. Approximately $16.0 million of the net proceeds of this Offering will be used to pay the cash portion of the price of the Transactions. Approximately $300,000 of the net proceeds of the Offering will be used to pay the accrued salary of Jack N. McCrary. In addition, approximately $5.3 million of the net proceeds from the Offering will be used to repay indebtedness and interest assumed by the Company in connection with the Transactions, including the reimbursement by AMP of certain expenses and debt incurred by Ankle & Foot Centers of America, LLC ("AFC") to finance organizational costs and working capital. See "Use of Proceeds" and "Certain Transactions."

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the completion of the Offering, officers, directors and employees of the Company and investors in AFC (which financed the Company's initial organizational costs and working capital) will beneficially own 100% of the outstanding shares of the Class B Common Stock and the owners of the initial Affiliated Practices will
beneficially own approximately    % of the outstanding shares of the Company's
Common Stock. Although, following the Offering, no arrangements or understandings among such persons with respect to the voting of the shares of Common Stock beneficially owned by such persons will remain in effect, such persons may nevertheless effectively be able to control the affairs of the Company. See "Principal Stockholders."

     ANTI-TAKEOVER PROVISIONS. Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws, including the terms of conversion of the Class B Common Stock, could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. These provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock. In addition, shares of preferred stock may be issued by AMP's Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Under certain circumstances, the Company may issue Series A Junior Participating Preferred Stock which may have an anti-takeover effect. The Company has no other current plans to issue any shares of preferred stock. See "Description of Capital Stock."

     IMMEDIATE AND SUBSTANTIAL DILUTION. The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of
$            per share (after giving effect to underwriting discounts and commissions and estimated Offering expenses). See "Dilution." If the Company issues Common Stock in the future, including shares that may be issued in connection with future practice affiliations, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Company's Common Stock.

     NO INTENT TO PAY DIVIDENDS. The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends after completion of the Offering and the Transactions. In addition, the Company has entered into a commitment for a credit facility that will restrict the Company's ability to pay dividends. See "Dividend Policy "and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Common Stock in the
Offering assuming an initial public offering price of $      per share (after
deducting the underwriting discount and estimated Offering expenses), are
estimated to be approximately $           ($          if the Underwriters'
over-allotment option is exercised in full).

     The Company intends to use the net proceeds from the Offering as follows:
(i) approximately $17.5 million is expected to be used to consummate the Transactions, $1.5 million of which will be placed in escrow in connection with the AnestheCare Acquisition, (ii) approximately $5.3 million is expected to be paid to AFC, which prior to the Offering owned 56.3% of the Company's outstanding voting securities, to repay certain indebtedness and interest of AFC, $500,000 of which bears interest at 18% per annum and matures on the fifth day following the initial public offering and the remainder of which bears no interest and has no maturity date (including the reimbursement by the Company of expenses, debt and interest incurred by AFC to finance the Company's organizational and affiliation costs and initial working capital), (iii) approximately $2.7 million is expected to be used to pay certain deferred expenses, (iv) approximately $1.0 million is expected to be used to complete the purchase of the Company's management information system, and (v) the balance is expected to be used for general corporate purposes, including, among other things, making short-term loans of up to $950,000 aggregate principal amount to DPM owners of Affiliated Practices as discussed herein and executing the Company's business plan set forth herein. See "Business -- Practice Affilations," "-- Services and Operations -- Management Information Systems," "-- Operative Agreements -- Physician Engagement Agreements" and "Certain Transactions -- Organization of the Company." Pending such uses, the net proceeds will be invested in United States government securities and in short-term, interest-bearing investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     As mentioned above, the Company may use up to $950,000 of the net proceeds of the Offering to advance funds to the Regional Group Practices to make short-term loans to their DPMs. Pursuant to the Physician Engagement Agreements, an owner DPM may elect to receive an advance on his or her first monthly draw in the form of a loan from the Regional Group Practice. Loans will be offered to DPMs to provide short-term liquidity to such DPMs in the initial stages of the Company's operations. Loans will be limited to an amount equal to (i) an advance on the first monthly draw of such DPM, (ii) the difference between 90% of the average monthly compensation of such DPM in the year prior to the Offering and the current period's level of distributions from the practice for the first three months after the Offering and (iii) the difference between 80% of the average monthly compensation of such DPM in the year prior to the Offering and the current period's level of distribution for the second three months after the Offering. Loans, if drawn, will be repayable over two years plus interest at an annual rate equal to the prime rate, and installments will be withheld from the DPMs monthly draw. Management will not be able to determine to whom loans will be made until after the Transfers have been completed, DPMs begin receiving distributions from the Regional Group Practices and DPMs decide whether or not to enter into such loans. Management has not evaluated the DPMs' ability to repay these obligations, if they arise, but believes the DPMs' financial status after the completion of the Offering and the expected aggregate amount of such loans will prevent the loan program from having a materially adverse effect on the Company.

     Although the estimates set forth above represent the Company's best estimate of the intended use of proceeds from the Offering, the timing and amount of funds required for specific uses by the Company cannot be precisely determined. The use of proceeds from the Offering is subject to change based on competitive conditions, unanticipated costs of expansion and unexpected requirements in developing and operating the Company's business. The rate of the Company's progress in developing its business, the availability of alternate methods of financing and other factors will affect the allocation and timing of the Company's use of proceeds from the Offering.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends after completion of the Offering and the Transactions. In addition, the Company has entered into a commitment for a credit facility that will restrict the Company's ability to pay dividends. The Company currently intends to retain any future earnings for use in its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION

     The pro forma net tangible book value of the Company at September 30, 1997, after giving effect to the Transactions as if they had occurred on that date,
would have been $          , or $    per share. Pro forma net tangible book
value per share represents the amount of pro forma total tangible assets of the Company less pro forma total liabilities divided by the number of shares of Common Stock and Class B Common Stock outstanding. After giving effect to the
sale by the Company of the           shares of Common Stock offered hereby
(after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company) and the application of the net proceeds therefrom as discussed under "Use of Proceeds," the pro forma as adjusted net tangible book value of the Company as of September 30, 1997 would
have been approximately           , or $    per share. This represents an
immediate increase in adjusted pro forma net tangible book value of
approximately $    per share to existing stockholders and an immediate dilution
of approximately $    per share to new investors purchasing Common Stock in this
Offering. The following table illustrates this per share dilution:

Assumed initial public offering price
  per share.............................             $
     Pro forma net tangible book value
       per share as of September 30,
       1997.............................  $
     Increase per share attributable to
       new investors....................
                                          ---------
Pro forma as adjusted net tangible book
  value per share after the Offering....
                                                     ---------
Dilution per share to new investors of
  Common Stock..........................             $
                                                     =========

     The following table sets forth on a pro forma basis, giving effect to (i) the Transactions as of September 30, 1997, (ii) the number of shares of Common Stock held by existing stockholders, the total consideration given for such shares and the average price per share paid or invested in the Company for such shares, and (iii) the number of shares of Common Stock to be purchased from the Company, the total consideration for such shares and the average price per share to be paid by new investors purchasing such shares in the Offering before deducting underwriting discounts and commissions and estimated Offering expenses payable to the Company:

                                           SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                          -------------------   -------------------      PRICE
                                           NUMBER     PERCENT    AMOUNT     PERCENT    PER SHARE
                                          ---------   -------   ---------   -------    ---------
Existing stockholders(1)................                    %   $                 %     $
New investors...........................
                                          ---------   -------   ---------   -------
     Total(2)...........................                 100%   $              100%
                                          =========   =======   =========   =======

------------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Company (after giving effect to the Transactions) before the Offering, adjusted to reflect the payment of $
             in cash as partial consideration in connection with the Transactions. See "Use of Proceeds" and "Capitalization."

(2) Represents the par value of outstanding Common Stock and additional paid in capital immediately after giving effect to the Transactions. See the Company's Financial Statements and Notes thereto included elsewhere in this
    Prospectus. Does not include          shares of Common Stock issuable upon
    the exercise of options for the purchase of Common Stock pursuant to the Company's stock option plans.

                                 CAPITALIZATION

     The following table sets forth the short-term obligations, long-term debt and the total capitalization of the Company (i) as of September 30, 1997, (ii) on a pro forma basis to reflect the Transactions, and (iii) on a pro forma as adjusted basis to reflect the Transactions, the Stock Split, the Share
Conversion, the sale by the Company of           shares of Common Stock offered
hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and Notes thereto and the Unaudited Pro Forma Combined Balance Sheet appearing elsewhere in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1997
                                        -----------------------------------------------
                                                                          PRO FORMA
                                        HISTORICAL    PRO FORMA(1)    AS ADJUSTED(1)(2)
                                        ----------    ------------    -----------------
                                                        (IN THOUSANDS)
Current portion of long-term debt....    $  --          $    656          $
Due to stockholder(3)................        2,426         2,426
Distribution liability(4)............       --            10,089
Acquisition liability(5).............       --             5,900
                                        ----------    ------------    -----------------
          Total short-term
          obligations................    $   2,426      $ 19,071          $
                                        ==========    ============    =================
Long-term debt, less current
  portion............................    $  --          $ --              $
                                        ----------    ------------    -----------------
Stockholders' deficit:
  Common stock, $.01 par value,
     1,000,000 shares authorized,
     20,000 shares issued and
     outstanding.....................       --                 2
  Preferred Stock, $.001 par value;
              shares authorized; no
     shares issued and outstanding,
     pro forma or pro forma as
     adjusted........................       --            --
  Class A Common Stock, $.001 par
     value;          shares
     authorized(6);          shares
     issued and outstanding, pro
     forma or pro forma as
     adjusted(7).....................       --            --
  Class B Common Stock, $.001 par
     value;          shares
     authorized(6);          shares
     issued and outstanding, pro
     forma or pro forma as
     adjusted(7).....................       --            --
  Additional paid-in capital.........       --            --
  Accumulated deficit................       (1,911)       (6,378)
                                        ----------    ------------    -----------------
          Total stockholders'
          deficit....................       (1,911)       (6,376)
                                        ----------    ------------    -----------------
Total capitalization.................    $  (1,911)     $ (6,376)         $
                                        ==========    ============    =================

------------
(1) See Unaudited Pro Forma Combined Balance Sheet and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) Gives effect to the Stock Split, the Share Conversion and the sale of million shares of Common Stock offered by the Company at
    an assumed initial public offering price of $       per share and the
    application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) Represents the expenses, debt and interest incurred by AFC to finance the Company's organizational and affiliation costs and initial working capital. Such amount plus any additional amounts incurred by AFC subsequent to September 30, 1997 (which is expected to total $5.3 million) will be reimbursed by the Company from the proceeds of the Offering.

(4) Represents the cash distribution to promoters in connection with the Transfers, including the liability attributed to monetary assets acquired of $4.7 million.

(5) Includes the $4.5 million payable in connection with the AnestheCare Acquisition and $1.4 million payable in connection with the Kramer Transfer.

(6) Reflects an amendment to the Company's Certificate of Incorporation filed subsequent to September 30, 1997 to increase the authorized capital stock, revise the par value to $.001 per share, and to designate classes of common stock.

(7) Does not include          shares of Common Stock issuable upon the exercise
    of outstanding options for the purchase of Common Stock pursuant to the Company's stock option plans.

                            SELECTED FINANCIAL DATA

     THE FOLLOWING INFORMATION IS DERIVED FROM THE FINANCIAL STATEMENTS OF THE COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS INDICATED, THIS INFORMATION DOES NOT REFLECT THE EFFECTS OF THE TRANSACTIONS OR THE OFFERING. FOR CERTAIN INFORMATION CONCERNING THE TRANSACTIONS, SEE NOTE 4 OF NOTES TO FINANCIAL STATEMENTS OF THE COMPANY AND UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND THE NOTES THERETO.

                                           PERIOD FROM           FOR THE NINE
                                        AUGUST 9, 1996 TO        MONTHS ENDED
                                        DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                        ------------------    ------------------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................      $  --                  $ --
Expenses.............................           514,141             1,397,178
                                        ------------------    ------------------
Net loss.............................      $   (514,141)          $(1,397,178)
                                        ==================    ==================

                                                   SEPTEMBER 30, 1997
                                            HISTORICAL          AS ADJUSTED(2)
                                        ------------------    ------------------
                                                       (UNAUDITED)
Cash and cash equivalents............      $  --                  $
Working capital deficit(3)...........        (2,120,333)
Total assets(4)......................         2,026,316
Long-term debt.......................         --
Stockholders' deficit................        (1,911,119)
------------
(1) The Company has conducted no significant on-going, non-developmental business operations to date and will not conduct significant business operations until the affiliation of the Company with the initial Affiliated Practices and the Offering are completed. Pursuant to the Reimbursement Agreement, the Company will reimburse the affiliation-related expenses incurred by AFC since May 1996, including AFC's payroll, travel and entertainment, office equipment and audit expenses. AFC currently holds shares of Class B Common Stock which management plans to distribute to AFC members upon consummation of the Offering.

(2) As adjusted gives effect to the Transactions, the sale of        million
    shares of Common Stock offered by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) The historical balance includes $2.4 million due to AFC which will be repaid upon consummation of the Offering.

(4) The Company will record the non-monetary assets transferred to the Company in connection with the Transfers at the historical cost basis of the transferors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY FORECASTS, AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK
FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company's business operations since its incorporation in August 1996 have consisted solely of arranging the Transactions and preparing to implement its related business plan described herein. At the time of the anticipated initial Affiliated Practice affiliations, the predecessors of the initial Affiliated Practices will have been separate businesses engaged in podiatric care. In connection with the Transactions, the Company will receive certain operating assets or receivables and stock and assume certain liabilities of the Affiliated Practices and AnestheCare and enter into long-term management agreements with the Regional Group Practices. Pursuant to the Management Agreements, the Company will provide, among other things, facilities, management, administrative and development services to the Regional Group Practices and employ non-physician personnel, in each case in exchange for management fees, the Company's principal anticipated source of revenues.

     Management fees will be paid monthly to the Company by each Regional Group Practice based upon the Regional Group Practice's adjusted patient revenues (the Regional Group Practice's billings less contractual adjustments, including adjustments for special third-party payor and private pay arrangements, and adjustments for bad debts). The Company will be responsible for collecting the billings of the Regional Group Practices. The Company will retain a service fee ranging from 9% to 25% of the Regional Group Practice adjusted patient revenues and an amount equal to the expenses of the Regional Group Practice advanced by AMP pursuant to the Management Agreements. The expenses expected to be incurred by AMP in fulfilling its obligations under the Management Agreements will be the salaries, wages and benefits of personnel (other than DPM owners and certain employed DPMs), supplies, expenses involved in administering the clinical practices of the Regional Group Practices and general and administrative expenses, including billing and collections services, as well as depreciation, amortization and interest incurred in the acquisition of assets by the Company in connection with the Transactions. The Company will seek to reduce these operating expenses through purchase discounts, economies of scale, standardization of best practices, and other operating efficiencies. The service fee may be adjusted quarterly (without a floor or ceiling on the adjustment) by the Joint Planning Committee of the Regional Group Practice (composed of Company and Affiliated Practice representatives) upon the request of either party to the Management Agreement in order to reflect the fair value of the management services provided, based upon the nature and volume of services required, the risks assumed by the Company and the total revenues of the Regional Group Practice. Any adjustments to the service fee percentage would be made on a prospective basis. Accordingly, the Company will maintain a net revenue interest and not a net profits interest. The compensation of each DPM in each Regional Group Practice will be determined solely by the Joint Planning Committee of the Regional Group Practice and will not include any guaranteed component. The amount of the management service fees paid by the Regional Group Practices to AMP and the compensation of each Regional Group Practice's DPMs will be directly affected by the amount of patient revenue generated by each Regional Group Practice. The inability of the Regional Group Practices to generate sufficient patient revenue could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company will also generally be entitled to a fee of approximately 70% of the adjusted ancillary revenues, net of related ancillary expenses, of each Regional Group Practice. Ancillary revenues will be generated from services provided by the Regional Group Practice to its patients that are ancillary to DPM podiatric care (such as orthotics, ambulatory care, physical therapy and the like). Ancillary expenses to be netted against ancillary revenues will generally include, but not be limited to, costs for items such as personnel, facilities, equipment, supplies and other such expenses directly attributable to the generation of ancillary revenues. In connection with the AnestheCare Acquisition, the Company will retain the existing financial and fee arrangements of AnestheCare with its clients. Currently, AnestheCare generates revenue through both the provision of management and billing services as well through various cost-sharing agreements with its clients. In exchange for these services, AnestheCare typically is entitled to a fee equivalent to specified percentages of gross revenues and collections it receives on behalf of its clients. After the AnestheCare Acquisition, AnestheCare will provide services to certain of the Regional Group Practices on a discounted basis. See "Business -- Operative Agreements -- Management Agreements" for a complete description of other material terms of the Management Agreements.

     In addition to the expenses AMP will incur in fulfilling its obligations under the Management Agreements and the ancillary expenses described above, AMP will also incur personnel, rental and other typical expenses in connection with its corporate management, which will provide management, administrative, marketing, development, acquisition and other services to the Regional Group Practices.

     The Company may in the future negotiate on behalf of Regional Group Practices and others capitated, episode-of-care and shared risk fee arrangements with third-party payors. These arrangements could result in patient care in which the Regional Group Practices' costs of delivering care exceed the amounts reimbursed by the applicable third-party payor. The Company intends to help the Regional Group Practices manage these risks by establishing loss limits with the third-party payors who are party to these arrangements and helping the Regional Group Practices anticipate with reasonable accuracy the course of care and related costs for specific conditions and diseases covered by the arrangements with third-party payors.

RESULTS OF OPERATIONS

     The Company has not conducted on-going, non-developmental business operations and will not until the Transactions and the Offering are complete. Consequently, AMP has generated no revenues. For an historical presentation of the results of operations of the Affiliated Practices and AnestheCare, see Note 4 of the Notes to the Company's Financial Statements and the Financial Statements of Pyramid Anesthesiology Group, Inc., respectively, appearing elsewhere in this Prospectus.

     The Company's principal stockholder, AFC, incurred a loss for the period from the date of its organization in 1996 through September 30, 1997 of approximately $1.9 million, reflecting principally salaries of AFC personnel and office expenses since its inception. The Company has agreed to reimburse AFC for these expenses upon completion of the Offering.

LIQUIDITY AND CAPITAL RESOURCES

     AFC, on the Company's behalf, has financed the Company's operations to date from the proceeds of AFC's private placements of debt and equity. To date, AFC has received net proceeds from private placements of debt and equity in an aggregate amount of approximately $3.5 million. AMP has agreed to assume AFC's obligations under such debt at and after the Offering and the existing common stock, without class, will be converted into Class B Common Stock.

     The Company intends to fund its future operations from the proceeds of the Offering, cash generated from operations, monies drawn under the revolving credit facility discussed below and, if necessary, the proceeds of future public or private financings. The Company intends to use the proceeds of the Offering to consummate the Transactions, repay indebtedness of the Company and AFC, pay certain deferred expenses, complete the purchase of the Company's management information system and fund general corporate operations. In addition, the Company may advance funds from the Offering to the Regional Group Practices in order for them to make loans to the owner DPMs. See "Use of Proceeds."

     If the Transactions had occurred on September 30, 1997, the Company would have had a pro forma working capital deficit of approximately $15.1 million, including the accrual of $15.9 million for cash consideration payable in the Transactions.

     In connection with certain of the Transactions, the Company will record aggregate federal and state deferred tax liabilities of approximately $966,000. These liabilities generally will become payable over an approximate three-year period commencing on the date of the consummation of such Transfers.

     AMP anticipates that its capital expenditures during 1998 will relate primarily to affiliations with additional Affiliated Practices, if any, development of the ancillary services network and expenditures related to expansion and purchase of equipment for the Affiliated Practices. The Company anticipates that funding for these expenditures will be derived from the proceeds of the Offering, funds borrowed under the

Company's anticipated credit facility and cash flow from operations. Management believes that these sources will be sufficient to fund the Company's capital needs for a period of approximately twelve months following completion of the Offering. Thereafter, if necessary, the Company will seek to raise additional funds for capital expenditures through borrowings or the issuance of debt or equity securities. There can be no assurance that sufficient funds will be available from sources other than the Offering on terms acceptable to the Company, if at all.

     The Company has received a commitment for a $30.0 million three-year revolving credit facility with a major international financial institution which is intended to be available to assist in funding the Company's working capital needs, capital expenditures and anticipated future affiliations. The credit facility will contain customary affirmative and negative covenants (including prohibitions on the payment of dividends and capital expenditures) and events of default customary to transactions of this type. The credit facility will bear interest at a rate equal to the London Inter-Bank Offered Rate, or, at the Company's option, at such financial institution's Base Rate plus a margin based on the ratio of the Company's senior debt to earnings before interest, taxes, depreciation and amortization. There can be no assurance that the Company will ultimately close on the credit facility. In addition, the Company is,
concurrently with the Offering, registering           additional shares of
Common Stock under a shelf registration, which, when combined with the Company's cash resources, will be used to fund the Company's planned practice affiliation program.

     The success of AMP is directly dependent upon, among other things, the ability of AMP to obtain funds by providing services to Regional Group Practices. If funds from this principal source are unavailable or insufficient, the Company will need to obtain financing from other sources, such as the issuance of additional debt or equity securities or borrowings. There can be no assurance that those alternative sources would be available, available on favorable terms or sufficient to meet the Company's capital requirements.

ACCOUNTING

     Of the 46 Transfers of the initial Affiliated Practices, 45 will be accounted for by the Company under SEC Staff Accounting Bulletin No. 48 ("SAB 48"), "Transfers of Non-Monetary Assets by Promoters or Shareholders," so that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The AnestheCare Acquisition and the Kramer Transfer transactions which are made following the SAB 48 transactions and initial public offering will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent noncash amortization charges in the Company's statements of operations. Monetary assets and liabilities, of the initial Affiliated Practices including cash, billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of approximately $22.4 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, approximately $5.3 million in cash and $656,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, $4.8 million in cash attributed to the net monetary assets of the SAB 48 Transfers, and $1.4 million in cash attributed to the Kramer Transfer. Of the total consideration attributed to the non-monetary assets for each SAB 48 transfer, the Affiliated Practices could elect to receive up to 25% in cash and the balance in shares of Common Stock. The net non-monetary assets and liabilities of these Affiliated Practices will carry over at their historical costs to AMP. The net non-monetary assets to be transferred include billed and unbilled receivables, supplies inventory, other receivables, prepaid expenses, net equipment and certain other current and noncurrent assets. The liabilities to be transferred include credit balances of accounts receivable, certain miscellaneous accruals and debt assumed. The cash of approximately $6.0 million paid to the Affiliated Practices for the non-monetary assets will be recorded as a dividend by the Company. Consideration in the AnestheCare Acquisition will consist of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of Common Shares equal to $500,000 valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over the three-year period beginning January 1, 1998.

                                    BUSINESS

THE COMPANY

     AMP was founded in August 1996 to provide practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. AMP will generate revenue by providing to the Affiliated Practices professional management, marketing, expertise, equipment and facilities often unavailable to podiatrists with small practices. The initial 46 Affiliated Practices consist of 66 doctors of podiatric medicine ("DPMs") operating 89 offices located in 7 states serving 57 cities. The Company intends to grow rapidly by affiliating with additional podiatric practices and by making available to the Affiliated Practices services that are ancillary and directly related to the Affiliated Practices' existing podiatric care.

     The Company has entered into definitive agreements to transfer cash and Common Stock and assume certain liabilities in exchange for stock or certain operating assets and receivables of the Affiliated Practices simultaneous with and as a condition to the closing of the Offering. The DPMs will join Regional Group Practices organized by geographic location and will enter into physician engagement agreements with the Regional Group Practices. AMP will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. The Company will own the operating assets of the Affiliated Practices, hire the non-physician employees and otherwise assume the management of each practice. The initial Affiliated Practices were selected based upon their location, size, historical profitability and growth and reputation for high quality care. Management believes that the initial Affiliated Practices are leading podiatric practices in their respective markets and that, following the Transactions, AMP will be the largest provider of comprehensive podiatric practice management services in the United States.

     A key element of the Company's strategy is to provide ancillary services and facilities to the Affiliated Practices. These ancillary services and facilities are expected to include, among other things, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products. The Company intends to make available some or all of these ancillary services on a regional basis. The Affiliated Practices in each region will primarily or exclusively use AMP's ancillary services, enabling the Company to control the cost, quality and other important aspects of these services. Pursuant to this strategy, AMP has entered into a definitive agreement to purchase certain assets of AnestheCare, an anesthesiology management services organization currently servicing 15 locations in metropolitan Atlanta, Georgia. AnestheCare provides billing and management services to anesthesiologists and other providers of health-care related services to local hospitals and others.

PENDING TRANSFERS

     The Company plans to use shares subject to its shelf registration statement to be filed with the Commission relating to the separate offering of up to shares of Common Stock (the "Shelf Registration") to acquire certain operating assets of, or the stock of entities holding certain operating assets of, additional podiatric practices and enter into management services agreements with these entities. The Company has entered into negotiations with eight podiatric practices (collectively, the "Pending Transfers"). The aggregate consideration to be paid by the Company with respect to the Pending Transfers, if consummated, will be approximately $3.0 million. Unlike the initial Affiliated Practices which will be accounted for in accordance with SAB 48, the Pending Transfers will be accounted for as asset acquisitions at fair market value and will result in subsequent noncash amortization charges for intangible assets in the Company's statements of operations. Each of the Pending Transfers is subject to, among other conditions, execution of definitive agreements, the completion of the Offering, the effectiveness of the Shelf Registration and satisfactory due diligence review of each practice by the Company.

THE PODIATRIC INDUSTRY

     Podiatry is the practice of medicine whereby DPMs provide preventative, diagnostic, surgical and other foot care to patients. Podiatric care ranges from relatively simple procedures, such as treating foot infections, to complex surgeries, such as reconstructing the bones in the foot. According to the American Podiatric Medical Association ("APMA"), 39% of all foot care is provided by DPMs compared to 13% by orthopedic physicians, 37% by other physicians and 11% by physical therapists and others. Today, there are approximately 10,700 active DPMs throughout the United States handling 55 million patient visits per year. In 1995, active DPMs averaged 92 patient visits per week and 80 bone surgeries for the year.

     After finishing school at a College of Podiatric Medicine, DPMs are required to pass rigorous state board examinations and complete at least one year of residency before they are licensed to practice. Each state has somewhat different requirements for a DPM to become licensed although there is reciprocity among many states. Most states also require continuing educational programs for regular license renewal. In addition, DPMs may become Board Certified by one of several national podiatric certification boards. Generally, in order to become Board Certified a DPM must have completed three years of practice and pass oral and written examinations. Many health maintenance organizations require the DPMs in their provider network to be Board Certified. According to the APMA, 99% of DPMs graduated from one of seven Colleges of Podiatric Medicine, 87% completed residency programs, and 53% are Board Certified. All of the owner DPMs at the Affiliated Practices have completed residency programs and are licensed, approximately 94% are Board Certified and the remaining non-Board Certifed owner DPMs are Board Eligible (that is, having passed the Board's written exam and are awaiting the Board's oral examination).

     According to the APMA, billing receipts of all DPMs in the United States increased to approximately $2.3 billion in 1995 from approximately $1.3 billion in 1987, a compound annual growth rate of 7.7%. The Company believes that the historical growth in DPM revenues is due to a number of factors including the following:

  o AGING POPULATION. The Bureau of Census forecasts that the resident population of the United States will increase between 1997 and 2010 by an average annual rate of 0.8%. However, the number of persons age 65 and over will increase by an average annual rate of 1.1% over the same period. People age 65 and over experience foot problems at approximately twice the rate of persons under the age of 65, and based on Medicare program studies, older persons utilize DPMs at a higher rate than the remainder of the population.

  o INCREASING MANAGED CARE. As recently as 1988, only an approximate 25% of all privately insured individuals were covered by managed care. By 1996, over three-quarters of active employees in the private sector were enrolled in some type of managed care arrangement. The Company believes that primary care physicians are more likely to refer footcare patients covered by managed care to DPMs, as a result of the lower reimbursement rates anticipated for footcare under managed care programs relative to footcare covered on a fee-for-service basis.

  o INCREASED MEDICARE ENROLLMENT. Managed care enrollment in Medicare has doubled in the last three years and is growing at an annual rate of approximately 30%. Enrollees are generally older than the average population, and consequently, incur a higher incidence of foot problems. In addition, the Company believes that enrollees are more likely to visit a podiatrist than non-insured individuals.

     The podiatric industry in the United States is highly fragmented, dominated by solo and small group practices. According to the APMA, 69% of the approximately 14,000 total DPMs in the United States are sole practitioners with the majority of the remaining DPMs in small or medium-sized practices, generally consisting of two to four DPMs. In addition, there is an oversupply of podiatric service providers in the United States that could exceed demand by as much as 27% in 2010. Finally, as with other areas of health care, there is a pronounced trend toward managed care in the podiatric industry.

     The Company believes that due to (i) the highly fragmented structure of the podiatric industry, (ii) the growing surplus of DPMs, and (iii) the trend toward managed care, the industry is ripe for a provider of comprehensive podiatric practice management services such as AMP. The Company intends to pool the resources of, and provide professional management to, some of the nation's leading podiatrists in order to allow them to compete more effectively in the current and anticipated podiatric industry environment. Management expects its operating and growth strategies to attract third party payors, provide a strong incentive for DPMs to affiliate with the Company, and allow practices affiliated with the Company to be more successful than their primarily small practice competitors in an environment of increased competition and over-supply.

OPERATING STRATEGY

     The Company's objective is to be the nation's leading provider of management services and comprehensive foot care delivery systems to podiatric practices. To achieve this objective, the Company will employ the following operating strategies:

     ENHANCING QUALITY OF DPM PATIENT CARE. Management believes that the services and support it will provide the Affiliated Practices will positively impact DPM patient care. The Company, through its Affiliated DPMs and its Medical Policy Board is developing uniform standards of care for the Affiliated Practices to ensure quality control and provide the opportunity to implement the most current and effective podiatric treatments and techniques. The Company believes that one of its most valuable practice management services will be its ability to identify practice-level strategies that have proven successful for individual Affiliated Practices and share these best practices with other Affiliated Practices. The quality of patient care is also expected to improve as a result of (i) treatment protocols and other important information being made available to each Affiliated Practice by the Company's sophisticated management information system, (ii) the peer review that will result from being affiliated with other podiatrists, the Company's Medical Advisory Board and the respective Boards of the Regional Group Practices, (iii) more time being made available to DPMs for patient care rather than administrative duties, and (iv) the continuity of care, including early disease detection and treatment, that will be afforded by the Affiliated Practices and the Company's ancillary services.

     ACHIEVING OPERATIONAL EFFICIENCIES. The Company intends to implement a variety of operating procedures and systems to improve the productivity and profitability of each Affiliated Practice. The Company is developing and implementing a centralized management information system, uniform inventory control procedures and national group purchasing contracts. In addition, the Company is installing a patient billing and collections system that is expected to improve collections as a result of its ease of use, billing frequency and standardized procedures. Management also believes that physical improvements in design to certain Affiliated Practices' facilities should result in an increase in the volume of patients seen and an increase in employee and DPM productivity.

     DEVELOPING REGIONAL GROUP PRACTICE STRUCTURE. AMP will use the Regional Group Practices as an important mechanism to pool the Affiliated Practices' resources and implement its other strategies. The Regional Group Practices, and in particular the Boards thereof, will (i) collect from and disseminate to its Affiliated Practice members best practices and standards of care, (ii) provide the mechanism for peer review and quality control of the Affiliated Practices,
(iii) develop regional marketing and advertising programs, (iv) identify, recruit, and integrate additional practice affiliations and ancillary services acquisitions, and (v) coordinate the sharing of specialists' resources in each region.

     PROVIDING EFFECTIVE MARKETING. The Company intends to develop and implement aggressive and innovative marketing and advertising plans to augment each Affiliated Practice's existing referral and other marketing efforts. Management believes that the podiatric industry has not taken advantage of the gains that can be achieved through strategic direct and target marketing. In particular, AMP plans to (i) target market to specific underserved market segments, (ii) market and advertise in a manner designed to attract walk-in patients for whom the DPMs would be the primary care provider for foot care,
(iii) market directly to payors in the managed care system, and (iv) develop and market to payors disease-specific treatment programs for the early detection of certain types of foot problems.

     IMPLEMENTING COMPREHENSIVE FOOT CARE DELIVERY SYSTEMS. The Company plans to make available ancillary care providers and their resources to work with DPMs in individual practices within each Regional

Group Practice. By making these specialists and resources available to each Regional Group Practice, the Company plans to create an integrated, comprehensive system of podiatric services that management believes will exceed the capabilities of most traditional podiatric practices operating on their own. The Company expects that making available ancillary services and facilities, including, among others, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products, to its Affiliated Practices will promote better patient care and provide patients with one-stop foot care services.

GROWTH STRATEGY

     Management believes the growth of the initial Affiliated Practices and the development of new Affiliated Practices are key components of the future success of the Company. Key elements of the Company's growth strategy include:

     GROWING AFFILIATED PRACTICES. The Company will assist Affiliated Practices in expansion through regionally-focused marketing and advertising and improvements in operating efficiencies. The Company believes that such an approach will increase the Affiliated Practices' market share and revenues. The Company also intends to make available capital for practice expansion through market research, site selection, office design and marketing.

     DEVELOPING ANCILLARY PROVIDER NETWORK. The Company intends to augment its growth by adding a network of providers of ancillary products and services that will complement the services provided by the Affiliated Practices. The Company believes that, by acquiring or contracting with providers of ancillary services on behalf of the Regional Group Practices, the Company will create a new approach to the delivery of podiatric services and provide a menu of services that is more comprehensive than that traditionally offered by individual podiatric practices.

     AFFILIATING WITH NEW PRACTICES. A core business strategy of the Company is to affiliate with additional podiatric practices. Management believes that an ample supply of candidates for podiatric practice affiliations exist among the approximately 10,700 active podiatrists in the United States. The Company plans to select additional practice affiliations from this pool based upon each practice's location, size, historical profitability and growth, and reputation for high quality care. Management believes that affiliation will be an attractive option for many of these podiatrists because the Company intends to
(i) provide capital to open and integrate new offices into existing Affiliated Practices, (ii) identify and recruit qualified DPMs for the Affiliated Practices, (iii) design and offer business and operational, financial and clinical systems for each Affiliated Practice, (iv) hire the necessary administrative and non-physician personnel for each new Affiliated Practice, (v) implement effective marketing and advertising strategies designed to help increase each Affiliated Practice's market share and the number of new patients, and (vi) reduce the time Affiliated Practices spend on administrative duties, allowing them to focus on delivering quality patient care.

PRACTICE AFFILIATIONS

     The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to obtain certain operating assets and receivables of or the stock of certain entities holding the assets of the initial Affiliated Practices, which include 66 DPMs operating 89 offices located in 7 states serving 57 cities. Management believes that the Affiliated Practices are leading practices in their markets. The Affiliated Practices were selected based upon a variety of factors, including location, size, historical profitability and growth and reputation for high quality care among local consumers of podiatric services and within the podiatric services industry. Management intends to capitalize on the reputations and relationships of the Affiliated Practices and their DPMs to assist the Company in affiliating with additional podiatric practices.

     The aggregate consideration that will be paid by the Company to acquire the operating assets, receivables or stock of the initial Affiliated Practices consists of approximately (i) $11.5 million in cash (of which $4.8 million represents payment for accounts receivable) and (ii) $22.4 million payable in shares of Common Stock at the initial public offering price. The purchase prices for the initial Affiliated Practices were determined by the practice's gross revenue, growth potential, quality of patients, service delivery and depth of presence in its local market. The Company will also assume certain indebtedness of the initial Affiliated Practices totaling approximately $656,000. For a more detailed discussion of amounts to be paid to and indebtedness assumed of each of the initial Affiliated Practices, see "Certain Transactions."

     Upon consummation of the Transfers, the Company will provide management services to the following Regional Group Practices:

              REGIONAL                                                      NUMBER OF     NUMBER OF     NUMBER OF
           GROUP PRACTICE                   MARKET            STATE         PRACTICES     PODIATRISTS    OFFICES
-------------------------------------   --------------   ----------------   ----------    ----------    ----------
Atlanta..............................   Atlanta          Georgia                  2             5             7
Houston..............................   Houston          Texas                   16            22            33
Maryland.............................   Hagerstown       Maryland                 4             8             3
                                                         Pennsylvania*           --            --             3
                                                         West Virginia*          --            --             1
Miami................................   Miami            Florida                  8            10            11
Middle Georgia.......................   Macon            Georgia                  1             2             5
North Texas..........................   Amarillo         Texas                    1             1             1
                                        Dallas           Texas                    5             7             8
                                        Fort Worth       Texas                    4             4             3
South Texas..........................   San Antonio      Texas                    3             4             8
                                        Brownsville      Texas                    1             1             1
St. Louis............................   St. Louis        Missouri                 1             2             5
                                                                                 --            --            --
     Total...........................                                            46            66            89
                                                                                 ==            ==            ==

------------
* One of the Affiliated Practices in Maryland has 3 offices in Pennsylvania and another has an office in West Virginia.

     The Company has also entered into a definitive agreement to acquire certain assets of AnestheCare for approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. AnestheCare provides billing and management services to providers of health care-related services to local hospitals and others.

SERVICES AND OPERATIONS

  MANAGEMENT SERVICES

     Simultaneous with the Offering, each Affiliated Practice will join a Regional Group Practice which will, in turn, enter into a long-term Management Agreement with the Company. Under the Management Agreement, the Company will employ the Affiliated Practice's non-physician personnel, assume and enter into leases for their facilities and provide services such as practice management, information systems, marketing and negotiation of payor contracts.

     The Company believes that its integrated care delivery network will give the Regional Group Practices the ability to, among other things, reduce overhead, engage in regional contracting with managed care payors and expand service offerings. Pursuant to the Management Agreements, the Company will assist the Regional Group Practices in strategic planning, preparation of operating budgets and capital project analysis. The Company intends to coordinate group purchasing of supplies, inventory and insurance for the practices. In addition, the Company will assist the Regional Group Practices in physician recruitment by introducing physician candidates to the Regional Group Practices and advising the Regional Group Practices in structuring employment arrangements.

     The Company also will provide or arrange for a variety of additional services relating to the day-to-day non-medical operations of the practices, including (i) management and monitoring each practice's patient billings, invoicing and accounts receivable collection by payor type, (ii) accounting, payroll, legal services and records, and (iii) cash management and centralized disbursements. These services are designed to reduce the amount of time physicians must spend on administrative duties, thereby enabling the physicians to dedicate more of their efforts to the delivery of health care. The Company's anticipated capital resources and assistance in budgeting and capital project analysis are designed to assist the Regional Group Practices in establishing facilities to provide ancillary footcare services.

     As a result of the Transfers, the Company will employ the Affiliated Practices' non-physician personnel. These non-physician personnel, along with additional personnel at the Company's headquarters, will manage the day-to-day non-medical operations of each of the Regional Group Practices by, among other things, providing secretarial, bookkeeping, scheduling and other routine services. Under the Management Agreements, the Company will provide facilities and equipment to the Regional Group Practices, and, to this end, the Company intends to enter into new lease agreements or assume existing lease agreements for the facilities and assets utilized by each of the Regional Group Practices.

  REGIONAL GROUP PRACTICES

     At the closing of the Transactions, the DPM owners of Affiliated Practices in a geographic area will become members of a Regional Group Practice. Each Regional Group Practice will be a professional limited liability company composed only of physician members who also enter into Physician Engagement Agreements with the Regional Group Practice. Each Regional Group Practice will be under one provider number for Medicare/Medicaid purposes. The Regional Group Practices serve two principal purposes. First, they are designed to allow the Company and the Affiliated Practices to work together in compliance with the "group practice" exemption under the Stark amendments to the Social Security Act. Second, the Regional Group Practice structure is an important mechanism that allows the Company to achieve its business plan, as the Regional Group Practices act as focal points for best practices, peer review, regional marketing, practice expansions and additions, and resource exchanges.

     Within the Regional Group Practices, individual DPMs will retain the integrity of their practice revenues and expenses within that Regional Group Practice. In addition, Regional Group Practices will separately determine certain budget and personnel matters and each will have its own board of managers elected by a majority of its members. Members will be subject to certain standards for admission and may also be expelled in certain circumstances. The member interests in the Regional Group Practice will be subject to restrictions on transferability. The DPMs are subject to certain restrictions on their ability to compete with the Regional Group Practices and must pay certain liquidated damages upon their breach and/or termination of their Physician Engagement Agreement. See "-- Operative Agreements -- Physician Engagement Agreements."

     The Company will enter into a 40-year Management Agreement with each Regional Group Practice and, together, will establish a Joint Planning Committee to develop long-term strategic objectives and management policies for the operation of the Regional Group Practice and to facilitate communication and interaction.

  MANAGEMENT INFORMATION SYSTEMS

     A key element in AMP's business strategy is implementing and using sophisticated management information systems. The Company has developed a comprehensive information systems plan that integrates a financial information system (Lawson Software) and a physician practice management system (Medic Vision). Both systems will be operating at the Company's corporate office in Houston at the time of the Offering. The Company's hardware platform will consist of two IBM RS 6000 minicomputers, running the financial and practice management software. If one system fails, the other is expected to be used for both software applications. Complete hardware and software deployment of the systems to the Company's Affiliated Practices is expected to be completed within approximately 90 days after the Offering.

     Billing and collections for the Regional Group Practices' services, including financial accounting, accounts payable, other cash disbursements and cash management will be performed centrally at the Company's headquarters in Houston. The Affiliated Practices will be networked to a central site for billing, collections, and scheduling, assuring continuous communication, through dedicated communication lines, among the Affiliated Practices and the Company.

     The Affiliated Practices will have real time data access in order to analyze on-going operations. Monthly financial data will also be available through the network for each Affiliated Practice. In addition, the Company intends to develop a data repository that will consolidate operational, clinical, financial and outcomes data that will be used to develop pricing strategies and to better report to and negotiate with managed care payors.

  MANAGED CARE

     The Company believes that podiatry, like many other medical specialties, has been slow to achieve the integration and consolidation needed for survival in the era of managed care. The rise of managed care and its emphasis on cost containment and risk sharing has placed podiatry's practitioners and small to medium-size physician groups at a significant disadvantage. These practices typically lack the capital to expand, develop or acquire information systems and purchase new technologies, which often improve quality of care, reduce costs and increase profitability. These individual practices also tend to lack the cost accounting and quality management systems necessary to allow physicians to enter into sophisticated risk-sharing contracts with private and third-party payors. Additionally, small to medium-size practices often do not have formal ties with other providers, nor do they have the ability to offer a variety of medical services, thus reducing their competitive position relative to larger provider organizations. These smaller practices often have higher operating costs because overhead must be spread over a relatively small revenue base and have minimal purchasing power compared with suppliers.

     A significant and increasing portion of the net revenues of podiatric practices are expected to be derived from managed care payors. Although rates paid by managed care payors are generally lower than commercial rates, managed care payors provide access to large patient volumes. AMP intends to assist the Affiliated Practices to compete effectively in the managed care framework and to take advantage of the managed care payors' large patient volumes. To this end, the Company plans to (i) perform analyses of the Regional Group Practices' markets to develop managed care contracting strategies, (ii) meet with principal payors in each market to enhance relationships between the Regional Group Practices and the payors, (iii) negotiate attractive arrangements with managed care payors leveraging the Affiliated Practices' combined size, and (iv) market to managed care payors by emphasizing the Company's disease-specific treatment programs, treatment protocols, ancillary services and information-sharing capabilities.

  GOVERNANCE

     The Company's current governance structure promotes physician participation in the management of the Company. Four physicians or medical experts will serve on the Company's Board of Directors. In addition, each Regional Group Practice will have a Joint Planning Committee whose membership will include an equal number of representatives from the Regional Group Practice and the Company. The Joint Planning Committee will have responsibilities that include developing long-term strategic objectives, developing practice expansion and payor contracting guidelines, promoting practice efficiencies, recommending significant capital expenditures and facilitating communication and information exchange between the Company and each of the Regional Group Practices.

     Concurrent with the Offering, the Company will create a Medical Policy Board that will identify and communicate the best medical practices and protocols through all the Regional Group Practices. This Medical Policy Board, which will consist primarily of physicians from Regional Group Practices, will receive managerial and information systems and administrative support from the Company and develop patient outcome statistics. The Medical Policy Board will initially consist of Dr. Stanley R. Kalish D.P.M., F.A.C.F.S., Chairman, Dr. Lawrence B. Harkless D.P.M., Vice Chairman, Dr. Bernard J. Hersh, D.P.M., Vice Chairman, and Dr. Robert G. Frykberg, D.P.M., M.P.H., Vice Chairman. See "Management -- Medical Policy Board."

     The Company will not exercise any responsibility on behalf of affiliated physicians that could be construed as affecting the practice of medicine. Accordingly, the Company believes that its operations do not violate applicable state laws relating to the corporate practice of medicine. Such laws and legal doctrines have been subjected to only limited judicial and regulatory interpretation and there can be no assurance that, if challenged, the Company would be considered in compliance with all such laws and doctrines. A determination in any state that the Company is engaged in the corporate practice of medicine could render any Management Agreement between the Company and a Regional Group Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

OPERATIVE AGREEMENTS

  PURCHASE AGREEMENTS

     The Purchase Agreements provide that the Company will acquire, and each DPM will transfer to AMP, certain operating assets and receivables or stock of each of the Affiliated Practices and AnestheCare, as the case may be. If the conditions to closing in the Purchase Agreements are satisfied, the Company's affiliations with the Affiliated Practices and the acquisition of AnestheCare are expected to be consummated simultaneously with the closing of the Offering.

    SAB 48 TRANSACTIONS

     The Purchase Agreements with respect to the initial Affiliated Practices accounted for under SAB 48 have the terms set forth below.

     CONSIDERATION. The consideration to be paid by the Company for each of these initial Affiliated Practices is being determined by arms-length negotiations between the Company and a representative of each Affiliated Practice. The aggregate consideration to be paid by the Company for these initial Affiliated Practices is approximately $33.1 million, including the assumption of $656,000 in indebtedness. The consideration is based upon the Affiliated Practice's gross revenue, growth potential, quality of patients and service delivery and depth of presence in its local market.

     The consideration to be paid for the initial Affiliated Practices will be paid by a combination of cash, Common Stock of the Company and the assumption of certain debt.

     COVENANTS. Each DPM agrees under their relevant Purchase Agreement that, for a period of five years, he or she will not compete with the business of the Affiliated Practice within 20 miles of any location of the Affiliated Practice's Regional Group Practice at which the DPM has practiced podiatric medicine in the prior year. Each DPM also will agree that during this time period, he or she will not induce or attempt to induce any employee of the Regional Group Practice or any of its affiliates to terminate his or her employment with the Regional Practice Group. Additionally, the parties to the Purchase Agreement agree not to disclose each other's confidential information.

     INDEMNIFICATION. Under the Purchase Agreements, each DPM (to the extent of their proportionate interest in the Affiliated Practice) and each Affiliated Practice will be obligated to indemnify the Company and its subsidiaries for (i) a breach of any representation, warranty or covenant of the Affiliated Practice or any owner, (ii) any violation (or alleged violation) by the DPMs, the Affiliated Practice or past or present affiliates of state or federal laws governing healthcare fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the Closing or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any third party payor (including the Medicare and Medicaid programs) on or before the Closing, or (iii) any liability under any federal or state securities law or regulation arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to any DPM, the Affiliated Practice (including its subsidiaries) or their Regional Group Practice and provided to the Company or its counsel by the Affiliated Practice or its DPMs.

     The Company will be obligated under the Purchase Agreements to indemnify DPMs and the Affiliated Practices for (i) a breach by the Company of any of its representations, warranties or covenants in the Purchase Agreement and (ii) any liability under any federal or state securities law or regulation arising out of or based upon an untrue statement or alleged untrue statement of a material fact relative to the Company contained in this Prospectus, any preliminary prospectus, the Registration Statement or any amendment or supplement arising out of or based upon any omission or alleged omission to state a material fact necessary to make the statements not misleading.

     ACCOUNTING TREATMENT. As a result of the transactions contemplated by the Purchase Agreements, the historical balance sheet information of the Affiliated Practices will be combined on an historical cost basis in accordance with generally accepted accounting principles as if the Affiliated Practices had always been members of the same group. Cash payments attributed to non-monetary assets made to DPMs of Affiliated Practices under the Purchase Agreements will be accounted for as a cash dividend. The monetary assets will be acquired at their fair market value which is expected to be approximately $4.8 million.

     CONDITIONS TO CONSUMMATION. The Company's obligation to consummate the Closing under the Purchase Agreements is subject to a variety of conditions, including, but not limited to, the following: (i) the formation of the Regional Group Practice; (ii) the execution by the Regional Group Practice of a management services agreement; (iii) the delivery of documents of conveyance;
(iv) the acquisition by the Company of all licenses, consents and permits, and the provision of all notices, necessary for the Company and the Affiliated Practices to continue their operations; (v) the absence of any injunction or other proceeding to prohibit the Closing; and (vi) the satisfactory completion by the Company of its due diligence investigation of the Affiliated Practices through the Closing.

     CONDUCT OF BUSINESS PENDING CLOSING. Pursuant to each Purchase Agreement, each Affiliated Practice and its DPMs will agree that, until the Closing, the Affiliated Practice will operate its business only in the usual, regular and ordinary course, consistent with past practices, and will restrict certain activities except with the prior written consent of the Company.

     TERMINATION. Each Purchase Agreement and the transactions contemplated thereby may be terminated prior to the Closing by the DPM or the Company if the acquisition has not been consummated due to the failure of the Offering made hereby.

     RESALES. The Company's Common Stock to be delivered to DPMs under the Purchase Agreements will not be registered under the Securities Act or any state securities act and will be offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and such laws. Thus, Common Stock issued pursuant to the Purchase Agreements will not be readily transferable immediately. See "Shares Eligible for Future Sale."

     Pursuant to each Purchase Agreement, each DPM receiving Common Stock has agreed not to sell or otherwise dispose of any Common Stock during a 180-day period after the Closing without the prior written consent of the underwriters of the Offering made hereby.

  NON-SAB 48 TRANSACTIONS

     The Purchase Agreement with respect to the AnestheCare Acquisition and the Kramer Transfer are substantially similar to the Purchase Agreements with respect to the Affiliated Practices, except for the differences noted below.

  ANESTHECARE AGREEMENT

     The aggregate consideration to be paid for AnestheCare's assets is $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. Pursuant to employment agreements with each of Roger Bigham and David LaGuardia (each of whom owns 50% of AnestheCare), in the event of the termination of the employment of Mr. Bigham or Mr. LaGuardia by the Company without "Cause" or by such person for "Good
Reason" his options will immediately vest and he will be entitled to receive an amount equal to the greater of (i) his base salary and an annual target bonus payable over the remainder of his contract term, or (ii) two times his annual salary plus an annual target bonus. In addition, such person would be entitled to receive a lump sum payment equal to the total amount of any excise taxes to which such person may become subject under Section 4999 of the Internal Revenue Code.

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
  KRAMER AGREEMENT

     The aggregate consideration to be paid for Dr. Kramer's stock in the Kramer Transfer is $1,404,000, all of which will be paid in cash. In addition, unlike other Affiliated Practice Transfers, AMP will have no on-going relationship with Dr. Kramer, including no post-closing Management Agreement or Physician Engagement Agreement.

  MANAGEMENT AGREEMENTS

     The following summary of the Management Agreements is a general summary of the form of Management Agreement. The Company expects to enter into similar agreements with the other Affiliated Practices. The terms of the individual Management Agreements into which the Company may enter in the future may vary from the description below as a result of negotiations with individual practices and the requirements of local regulations.

     Pursuant to the Management Agreements, the Company, among other things, will (i) act as the exclusive manager and administrator of non-physician services relating to the operation of the Regional Group Practices, subject to matters for which the Regional Group Practices maintain responsibility or which are referred to the board of managers of the Regional Group Practices, (ii) bill patients, insurance companies and other third party payors and collect, on behalf of the Regional Group Practices, the fees for professional medical and other services rendered, including goods and supplies sold by the Regional Group Practices, (iii) provide or arrange for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (iv) maintain custody of substantially all files and records relating to the operation of the Regional Group Practices and supervise preparation of patient medical records (medical records of the Regional Group Practices are confidential and remain the property of the Regional Group Practices), (v) provide and maintain facilities for the Regional Group Practices, and provide the Regional Group Practices with the use of equipment, furniture, fixtures, furnishings and other personal property, (vi) prepare, in consultation with the Joint Planning Committee and the Regional Group Practices, all annual and capital operating budgets, (vii) order and purchase inventory and supplies as reasonably requested by the Regional Group Practices, (viii) implement, in consultation with the Joint Planning Committee and the Regional Group Practices, national and local marketing or advertising programs, (ix) employ or otherwise retain all necessary management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collections, and other personnel, (x) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors, (xi) assist each Regional Group Practice in fulfilling its obligations to its patients to maintain a high quality of medical and professional services, and (xii) provide such consulting and other advisory services as requested by each Regional Group Practice in all areas of the respective Regional Group Practice's business functions, including, without limitation, financial planning, acquisition and expansion strategies, development of long-term business objectives and other related matters. The Company expects that most employees of the Affiliated Practices will be retained after the consummation of this Offering.

     Under the Management Agreements, the Regional Group Practices will retain the responsibility for, among other things, (i) hiring, compensating, supervising, training, evaluating and terminating its physician employees and certain other medical professionals, (ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties, (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine and (iv) matters involving its corporate governance, employees and similar internal matters, including but not limited to preparation and the contents of reports to regulatory authorities and distribution of professional fee income. In addition, the Regional Group Practices will maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.

     The Management Agreement provides for the establishment of a Joint Planning Committee which will consist of three members designated by the Company and three members designated by the respective

Regional Group Practice. The Joint Planning Committee will be responsible for developing long-term strategic planning objectives and management policies for the overall operation of each Regional Group Practice and will have the authority to (i) develop and assist each Regional Group Practice in implementing both long-term strategic objectives and short-term operating plans, (ii) prepare proposals and make recommendations to the Board of Directors of AMP regarding significant capital expenditures, contractual arrangements, capital improvement and expansion projects on behalf of each Regional Group Practice, (iii) with assistance of the Company, prepare the annual capital and operating budgets of each Regional Group Practice, (iv) consider and make recommendations regarding grievances pertaining to matters not specifically addressed in the Management Ageeement if such matters are referred to it by each Regional Group Practice or the Company, (v) make recommendations to each Regional Group Practice regarding the performance, number and type of physicians required for the efficient operation of each Regional Group Practice, and (vi) make decisions and recommendations regarding the business plan of each Regional Group Practice.

     Management fees will be paid monthly to the Company by each Regional Group Practice based upon the Regional Group Practice's adjusted patient revenues (the Regional Group Practice's billings less contractual adjustments, including adjustments for special third-party payor and private pay arrangements, and adjustments for bad debts). The Company will be responsible for collecting the billings of the Regional Group Practices. The Company will retain a service fee ranging from 9% to 25% (with an initial average of approximately 18%) of the Regional Group Practice adjusted patient revenues and an amount equal to the expenses of the Regional Group Practice incurred by AMP pursuant to the Management Agreements. The service fee may be adjusted (without a floor or ceiling on the adjustment) by the Joint Planning Committee of the Regional Group Practice (composed of Company and Affiliated Practice representatives) upon the request of either party to the Management Agreement in order to reflect the fair value of the management services provided, based upon the nature and volume of services required, the risks assumed by the Company and the total revenues of the Regional Group Practice. The amount of the management service fees paid by the Regional Group Practices to AMP will be directly affected by the amount of patient revenue generated by each Regional Group Practice.

     The Company will also generally be entitled to a fee of approximately 70% of the adjusted ancillary revenues, net of related ancillary expenses, of each Regional Group Practice. Ancillary revenues will be generated from services provided by the Regional Practice Group to its patients that are ancillary to DPM podiatric care (such as orthopedics, ambulatory care, physical therapy and the like). In connection with the AnestheCare Acquisition, the Company will retain the existing financial and fee arrangements of AnestheCare with its clients (other than the Regional Group Practices). After the AnestheCare Acquisition, services provided by AnestheCare to the Regional Group Practices will be delivered on a discounted basis, and AMP will receive a fee of approximately 70% of AnestheCare's adjusted ancillary revenues net of related ancillary expenses.

     The Management Agreements will have initial terms of 40 years, with automatic extensions (unless specified notice is given) of additional ten-year terms. The Management Agreements may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice, and, in the case of the Regional Group Practice, has also been approved by 80% of the equity holders of the Regional Group Practice. In addition, the Company may terminate the agreement if the Regional Group Practice or any physician (i) engages in conduct or is formally accused of conduct that would subject his or her license to practice medicine to be revoked or (ii) is otherwise disciplined by any licensing, regulatory or professional entity or institution, if the result of any event described in clause (i) or (ii) reasonably would be expected to materially adversely affect the Regional Group Practice.

     During the term of the Management Agreement and for a period of one year thereafter, the Regional Group Practices agree not to compete with the Company in providing services similar to those provided by the Company or by any Regional Group Practice anywhere generally within 20 miles of any location at which any physician of the Regional Group Practice has practiced medicine in the last year. Each Regional

Group Practice also agrees that any and all confidential and proprietary information acquired by the Regional Group Practice during the term of the Management Agreement is the property of the Company and agrees to hold in strictest confidence such confidential and proprietary information. In addition, the Physician Engagement Agreement makes the Company a third party beneficiary of the Physician Engagement Agreement including covenants not to compete with and not to divulge confidential and properietary information of the Company and the Regional Group Practice and liquidated damages provisions therein. The Physician Engagement Agreements generally require the Regional Group Practices to pursue enforcement of these provisions or to assign to the Company the right to pursue enforcement. Furthermore, the Company may require the Group Practice to pay liquidated damages owed by a departing physician before those damages are collected by the Regional Group Practice.

     The Regional Group Practices will be responsible for obtaining professional liability and worker's compensation insurance for the physicians and other medical employees of the Regional Group Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and worker's compensation insurance for employees of the Company and arranging for general liability and property insurance for the Regional Group Practices.

     The Management Agreements contain indemnification provisions pursuant to which the Company will indemnify the Regional Group Practices for damages resulting from negligent acts or omissions by the Company and/or its stockholders, employees and/or subcontractors (other than the Regional Group Practice and its employees). In addition, the Regional Group Practices will indemnify the Company for any damages resulting from any negligent act or omissions by the Regional Group Practice and/or shareholders, employees and/or subcontractors (other than the Company or its employees) of the Regional Group Practices, resulting from claims arising from the performance of medical services or other intentional or negligent acts or omissions to act. The Company also agrees to indemnify the Regional Group Practices in connection with its failure to perform its obligations under the Management Agreement.

  PHYSICIAN ENGAGEMENT AGREEMENTS

     In addition to becoming a member of a Regional Group Practice, each DPM will enter into a Physician Engagement Agreement with that Regional Group Practice. Pursuant to the Physician Engagement Agreements, the Regional Group Practices will engage the DPMs to provide certain medical services to patients at the Group Practices offices. During the term of engagement, the DPM will practice medicine only as a participant in the Regional Group Practice, will practice medicine on a full-time basis at the Regional Group Practice offices and will perform such other duties as are reasonably assigned to and accepted by the DPM including, among other things (i) providing "on duty" and "on call" services on an equal rotating basis with other physician members of the Regional Group Practice, (ii) keeping and maintaining on a timely basis appropriate records relating to all professional services rendered and attending to all billing reports, claims and correspondence required in connection with services rendered, and (iii) complying with reasonable and necessary policies and procedures adopted by the Regional Group Practice. In addition, the DPM will continue to be licensed to practice medicine, will be or will become Board certified, will participate in continuing medical education programs and seminars, and will obtain and maintain an American Podiatric Medical Association C.M.E. certificate, or its equivalent. The DPM will also take any action reasonably required to obtain key man life insurance covering the DPM and naming the Regional Group Practice and/or its management services provider as exclusive beneficiaries.

     Each Physician Engagement Agreement has an initial term of five years (unless terminated as set forth below) and is automatically renewed for successive two year-period unless terminated in accordance the agreement terms (the "Term"). Termination occurs upon (i) the death of the DPM, (ii) the disability of the DPM, or (iii) at the Regional Group Practice's option for "cause," which term includes (a) the failure of the DPM to perform the duties required in a reasonably satisfactory manner, (b) material dishonesty, fraud or gross negligence by the DPM, (c) the conviction of the DPM of a felony or other crime involving moral turpitude, (d) violation of the non-competition or non-disclosure provisions of the Physician Engagement Agreement, (e) unlawful use or other misuse of drugs or alcohol by the DPM, (f) failure by the DPM to maintain DPM's license to practice, (g) failure to obtain and/or maintain Board certification in podiatric medicine by an acceptable certifying organization within two years, or (h) the termination, cancellation or revocation of the medical malpractice insurance due to an act or omission by the DPM.

     For a period beginning at the beginning of the Term and ending one year after the end of the Term, the DPM may not, without consent of the Regional Group Practice own an entity engaged in a business the same as or substantially similar to the business of a Regional Group Practice or in a business that competes in any manner with the business of the Regional Group Practice and that is generally located or intended to be located within a radius of 20 miles of the offices of the Regional Group Practice at which the DPM has practiced podiatry in the last year. In addition, the DPM may not, during the same period, disclose or use any confidential material relating to any aspect of the business of the Regional Group Practice or any information regarding business methods, policies, procedures, techniques or trade secrets of the Regional Group Practice, its affiliates or entities in which the Regional Group Practices have an interest. The DPM may not act for any person or entity which employs or contracts with any person or entity employed by or an agent or consultant to the Regional Group Practice. Finally, in the event that the DPM terminates the Physician Engagement Agreement, the DPM must pay liquidated damages in an amount approximately equal to the twelve months of the Affiliated Practice expenses attributable to the DPM and agreed to by the Company at the time the Purchase Agreement was executed.

     In addition, the Company has agreed to make available to each DPM owner, a loan in an amount equal to (i) an advance on the first monthly draw of such DPM,
(ii) the difference between 90% of the prior year's level of distributions and the current period's level of distributions from the practice for the first three months and (iii) the difference between 80% of the prior year's level of distribution and the current period's level of distribution for the second three months following the Offering. The loan, if drawn, is repayable over two years and bears a market rate of interest.

COMPETITION

     The Company competes with many other entities to affiliate with podiatric practices. Several companies that have established operating histories and greater resources than the Company are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. Physician practice management companies and some hospitals, clinics and HMOs engage in activities similar to the activities of the Company. There can be no assurance that the Company will be able to compete effectively with these competitors, that additional competitors will not enter the market or that this competition will not make it more difficult to affiliate with, and to enter into agreements to provide management services to, practices on terms beneficial to the Company.

     Regional Group Practices will compete with other local podiatric care service providers, as well as some managed care organizations. The Company believes that changes in government and private reimbursement policies and other factors have resulted in increased competition for consumers of medical services. The Company believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Regional Group Practices will be able to compete effectively in the markets that they serve. The inability of the Regional Group Practices to compete effectively would materially adversely affect the Company.

     Further, the Regional Group Practices compete with other providers for managed care podiatric care contracts. The Company believes that trends toward managed care have resulted in increased competition for these contracts. Other practices and management service organizations may have more experience than the Regional Group Practices and the Company in obtaining these contracts. There can be no assurance that the Company or the Regional Group Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve. The inability of the Regional Group Practices to compete effectively for these contracts could materially adversely affect the Company.

GOVERNMENT REGULATION

     The delivery of health care services has become one of the most highly regulated professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

     The Company believes its operations will be in material compliance with applicable laws; however, the Company has not received or applied for a ruling from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation.

  FEDERAL LAW

     The federal health care laws apply in any case in which a Regional Group Practice is providing an item or service that is reimbursable under Medicare or Medicaid or other federal health care programs or in which the Company is claiming reimbursement from Medicare, Medicaid other federal health care programs or, in some instances, other third party payors on behalf of physicians with whom the Company has a Management Agreement. The principal federal laws include those that prohibit the filing of false or improper claims, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare or Medicaid or other federal healthcare programs and those that prohibit the provision of certain services by (a) a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships or (b) a provider who is excluded from Medicare, Medicaid or other federal health care programs.

     FALSE AND OTHER IMPROPER CLAIMS. The federal government is authorized to impose criminal, civil and administrative penalties and/or exclusions on any health care provider and its officers, directors, and in certain limited circumstances, its owners that files a false claim or a pattern of claims based on a code that the provider has reason to know will result in greater payments than appropriate, claims for items or services not medically necessary, or for the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs or the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. Civil monetary penalties can also be imposed if a person
"arranges or contracts" with a person excluded from a federally funded health care program, if they knew or should have known such person was excluded for reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud, wire fraud, health care fraud, theft, or embezzlement in connection with health care or false statements relating to healthcare matters. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. The government, in cases of suspected fraud, can freeze the assets of a health care provider and in the case of a federal health care offense can order the forfeiture of assets that constitute or are derived from proceeds traceable to the offense.

     The Company believes that its billing activities on behalf of the Regional Group Practices will be in material compliance with these laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by government authorities. A determination that the Company had violated these laws could have a material adverse effect on the Company.

     ANTI-KICKBACK LAW.  A federal law commonly known as the "Anti-Kickback
Law" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a health care provider may be questioned under the Anti-Kickback Law if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal health care program.

     In part to address concerns regarding the implementation of the Anti-Kickback Law, the federal government in 1991 published regulations that provide exceptions or "safe harbors" for certain transactions that will not be deemed to violate the Anti-Kickback Law. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Subsequently, regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. If any of the proposed regulations are ultimately adopted, they would result in substantive changes to existing regulations. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects of the Company's relationships with physicians to which the Anti-Kickback Law may be relevant. In some instances, for example, the government may construe some of the marketing and managed care contracting activities of the Company as arranging for the referral of patients to the physicians with whom the Company has a Management Agreement.

     Although neither the investments in the Company by physicians nor the Management Agreements between the Company and the Regional Group Practices qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-Kickback Law was intended to prohibit. A determination that the Company had violated the Anti-Kickback Law would have a material adverse effect on the Company.

     The Civil Monetary Penalties law also prohibits offering remuneration prohibited under the anti-kickback laws and offering remuneration to an individual eligible for Medicare or Medicaid benefits to induce that person to order or receive any reimbursable item or service from a particular person. Violations of the Civil Monetary Penalties law can result in the imposition of significant civil penalties.

     STARK SELF-REFERRAL LAW. The Stark Self-Referral Law (the "Stark Law") prohibits a physician from referring a patient to a health care provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a direct or indirect financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines, and (iii) exclusion from the Medicare and Medicaid programs.

     The Company will provide or arrange for the provision of designated health service under the Stark Law. Because the Company will provide management services related to those designated health services provided by physicians affiliated with the Regional Group Practices, the Company will likely be deemed the provider of those services for purposes of the Stark Law and, accordingly, the recipient of referrals from physicians affiliated with the Regional Group Practices. In that event, such referrals will be permissible only if (i) the financial arrangements under the Management Agreements with the Regional Group Practices meet certain exceptions in the Stark Law and (ii) the ownership of stock in the Company by the referring physicians meets certain investment exceptions under the Stark Law. The Company believes that the financial arrangements under the Management Agreements qualify for applicable exceptions under the Stark Law. However, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination. In addition, the Company will not meet the Stark Law exception related to investment interest until the Company's stockholders' equity exceeds $75 million.

     On January 9, 1998, HCFA published proposed Stark rules to incorporate the provisions of the Stark Law into the Regulations with respect to designated health services other than Clinical Laboratory Services. These regulations provide, in the case of designated health services provided by a group practice, that the overhead expenses of and the income from the practice must be distributed according to methods that indicate that the practice is a unified business and not based on each satellite office operating as if it were a separate enterprise. While management believes that the overhead expenses of and the income from each Regional Group Practice are distributed according to methods that indicate that the practice is a unified business, there can be no assurance that the Regional Group Practices' distribution methodology will not be challenged or scrutinized by governmental authorities. A determination that the Regional Group Practices sharing of overhead expenses and income did not comply with Stark would preclude referrals to certain designated health services operated by the Company and could have a material adverse effect on the Company.

  STATE LAW

     STATE ANTI-KICKBACK LAWS. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, the Company believes that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation. Therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with these laws could have an adverse effect upon the Company and subject it and physicians affiliated with the Regional Group Practices to penalties and sanctions.

     STATE SELF-REFERRAL LAWS. A number of states have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals but require only that a patient be informed of the financial relationship before the referral is made. The Company believes that its operations are in material compliance with the self-referral law of the states in which the Regional Group Practices are located.

     FEE-SPLITTING LAWS. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician's behalf.

     The Company will be reimbursed by physicians on whose behalf the Company provides management services. The compensation provisions of the Management Agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that if challenged, the Company and its Regional Group Practices will be found to be in compliance with each state's fee-splitting laws. A determination in any state that the Company is engaged in any unlawful fee-splitting arrangement could render any service Management Agreement between the Company and a Regional Group Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

     A recent decision by the Florida State Medical Board held that payments by a physician to a non-physician practice management company which were based on a percentage of the physician's income constituted fee splitting. While the Company's Management Agreements are not based upon a percentage of any physician's net income, there can be no assurance that the compensation methodology will not be challenged or scrutinized by governmental authorities. A determination that the Company's compensation methodology did not comply with applicable fee splitting could have a material adverse effect on the Company. It must, however, be noted that the Florida decision is under appeal and no prediction can be made as to the outcome of the appeal.

     CORPORATE PRACTICE OF MEDICINE. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the "practice of medicine" broadly to include activities of corporations such as the Company that can have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.

     INSURANCE LAWS. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that its proposed operations are in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

EMPLOYEES AND AFFILIATED PERSONS

     Upon the consummation of the Offering, the Company expects to employ about 175 staff personnel of the initial Affiliated Practices and 25 people at the corporate headquarters in Houston, Texas. AMP intends to provide benefits, to include health, life, disability and 401(k) components, to the employees of the Regional Group Practices and to make available, at the Regional Group Practices' own expense, to the approximately 66 DPMs similar benefits. The Company intends to outsource the personnel administration function as well as the benefits component to a Professional Employer Organization and is currently in the process of evaluating and selecting a provider. The Company feels this will enable it to more efficiently manage human resource risks, implement the management of a geographically diversified workforce more quickly, offer a more comprehensive benefits packages, and realize overall cost efficiencies. As the Company grows, it will continually reevaluate this decision, and may eventually decide to hire additional employees to perform these functions. The Company believes that its relationship with its employees is good. None of the Company's employees have entered into a collective bargaining agreement.

LEGAL PROCEEDINGS AND INSURANCE

     The Company is not party to any litigation. However, if the Regional Group Practices become subject to litigation involving medical malpractice or any other claims, the Company may become involved. The Company has acquired medical malpractice insurance that will be effective upon consummation of the Offering. See "Risk Factors -- Liability and Insurance Risks Associated with Podiatry Practices." In addition, in connection with the purchase of the stock of certain Affiliated Practices, the Company will assume certain liabilities of such practices.

PROPERTIES

     The Company leases approximately 7,544 square feet of office space at its headquarters in Houston, Texas. In addition, in connection with the Transactions, the Company will enter into leases for the facilities utilized by the initial Affiliated Practices and AnestheCare, and will purchase certain real estate from Dr. Kramer in Decatur, Georgia, as part of the Kramer Transfer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The authorized number of directors on the Company's Board will be seven. Immediately prior to the closing of the Offering, the Board will be divided into three classes, as nearly equal in number as possible, with the initial term of office of Class I directors to expire at the first annual meeting of stockholders, the initial term of office of Class II directors to expire at the second annual meeting of stockholders and the initial term of office of Class III directors to expire at the third annual meeting of stockholders, each class of directors to hold office until their successors have been duly elected and qualified. The Class III Directors will be Mr. McCrary, Mr. Bertsch and Dr. Kalish. The Class II Directors will be Dr. Hartley and Mr. Bace. The Class I Directors will be Dr. Huge and another DPM to be elected by the holders of Class B Common Stock.

     The table below sets forth information with respect to those individuals who are currently expected to serve as directors and executive officers of the Company immediately following the Closing.

                  NAME                     AGE                              POSITION
----------------------------------------   ---   ---------------------------------------------------------------
Jack N. McCrary.........................   60    Chairman of the Board of Directors, President and Chief
                                                   Executive Officer
Wayne A. Bertsch........................   55    Senior Vice President, Chief Financial Officer,
                                                   Treasurer and Director
Randy E. Johnson........................   42    Senior Vice President -- Regional Operations Officer
Kenneth Arrowood........................   58    Vice President -- Development
Roger Bigham............................   45    Vice President of the Company and Chief Operating Officer of
                                                   AnestheCare
Joseph D. Grau..........................   42    Vice President -- Regional Operations Officer
David LaGuardia.........................   37    Vice President -- Ancillary Support Services
Cecil R. Pickens........................   33    Vice President and Chief Accounting Officer
John S. Bace, CFA.......................   65    Director
Dr. S.F. "Charley" Hartley, D.P.M.,
  F.A.C.F.S.............................   53    Director
Dr. Donald S. Huge, M.D.................   67    Director
Dr. Stanley R. Kalish, D.P.M.,
  F.A.C.F.S.............................   51    Director and Chairman, Medical Policy Board

     These directors and executive officers are considered "promoters" of the Company. See "Certain Transactions."

     JACK N. MCCRARY has been Chairman, President and Chief Executive Officer of the Company since March 1996 and is a founder and organizer of the Company. Mr. McCrary has been active in the executive management of entities involved in the U.S. health care industry since 1970. Most recently, beginning in April 1984 he co-founded five Houston, Texas medical facilities and has served as Vice Chairman of Doctors Hospital Airline since April 1984, Vice Chairman and President of Doctors Hospital East Loop since February 1987, Vice Chairman and President of Kingwood Plaza Hospital since May 1990, Vice Chairman and President of Plaza Rehabilitation Hospital at Kingwood since July 1991 and Vice Chairman and President of Kingwood Medical Plaza since May 1990. Since 1995, these organizations have been in the process of winding down/selling their operations to Columbia/HCA. Prior to this, Mr. McCrary was with Lifemark Corporation as its Chief Financial Officer, which included corporate development responsibilities. During his years at Lifemark, Mr. McCrary served in the capacities of Director, Member of the Executive Committee, Member of the Finance Committee and President of two of Lifemark's operating subsidiaries. Mr. McCrary has also been responsible for developing 13 lithotripter centers, while serving as the founding President of URO-Tech Corporation and has served as President of Medi-Magnetics, Inc., a medical device company. Mr. McCrary also has served as the Chairman of the Board of Trustees of the Texas A&M Research Foundation since November 1989. Mr. McCrary received a B.S. in Mechanical Engineering from Texas A&M University in 1959 and an M.B.A. from Harvard Graduate School of

Business Administration in 1965 and completed the Executive Advanced Management Program at the University of Texas in 1968.

     WAYNE A. BERTSCH has been Senior Vice President, Chief Financial Officer and Treasurer since October 1997. Mr. Bertsch was previously Vice
President -- Regional Operations Officer of the Company from August 1996 to August 1997. From September 1995 to August 1996, Mr. Bertsch served as Business Manager of Hermann Hospital Home Health, an agency based in a large, not-for-profit, university-affiliated medical center. Mr. Bertsch was associated with Medical Innovations, Inc. as a Director of its Hospital Home Care Division from January 1993 to August 1995. He also served as Vice President-Finance for Preferred Homecare, Inc. and a related entity, Preferred Pharmacy, Inc., from April 1991 to December 1992. Mr. Bertsch has been active in the U.S. health care industry in various capacities since 1970, including 14 years with Lifemark Corporation where he had increasing roles of responsibility in the financial and operational performance of Lifemark. He has been responsible for cash management billing and collection of professional and management fees, and audited financial and operational reporting, for partnerships and corporations. Mr. Bertsch received a B.A. in Economics and Business Administration in 1965, a B.S. in Accounting in 1966 from Rice University and is a Certified Public Accountant.

     RANDY E. JOHNSON has been Senior Vice President-Regional Operations Officer for the Regional Group Practices of Atlanta, Houston, Miami and South Texas since October 1997 and was Vice President -- Regional Operations Officer of AMP from August 1996 to August 1997. From February 1991 to August 1996, Mr. Johnson held various senior operating management positions with Mid-America Health Care Group and some of its affiliated hospital organizations, including serving as the organizing and founding Administrator at Kingwood Plaza Rehabilitation Hospital. He has held various senior management positions over entities involved in the U.S. health care market since September 1979. Mr. Johnson received an B.B.A. in Finance from the University of Texas in 1979 and an M.S. in Health Service Administration from the University of Houston at Clear Lake in 1981.

     KENNETH R. ARROWOOD joined the Company as Vice President-Development on September 9, 1997. Prior to that he had been a consultant for the Company since April 1997. Before joining the Company, Mr. Arrowood served for two years as the Chief Executive Officer & Founder of Management Service Organization, Inc., a physician practice management company. Prior to Management Services Organization, Inc., Mr. Arrowood has served as the Chief Executive Officer & Founder of Provider Management Services, Inc., an orthopedic, imaging and physical therapy practice management company since 1989. Prior to 1989, Mr. Arrowood served as the Chief Executive Officer & Founder for The Gains Group, Inc., a physician recruiting and turn-key medical practice installation consultant for hospitals from 1988 to 1989, and as Chief Executive Officer & Founder for the Allenwood Group, Inc., a national executive recruitment and Human Resource consulting firm from 1979 to 1986.

     ROGER BIGHAM will serve as the Company's Vice President and as the Chief Operating Officer of AnestheCare, Inc., which will become a wholly-owned subsidiary of the Company upon its acquisition by the Company in connection with the Offering. Mr. Bigham has been the President and CEO of Pyramid Anesthesiology Group, Inc. and AnestheCare (collectively "AnestheCare") since 1984. In addition to serving as a certified registered nurse anesthetist, Mr. Bigham has served as a clinical instructor at Mission Memorial Hospital from 1977-1982, and as a head of the Anesthetist Department for Humana Hospitals from 1984-1987. Mr. Bigham earned his Registered Nurse Associate Degree from Pima College in Tucson, Arizona and in 1982 his B.S. in Nurse Anesthesiology at Warren Wilson College in Swannanoa, North Carolina. Mr. Bigham is an active member in the Anesthesia Administrators Assembly, the Ambulatory Surgery Society, the Financial Management Society, the Healthcare Financial Management Association, the American College of Healthcare Executives, and the American Association of Nurse Anesthetists.

     JOSEPH D. GRAU has served as the Vice President -- Regional Operations Officer for the Regional Group Practices of North Texas, St. Louis, and Maryland since October 1997. From February 1994 to the time of his joining the Company, Mr. Grau was President, Southwest Region for Physician Management Group, Inc. ("Physician Management"). At Physician Management, Mr. Grau was responsible for analyzing, evaluating, and providing creative solutions in connection with this provision of practice management consultative services to numerous medical practices. From March 1989 to January 1994, Mr. Grau served as Vice President of Nix Healthcare System, a multi-facility hospital management company. From April 1987 to February 1989, Mr. Grau served as the Administrator of Willis-Knighton South Hospital, prior to which Mr. Grau served from July 1985 to March 1987 as the Executive Director of Riverside Community Hospital and Byrd Memorial Hospital both hospitals being owned by American Medical International, Inc. From March 1984 to July 1985, Mr. Grau was the Administrator of Littlefield Medical Center. Mr. Grau has been involved in healthcare since 1978. Mr. Grau received his B.A. in accounting in 1976 and his M.B.A. in 1979, both from Auburn University.

     DAVID LAGUARDIA will join the Company upon the Offering as its Vice President--Ancillary Support Services. In 1984, Mr. LaGuardia co-founded AnestheCare, and has served as its Vice President and Chief Financial Officer since its inception. In 1987, Mr. LaGuardia co-formed Professional Therapy Service Incorporated, now Georgia Rehabilitation Corporation, Inc. and has served as its President and Chairman since then. Mr. LaGuardia is a board certified registered nurse anesthetist, having received his nurse anesthetist certificate from Montgomery School of Anesthesia in Philadelphia in 1980 and his board certification in 1983.

     CECIL R. PICKENS has been the Company's Vice President and Chief Accounting Officer since October 1997. From November 1995 to February 1997, Mr. Pickens served as the Corporate Controller for American Ophthalmic, Inc., a physician practice management company specializing in ophthalmology. Mr. Pickens' responsibilities at American Ophthalmic included internal and external financial reporting, budgeting and analysis, and the establishment of accounting policies and procedures. Prior to American Ophthalmic, from May 1992 to October 1995, Mr. Pickens was with OccuSystems, Inc., a physician practice management company, specializing in occupational medicine, where he held the positions of Director of Managed Care Information and Corporate Controller. From July 1986 to February 1992, Mr. Pickens was employed by KPMG Peat Marwick in various accounting capacities resulting in his becoming an Audit Manager in 1991. Mr. Pickens graduated from the University of Texas at Austin with a B.B.A. in accounting in May 1986 and is a Certified Public Accountant.

     JOHN S. BACE, CFA, has agreed to serve as a Director of the Company upon consummation of the Offering. Mr. Bace has been a private investor since October 1994 and currently serves in the capacity of Chairman or Trustee of several charitable trusts and foundations. Since 1994, Mr. Bace has taught at the University of Texas Graduate School of Business. From 1976 until October 1994, Mr. Bace served as Executive Vice President, Principal, and Director of Eagle Management and Trust Company, an investment management firm with assets in excess of $1 billion. Mr. Bace received his Masters of Business Administration in 1959 from the University of Texas where he has for the last three years served as Investment Counselor to the MBA Investment Fund, University of Texas in Austin. Mr. Bace has been a member of the Association of Investment Management and Research since 1970, and since 1974 has been a member of the Institute of Chartered Financial Analysts.

     DR. S.F. "CHARLEY" HARTLEY, D.P.M., F.A.C.F.S. has agreed to become a Director of the Company upon consummation of the Offering and has been a practicing podiatrist in S.F. Hartley, D.P.M., P.C. since 1979. Dr. Hartley has been a member of the Harris County Podiatry Association since 1979, having served as its President in 1983-1984, has been a member of the Texas Podiatric Medical Association since 1979, having served as its President in 1992-1993, has been a member of the American Podiatry Medical Association since 1979, has served as a Delegate of the American Podiatry Medical Association House of Delegates since 1993 and, since 1987, has been a member of the Academy of Podiatric Sports Medicine. Dr. Hartley graduated from the University of Houston with a B.S. in Biology and from the Illinois College of Podiatric Medicine with a Doctor of Podiatric Medicine. Dr. Hartley is Board Certified by the American Board of Podiatric Surgery.

     DR. DONALD S. HUGE, M.D. has agreed to serve on the Board of Directors of AMP upon consummation of the Offering. Dr. Huge has served as the National Medical Director and Vice President of Chapman Schewe, Inc., a benefit consulting firm since March 1997. From July 1995 to February 1997, he served as the Medical Director for HMO Texas, where he was responsible for medical management, utilization, concurrent review and case management, quality assurance and quality improvement. Dr. Huge served as Senior Medical Director for Sanus/NYL Care from June 1993 to June 1995, and from March 1992 to May 1995 he worked with MetLife/United where he served as both Network Director and Medical Director. Prior to assuming his various medical directorship positions, Dr. Huge was a practicing physician for 23 years. Dr. Huge has been a member of the American College of Medical Quality since 1992 and served as its President from 1994 to 1996. Dr. Huge has served on the Board of Trustees of Park Plaza Hospital, and the Visiting Nurses Association, and has served on the utilization committees of Park Plaza Hospital, Hermann Hospital and Diagnostic Center Hospital. Dr. Huge received his B.A. degree in 1953 from Southern Methodist University, Dallas, Texas, and his Medical Degree from Baylor College of Medicine, Houston, Texas, in 1957.

     DR. STANLEY R. KALISH, D.P.M., F.A.C.F.S. has agreed to become a Director of the Company and the Chairman of the Medical Policy Board upon consummation of the Offering. Dr. Kalish has been a practicing podiatrist in Atlanta Foot & Leg Clinic, P.A. since 1974, is an accomplished author and lecturer and has designed several surgical instruments. Dr. Kalish has been an active member and Diplomat of the American Board of Podiatric Surgery since 1976, has been a Fellow of the American College of Foot Surgery (F.A.C.F.S.) since 1976, has been a member of the American College of Podiatrics and since 1980 has been a Fellow of the American College of Podiatric Dermatology. Dr. Kalish graduated in 1967 with a B.A. in Biology from Adelphi University and received his Doctor of Podiatric Medicine in 1971 from the New York College of Podiatric Medicine.

MEDICAL POLICY BOARD

     Concurrently with the Offering, the Company will create a Medical Policy Board to identify and communicate the best medical practices and protocol. The initial Medical Policy Board will consist of the following three members:

                  NAME                      AGE        POSITION
----------------------------------------    ---     ---------------
Dr. Stanley R. Kalish, D.P.M.,
  F.A.C.F.S.............................    51         Chairman
Dr. Lawrence B. Harkless, D.P.M.........    46       Vice Chairman
Dr. Bernard J. Hersh, D.P.M.............    62       Vice Chairman
Dr. Robert G. Frykberg, D.P.M.,
  M.P.H.................................    46       Vice Chairman

     DR. STANLEY R. KALISH, D.P.M., F.A.C.F.S. See "Management -- Directors and Executive Officers."

     DR. LAWRENCE B. HARKLESS, D.P.M. will serve as a Vice Chairman on the Medical Policy Board upon consummation of the Offering. Since September 1993, Dr. Harkless has been a Professor in the Department of Orthopaedics and a Director of the Podiatry Residency Training Program (the "UT Program") at the University of Texas Health Science Center at San Antonio. From September 1987 until September 1993 he was a Clinical Professor and Director of the UT Program. Dr. Harkless received his B.S. from California College of Podiatric Medicine in San Francisco, California in 1973 and his D.P.M. from the same institution in 1975.

     DR. BERNARD J. HERSH, D.P.M. has agreed to serve as a Vice Chairman of the Medical Policy Board upon consummation of the Offering. Dr. Hersh was National President of the American Association of Hospital Podiatrists and has been involved in the American Academy of Podiatric Sports Medicine and the Texas Podiatric Medical Association, among other professional associations. Since 1959, Dr. Hersh has been in private practice in Bernard J. Hersh, D.P.M., a sole proprietorship. Dr. Hersh received his D.P.M. in 1959 from Temple University College of Podiatric Medicine.

     DR. ROBERT G. FRYKBERG, D.P.M., M.P.H. will serve as a Vice Chairman of the Medical Policy Board upon consummation of the Offering. Since 1978, Dr. Frykberg has been in private practice at Boston Foot Care Group. Since 1996, he has been a Clinical Instructor in Surgery at Harvard Medical School. Dr. Frykberg received his B.S. in Zoology from the University of Rhode Island in 1973, his D.P.M. from the California College of Podiatric Medicine in 1976 and his M.P.H. from Harvard University in 1994.

BOARD OF DIRECTORS, MEDICAL POLICY BOARD AND COMMITTEES

  DIRECTOR COMPENSATION

     Following the closing of the Offering, it is anticipated that non-employee directors of the Company will receive a fee of $2,000 for each meeting of the Board attended in person and $500 for each Board meeting attended telephonically. For each committee meeting not held in conjunction with a Board meeting, each non-employee director will receive a fee of $1,000 for each such meeting attended in person. All directors will be reimbursed for expenses incurred in the performance of their duties. Each non-employee director will
receive a non-qualified option to purchase       shares of Common Stock
exercisable at the Offering price, upon being elected a director.

  MEDICAL POLICY BOARD

     Following the closing of the Offering, it is anticipated that those serving in the capacity of Chairman or Vice Chairman of the Medical Policy Board will receive a fee of $2,000 for each Medical Policy Board meeting attended in person and $500 for each Medical Policy Board meeting attended telephonically. All members of the Medical Policy Board will be reimbursed for expenses incurred in the performance of their duties. Each member of the Medical Policy Board will
receive a non-qualified option to purchase       shares of Common Stock
exercisable at the Offering price, upon joining the Medical Policy Board.

  EXECUTIVE COMMITTEE

     Under the Company's Articles and Bylaws, the Board may by resolution appoint from its membership, annually, an executive committee of two or more directors, which shall include the Chief Executive Officer and the Chief Financial Officer of the Company. The Board may designate in such resolution one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the committee. The Executive Committee, during the intervals between meetings of the Board, will have authority and power to act on behalf of the Board as provided in the Bylaws. After the Offering, the initial members of the Executive Committee are expected to be Messrs. McCrary and Bertsch.

  OTHER COMMITTEES

     The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more other committees, each consisting of two or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any such committee shall have authority to act in the manner and to the extent provided in the resolution of the Board and may have all the authority of the Board, except with respect to the limitations as set forth in the Bylaws.

     Following the Closing, the Board is expected to have the following committees, in addition to the Executive Committee, and the following respective initial members (i) the Audit Committee (Mr. Bace and Dr. Huge), (ii) the Finance and Strategic Planning Committee (Messrs. McCrary, Bertsch and one Independent Director) and (iii) the Compensation Committee (Mr. McCrary, Mr. Bace and Dr. Huge).

EXECUTIVE COMPENSATION

     AMP has not conducted and will not conduct on-going non-developmental business activities until the initial Affiliated Practice affiliations and the Offering are complete. Until the Offering, AFC has paid the salaries of persons who are executive officers and employees of AMP. Prior to the Offering, Jack N. McCrary, Chairman, Chief Executive Officer and President of AMP, accrued salary of $150,000 for the fiscal year ended December 31, 1996 and 1997. In addition Wayne A. Bertsch, Senior Vice President, Chief Financial Officer, Treasurer and Director and Randy E. Johnson, Senior Vice President-Regional Operation Officer were each paid salaries of $120,000 for the fiscal year ended December 31, 1997. These salaries were incurred by AFC in connection with the affiliations and will be assumed by AMP under the Reimbursement Agreement. Mr. McCrary's accrued salary for 1996 and 1997 will be paid with a portion of the proceeds of the Offering and, in addition, Mr. McCrary has received 52,500 membership interests of

AFC. Other than Mr. McCrary, Mr. Bertsch and Mr. Johnson there have been no executive officers who have earned $100,000 in any single completed fiscal year since the Company's inception.

     The Company has entered into employment agreements with Mr. McCrary, Wayne
A. Bertsch, Randy E. Johnson, Roger Bigham and David LaGuardia pursuant to which these officers will be paid annual salaries of $300,000, $180,000, $180,000, $150,000 and $150,000, respectively.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     The Company has adopted the 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan") to provide incentives to attract and retain directors, officers, advisors, consultants and key employees. After the Offering, the 1997 Plan will be administered by the Company's Board of Directors or a committee composed of members of the board (the "Plan Administrator"). Officers, directors, employees of the Company, consultants and advisors to the Company are eligible to receive awards under the 1997 Plan, at the Plan Administrator's discretion.

     Awards available under the 1997 Plan include: (i) Common Stock purchase options; (ii) stock appreciation rights; (iii) restricted stock; (iv) deferred stock; (v) performance shares and (vi) other stock-based awards. The Company has reserved up to ___% of the shares of its Common Stock for granting of awards under the 1997 Plan. Under the terms of the 1997 Plan, the Plan Administrator retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     The Company has granted options to purchase shares of Common Stock equal to ___% of the shares of Common Stock to be outstanding after consummation of the Offering at a purchase price equal to the initial public offering price. Pursuant to their Employment Agreements (as defined below), the Company has granted options to Messrs. McCrary, Bertsch, and Johnson under the 1997 Plan, representing the right to purchase ___%, ___%, and ___% of the shares of Common Stock, respectively.

PERFORMANCE BONUS PLAN

     The Board has adopted the American Medical Providers, Inc. Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") covering eligible officers of the Company. The Performance Bonus Plan will be administered by the Compensation Committee, which each year, beginning on January 1, 1998 will select the officers of the Company who will be eligible to receive awards under the Performance Bonus Plan. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, pre-tax income or earnings per share, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula. The Employment Agreements (as defined below) provide for the payment of certain minimum bonuses upon the achievement of targeted performance criteria under the Performance Bonus Plan. See
" -- Employment Agreements."

EMPLOYMENT AGREEMENTS

     In connection with the Offering, Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia's employment agreements with AFC will be terminated and replaced with new employment agreements (the "Employment Agreements") with the Company described below.

     These officers' Employment Agreements provide that they will serve in the following capacities: Mr. McCrary as President, Chief Executive Officer, Chairman of the Board and Chairman of the Executive Committee; Mr. Bertsch as Senior Vice President, Chief Financial Officer and a Director and, for as long as he is a Director, a member of the Executive Committee; Mr. Johnson as Sr. Vice President -- Regional Operations Officer; Mr. Bigham as Vice President of the Company and Chief Operating Officer of AnestheCare, Inc.; and Mr. LaGuardia as Vice President -- Ancillary Support Services.

     The Employment Agreement of Mr. McCrary will have an initial term of five years, and each of the Employment Agreements of Messrs. Bertsch, Johnson, Bigham and LaGuardia will have an initial term of three years. The Employment Agreement of Mr. McCrary will be renewed automatically upon expiration of its initial term and any subsequent five year term, unless the Company or Mr. McCrary gives 12 months prior notice that such Agreement will not be renewed. Upon expiration of their initial terms, each of the Employment Agreements of Messrs. Bertsch, Johnson, Bigham and LaGuardia will be renewed automatically one time only for two additional years, unless the Company or any of Messrs. Bertsch, Johnson, Bigham and LaGuardia as applicable, gives 12 months prior notice that such Agreement will not be renewed.

     Under the Employment Agreements, each officer will be entitled to receive a base salary and an annual bonus and will be entitled to participate in the stock option plans of the Company that are generally available to executives of the Company. The initial base salaries for Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia under their respective Employment Agreements are $300,000, $180,000, $180,000, $150,000 and $150,000, respectively. The total number of shares of Common Stock of the Company that will be permitted to be distributed under the 1997 Plan will be up to 8% of the total number of shares of Common Stock to be outstanding after consummation of the Offering. Of this total, pursuant to the Employment Agreements, the Company has granted to Messrs. McCrary, Bertsch and Johnson options under the 1997 Plan to purchase 1.0%, 0.5% and 0.5% of the shares of Common Stock, respectively.

     Each of Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia is prohibited from competing with the Company while employed by the Company. In certain circumstances, each of Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia will be prohibited from competing for two years following termination of his Employment Agreement during the initial term of his Employment Agreement and for one year following termination during successive terms.

     The Employment Agreement of Mr. McCrary cannot be terminated by the Company without the prior approval of two-thirds of the Board. If Mr. McCrary is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in his Employment Agreement), his outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (i) his current base salary and annual target bonus payable over the remainder of his contract term or (ii) 3.0 times his current annual salary plus annual target bonus. If Messrs. Bertsch, Johnson, Bigham or LaGuardia is terminated by the Company without "Cause" or by such officer for "Good Reason" (each as defined in their respective Employment Agreement), his respective outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (i) his current base salary and annual target bonus payable over the remainder of his contract term or (ii) two times his current annual salary plus annual target bonus.

     Upon termination of the employment of any of Messrs. McCrary, Bertsch, Johnson, Bigham or LaGuardia by the Company without "Cause" or by such officer for "Good Reason," such officer would be entitled to receive a lump sum payment equal to the total amount of any excise taxes to which such officer may become subject under Section 4999 of the Internal Revenue Code.

                              CERTAIN TRANSACTIONS

AFFILIATED PRACTICES

     The consideration paid by the Company for the initial Affiliated Practices is based upon the practices' gross revenue, growth potential, quality of patients, location and service delivery and depth of presence in its local market. All of the Transfers of the initial Affiliated Practices, except for the Kramer Transfer, will be accounted for by the Company under SAB 48, such that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The Company's management coordinated the valuation of these Affiliated Practices. The methodology for valuing the non-monetary assets was primarily based upon a multiple of the projected earning's contribution to AMP utilizing adjusted historical financial information of the respective Affiliated Practices. Once the total consideration was determined, the Affiliated Practices could elect to receive a maximum of 25% in cash and the balance in shares of Common Stock valued at the initial public offering price. The balance of net assets acquired or net liabilities assumed did not weigh significantly in the allocation. Appraisals of the practices were not obtained and if received would have no impact on the non-monetary transfers. Monetary assets and liabilities, including billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     The AnestheCare Acquisition and the Kramer Transfer and all future practice affiliations will not be accounted for under SAB 48. Instead these practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill). Each owner DPM of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company. The following table provides certain information concerning the Transfers:

                                                          CONSIDERATION TO BE RECEIVED BY AFFILIATED PRACTICES
                                                         ------------------------------------------------------
                                                            CASH
                                        ASSETS TO BE      VALUE OF      NUMBER OF                       DEBT
       AFFILIATED PRACTICES(1)           CONTRIBUTED       SHARES        SHARES      CASH PAID(2)    ASSUMED(2)
-------------------------------------   -------------    -----------    ---------    ------------    ----------
Louis M. Antahades, D.P.M............           6,000    $    41,324                 $     10,331       --
Stephan Bard, D.P.M..................          28,218        122,919                       53,572       --
Douglas M. Beek, D.P.M...............          21,600        299,735                      141,716       --
David L. Blumfield, D.P.M............         465,992      1,003,493                      380,847       62,500
William B. Bradbury, D.P.M...........         400,190        602,645                      202,539       62,500
Karen E. Brooks, D.P.M...............         119,469        336,862                      154,140       --
David K. Cantor, D.P.M...............          91,345        375,946                      173,981       --
Armida deBelvill, D.P.M..............        --               80,652                       20,163       --
Peter R. DeFrank, D.P.M..............          17,108        206,115                       93,200       --
Salvatore DeFrank, D.P.M.............          21,063        405,786                      165,882       --
Kenrick J. Dennis, D.P.M.............         207,259        217,978                      108,444       --
Stephen R. Densen, D.P.M.............          51,197        161,800                       81,252       --
Laurence I. Dorman, D.P.M............           6,323        145,102                       72,277       --
Alan I. Ettinger, D.P.M..............          24,554        172,956                       77,174       --
Gerald I. Falke, D.P.M...............         177,929        724,420                      306,806       --
Thomas S. Garrison, D.P.M............          66,873        413,185                      185,588       --
Norman W. Goldman, D.P.M.............          63,060        328,354                      151,636       --
Anthony Halinski, D.P.M..............         323,870        982,655                      395,183       --
Todd Harrison, D.P.M.................         117,646        482,946                      204,537       --
S.F. Hartley, D.P.M..................          65,263        675,226                      311,343       --
Dale S. Herman, D.P.M................         227,228        309,197                      150,429       --
Bernard J. Hersh, D.P.M..............         225,605        501,275                      224,125       --
Richard Hochman, D.P.M...............          22,717         98,095                       52,906       --
Stanley R. Kalish, D.P.M.............         479,735        945,261                      443,888       --
Michael W. Kendall, D.P.M............         193,804        551,148                      351,094       --
Kirk Koepsel, D.P.M..................          66,872        413,185                      185,588       --
Jerald N. Kramer, D.P.M.(3)..........          63,365        --                         1,404,000       --
Paul D. Leon, D.P.M..................          21,465        250,558                      106,806       --
Gregory L. Mangum, D.P.M.............         409,256        770,725                      278,195       62,500
Bruce Miller, D.P.M..................         440,305        912,301                      320,162       62,600
James E. Miller, D.P.M...............          74,770         93,260                       53,940       --
Michael Mineo, D.P.M.................         465,992      1,003,493                      380,847       62,500
Robert J. Morris, D.P.M..............          63,447        121,539                      120,385       --
Steven A. Moskowitz, D.P.M...........         465,275        964,944                      354,417       62,500
Jeffrey R. Murray, D.P.M.............          28,566        519,187                      267,882       --
Sherman Nagler, D.P.M................         429,110        805,276                      283,707       62,500
Robert G. Parker, D.P.M..............         519,343        804,522                      289,290      118,500
Steven P. Richman, D.P.M.............          97,454        481,189                      219,001       --
Donald E. Robinson, D.P.M............          75,207        275,064                      143,108       --
Mark R. Sands, D.P.M.................         163,897        822,300                      367,588       --
Charles P. Sanicola, D.P.M...........          45,066        278,863                      136,204       --
Jerry S. Silverman, D.P.M............         180,865        394,267                      106,422      100,000
Donald C. Stran, D.P.M...............         108,420        760,575                      330,922       --
Barry M. Tuvel, D.P.M................          62,037        471,119                      211,706       --
George R. Vito, D.P.M................         268,885      1,734,362                    1,278,121       --
Richard A. Weissman, D.P.M...........          21,600        299,735                      141,716       --
                                        -------------    -----------                 ------------    ----------
     Total...........................    $  7,495,245    $22,361,539                 $ 11,493,060     $656,000
                                        =============    ===========                 ============    ==========

------------

(1) The DPMs who own the initial Affiliated Practices are considered "promoters" for purposes of the Rule 405 promulgated under the Securities Act of 1933, as amended.

(2) Total Cash includes consideration attributable to $4.8 million of monetary assets acquired. Under SAB 48 the cash portion of the purchase price attributable to the non-monetary assets of $6.0 million will be treated as a cash dividend to the DPM owners of the Affiliated Practices.

(3) Although Dr. Kramer is considered a "promoter" under Rule 405 for purposes of complying with certain SEC disclosure requirements, he is not considered a "promoter" for purposes of SAB 48 and the Company's affiliation with Dr. Kramer's practice will not be accounted for under SAB 48.

DISTRIBUTION OF CLASS B COMMON STOCK TO PROMOTERS PARTICIPATING IN AFC
FINANCINGS

     Certain promoters of the Company have participated in financings of Ankle & Foot Centers of America, LLC ("AFC") and own membership interests of AFC directly or indirectly which were purchased in connection with such financings. In addition, certain promoter members of management were issued membership interests in AFC as founders of AFC or in consideration of contributions to AFC as members of AFC's management. AFC issued membership interests to each of these individuals in connection with AFC's ongoing efforts to fund the organization and development of AMP.

     Shares of AMP Class B Common Stock were issued to AFC as part of AFC's formation efforts on behalf of AMP. About the time of the consummation of the Offering, AFC will distribute these shares of Class B Common Stock to its members. The number of shares distributable to each member will be based upon the number of membership interests such member holds. Such AFC investors invested in AFC in order to ultimately obtain an ownership interest in AMP. Upon consummation of the Offering, there will be no business purpose to AFC continuing to hold shares of AMP and so such shares will be distributed to members of AFC. The following lists the approximate number of shares (prior to the Stock Split) distributable to these promoters:

                            DISTRIBUTABLE SHARES
                                     OF
PROMOTERS                   CLASS B COMMON STOCK
-------------------------   ---------------------
Jack N. McCrary..........           1,395
John S. Bace (1).........             368
Wayne A. Bertsch.........              92
S. F. Hartley D.P.M......             475
Randy Johnson............              18
Stanley R. Kalish
D.P.M....................             659
David LaGuardia..........             920
Sherman Nagler, D.P.M....             184
Robert G. Parker,
D.P.M....................             368
Steven P. Richman,
D.P.M....................             184
Jerry S. Silverman,
D.P.M....................             184
Texas Podiatry
Group-Houston (2)........             368
George R. Vito, D.P.M....             184
Bellaire Surgicare, IPA
(3)......................             368
Bay Area Podiatry (4)....             276
Thomas S. Garrison.......              92
------------
(1)_ Membership interests were originally issued to J.M. Partners, Ltd., an affiliate of John S. Bace. Subsequently, J.M. Partners, Ltd. transferred its membership interests to Mr. Bace and trusts controlled by Mr. Bace.

(2)_ Drs. Dennis, Garrison, Hartley, Koepsel and Parker are among the principals of Texas Podiatry Group-Houston and are owner DPMs involved in the Transfers.

(3)_ Drs. Blumfield, Bradbury, Mangun, Bruce Miller, Mineo, Moskowitz and Parker are among the principals of Bellaire Surgicare, IPA and are owner DPMs involved in the Transfers.

(4)_ Drs. Garrison and Koepsel are among the principals of Bay Area Podiatry Association and are owner DPMs involved in the Transfers.

SEED CAPITAL FINANCING TRANSACTION WITH PROMOTERS

     Of the promoters discussed above under the option "-- Distribution of Class B Common Stock to Promoters Participating in AFC Financings," certain of such promoter owner DPMs from whom the Company is acquiring assets or stock in connection with the Transfers and certain members of management own membership interests of AFC directly or indirectly purchased in connection with an early seed capital financing transaction (the "Seed Capital Financing"). As described above, about the time of the consummation of the Offering, AFC will distribute shares of Class B Common Stock it currently holds to its members, including such promoters.

     Prior to the consummation of the Stock Split, the maximum number of shares of Class B Common Stock distributable to these promoters, in connection with the Seed Capital Financing, totaled 4,894 shares. In connection with the Seed Capital Financing, such promoters were given the option of exchanging one-seventh of such shares of Class B Common Stock distributable to them for one-half of the amount loaned to AFC by such promoter. The following lists the approximate number of shares distributable to each of the promoters or their related entities, in connection with the Seed Capital Financing, and the amount each promoter or entity loaned to AFC:

                                        DISTRIBUTABLE SHARES
                                                 OF
                                        CLASS B COMMON STOCK
                                             PURSUANT TO
                                            SEED CAPITAL           LOAN
PROMOTER OR ENTITY                            FINANCING           AMOUNT
-------------------------------------   ---------------------    --------
Jack N. McCrary......................           1,104              (1)
John S. Bace (2).....................             368            $ 95,000
David LaGuardia......................             920             237,500
Randy Johnson........................              18               4,750
Wayne A. Bertsch.....................              92              23,750
Stanley R. Kalish, D.P.M.............             368              95,000
S. F. Hartley, D.P.M.................             184              47,500
Sherman Nagler, D.P.M................             184              47,500
Robert G. Parker, D.P.M..............             368              95,000
Steven P. Richman, D.P.M.............             184              47,500
Jerry S. Silverman, D.P.M............             184              47,500
Texas Podiatry Group-Houston (3).....             368              95,000
George R. Vito, D.P.M................             184              47,500
Bellaire Surgicare, IPA (4)..........             368              95,000
Bay Area Podiatry (5)................             276              71,250
Thomas S. Garrison, D.P.M............              92              23,750
------------
(1) Mr. Crary's membership interest in AFC was issued to him in exchange for his agreement to defer compensation of $300,000 until successful completion of the Offering. See "-- Deferred Salary Payment for Promoter Officer."

(2) Membership interests were originally issued to J. M. Partners, Ltd., an affiliate of John S. Bace. Subsequently, J. M. Partners, Ltd. transferred its membership interests to Mr. Bace and trusts controlled by Mr. Bace.

(3) Drs. Dennis Garrison, Hartley, Koepsel and Parker are among the principals of Texas Podiatry Group-Houston and are owner DPMs involved in the Transfers.

(4) Drs. Blumfield, Bradbury Mangum, Bruce Miller, Mineo, Moskowitz and Parker are among the principals of Bellaire Surgicare, IPA and are owner DPMs involved in the Transfers.

(5) Drs. Garrison and Koepsel are among the principals of Bay Area Podiatry Association and are owner DPMs involved in the Transfers.

PROMOTER MANAGEMENT AND DIRECTOR PARTICIPATION IN BRIDGE FINANCING

     During January 1998, AFC intends to complete a financing of $1,500,000, representing $1,425,000 in non-interest bearing loans and $75,000 representing 15 membership interests in AFC to fund certain expenses on behalf of AMP, in connection with the Offering. The financing provides for the loans to be repaid by AFC from funds it will receive from the Offering. Additionally, at the investor's option prior to the Offering, AFC is required to repurchase each of the 15 membership units in AFC in exchange for either (i) $71,667 in cash or
(ii) $71,667 worth of Common Stock offered in the Offering valued at the initial public offering price. Upon the closing of the Offering, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC.

     Certain members of management and directors have participated in this financing by loaning funds to AFC and making such equity investments. The following lists the promoter who is an officer or director and made such investment in AFC, the equity investment made, the amount of the loan to be repaid, and the additional amount of cash (or cash value of the shares of Common Stock) to be received by such persons upon the repurchase by AFC of the membership units:

                                          EQUITY        LOAN        EQUITY
          OFFICER/DIRECTOR              INVESTMENT     AMOUNT     REDEMPTION
-------------------------------------   -----------    -------    -----------
Jack N. McCrary......................     $ 5,000      $95,000      $71,667
Wayne A. Bertsch(1)..................       5,000       95,000       71,667
John S. Bace, CFA....................       5,000       95,000       71,667
George Vito..........................       5,000       95,000       71,667

------------
(1) Of this investment, 20% was invested by Mr. Bertsch directly and the remaining 80% was invested by persons or entities related to Mr. Bertsch, with respect to which Mr. Bertsch expressly disclaims any beneficial ownership.

REIMBURSEMENT OF AFC EXPENSES BY THE COMPANY

     Pursuant to the Reimbursement Agreement between AFC and the Company, the Company has agreed to reimburse AFC approximately $5.3 million relating to AMP's organizational costs and working capital in connection with the Transfers and the Offering. AFC owns, prior to the Offering, 56.3% of the outstanding voting securities of the Company. These amounts will be paid out of the proceeds of the Offering. See "Use of Proceeds."

ACQUISITION OF PRACTICES OF FUTURE MEMBERS OF BOARD AND OFFICERS

     The Company is acquiring practices of certain promoters who will be members of the Company's Board of Directors or executive officers of the Company upon consummation of the Offering. The Company will acquire the assets and stock of the practices of Dr. S.F. Hartley, D.P.M. and Dr. Stanley Kalish, D.P.M., each of whom will become a member of the Company's Board of Directors upon consummation of the Offering. Dr. Kalish is also the Chairman of the Company's Medical Policy Board.

     In addition, David LaGuardia and Roger Bigham, both of whom are executive officers of AMP, each own 50% of AnestheCare. Pursuant to the AnestheCare Acquisition, Messrs. LaGuardia and Bigham will each receive (i) $2.25 million in cash and (ii) additional consideration of up to $750,000 in cash and $250,000 payable in shares of Common Stock (valued at the initial public offering price), which will be held in escrow and may be paid to each pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998, in exchange for the assets of AnestheCare. The AnestheCare Acquisition will not be accounted for under SAB No. 48. Instead, this affiliation will be accounted for as a purchase at fair market value, as agreed among the parties.

CERTAIN LEASE ARRANGEMENTS WITH PROMOTER OFFICER

     The Company currently occupies corporate offices consisting of 7,544 square feet of office space located at 3555 Timmons Lane, Houston, Texas. The original lease for such space between Mid-America Hospitals, Inc., ("Mid-America") and M & J Wilkow, Ltd., as prime landlord (subsequently assigned to Timmons Texas, Ltd. ("Landlord")), was originally dated November 14, 1988, was amended by Amendment of Lease dated May 10, 1994, and a Second Amendment of Lease dated February 22, 1995, (collectively the Prime Lease, the Amendment of Lease and the Second Amendment of Lease being referred to as the "Lease"). Pursuant to an Assignments of Lease entered into on December 17, 1997 by and between Mid-America. as Assignor, Landlord AFC and the Company as Assignees, Mid-America assigned its rights to lease such corporate offices to AFC as of December 1, 1997 and AFC agreed to assign its rights to the lease to the Company upon the closing of the Offering. Jack N. McCrary, the Company's Chairman, President and Chief Executive Officer and a promoter of the Company, founded and served as Vice Chairman and President of Mid-America. The Lease currently expires March 31, 2000, and requires a monthly base rental of $7,060.

DEFERRED SALARY PAYMENT FOR PROMOTER OFFICER

     Mr. McCrary has served as the Director, President and Chief Executive Officer of AFC and is a promoter of the Company. As such, he has managed and supervised the organizational efforts of AFC. Mr. McCrary has agreed to accept deferred compensation of $300,000 payable upon successful completion of the Offering. In exchange for Mr. McCrary agreeing to defer his compensation earned prior to the Offering, Mr. McCrary has received 52,500 membership interests of AFC's outstanding and issued membership interests.

CONSULTING ARRANGEMENTS WITH CERTAIN PROMOTER DPMS

     Drs. Garrison and Dennis, from whom the Company is acquiring assets in connection with the Transfers, have entered into consulting arrangements with AFC. Pursuant to his consulting agreement, Dr. Garrison will be paid approximately $4,000 per month over the eighteen months following the IPO and Dr. Dennis will be paid approximately $1,750 per month over the same period. Both agreements are cancelable by either party with 60 days notice.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of December 15, 1997 regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock and as adjusted to reflect the sale of the shares offered pursuant to this Prospectus, by (i) each person known to the Company to own beneficially more than 5% of the Company's Common Stock and Class B Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director of the Company, and
(iv) all directors, nominees and executive officers as a group.

                                                                 PERCENT OF                                PERCENT OF
                                                                   CLASS B                                COMMON STOCK
                                            SHARES OF           COMMON STOCK                              BENEFICIALLY
                                             CLASS B         BENEFICIALLY OWNED        SHARES OF             OWNED
                                           COMMON STOCK    -----------------------    COMMON STOCK    --------------------
                                           BENEFICIALLY     PRIOR TO       AFTER      BENEFICIALLY    PRIOR TO     AFTER
        NAME OF BENEFICIAL OWNER           OWNED(1)(2)     OFFERING(2)    OFFERING       OWNED        OFFERING    OFFERING
----------------------------------------   ------------    -----------    --------    ------------    --------    --------
Ankle & Foot Centers of America,
  LLC(3)................................       11,250          56.3%
John S. Bace, CFA(4)....................          368           1.8
Wayne A. Bertsch........................          647           3.2
Dr. S. F. Hartley, D.P.M.,
  F.A.C.F.S.(5).........................          475           2.4
Donald S. Huge, M.D.(6).................            0             *
Randy Johnson...........................          573           2.9
Dr. Stanley Kalish, D.P.M.,
  F.A.C.F.S.(7).........................          659           3.3
Jack N. McCrary.........................        7,895          39.5
All Directors and Executive Officers as
  a Group...............................       11,739          58.7

------------
 *  Less than one percent.

(1) The shares of Class B Common Stock listed as beneficially owned by each stockholder assumes the consummation of the Share Conversion pursuant to which the shares of AMP's existing common stock, without class, will be converted into shares of Class B Common Stock. Unless otherwise indicated, each of the individual stockholders listed above has, through the Offering date, granted all of his or her voting power with respect to the shares of Common Stock or Class B Common Stock beneficially owned by such stockholder to Jack N. McCrary. Shares of Common Stock subject to options exercisable within 60 days, of which there are none, would be deemed outstanding for purposes of computing the percentage of ownership of the holder. The address of all persons listed except for Mr. Bace, and Drs. Hartley, Huge and Kalish is 3555 Timmons Lane, Suite 1550, Houston, Texas 77027.

(2) The shares of Class B Common Stock listed as beneficially owned by each stockholder assumes the distribution of AMP shares held by AFC to its respective members in accordance with the member ownership percentages. The following table lists the appropriate number of shares and percent of Class B Common Stock of the Company, prior to the Stock Split, distributable by AFC to the named Principal Stockholders.

                                         SHARES OF       PERCENT OF
                                          CLASS B         CLASS B
                                        COMMON STOCK    COMMON STOCK
                                        ------------    ------------
John S. Bace, CFA....................         368            1.8%
Wayne A. Bertsch.....................          92            0.5%
Dr. S.F. Hartley, D.P.M.,
F.A.C.F.S............................         475            2.4%
Donald S. Huge, M.D..................         --              --
Randy Johnson........................          18            0.1%
Dr. Stanley Kalish, D.P.M.,
F.A.C.F.S............................         659            3.3%
Jack N. McCrary......................       1,395            7.0%
All Directors and Executive Officers
  as a Group.........................       3,929           19.6%

(3) Messrs. Bace, Bertsch, Johnson and McCrary and Drs. Hartley and Kalish are investors in and owners of AFC and will be entitled to distribution of the Company's Class B Common Stock held by AFC in proportion to their ownership of membership interests. See footnote number 2 above.

(4) The business address of Mr. Bace is 3730 Del Monte, Houston, Texas 77019.

(5) The business address of Dr. Hartley is 112 W. Pasadena Blvd., Deer Park, Texas 77536. Dr. Hartley is an owner DPM of one of the Affiliated Practices and will, upon consummation of the transactions, receive Common Stock having
    an equivalent value of $     valued at the Offering price.

(6) Dr. Huge's business address is 1177 W. Loop South, Suite 700, Houston, Texas 77027.

(7) Dr. Kalish's business address is 6911 Tara Blvd., Jonesboro, GA 30236. Dr. Kalish is an owner DPM of one of the Affiliated Practices and will receive Common Stock having an equivalent value of $945,261 valued at the Offering price.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has authorized          shares of Class A Common Stock, $.001
par value per share ("Common Stock"),          shares of Class B Common Stock,
par value $.001 per share ("Class B Common Stock") and           shares of
preferred stock, $.001 par value per share. As of December   , 1997, 20,000
shares of Common Stock were issued and outstanding and held of record by stockholders. No shares of Class B Common Stock or Preferred Stock were outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

     Upon consummation of the Offering, holders of the Class B Common Stock will have the ability to elect as a class one member of the Board of Directors and the holders of the Common Stock will have the ability to elect as a class all other members of the Board of Directors. The Common Stock and Class B Common Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares
of Class B Common Stock are entitled to          of a vote per share. The Common
Stock and Class B Common Stock afford no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Except for the conversion rights of the Class B Common Stock described below, the Common Stock and Class B Common Stock carry no preemptive rights, are not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The Company intends that, after completion of the Offering, all future dividends, if any, declared on, or distributions with respect to, its shares of Common Stock and Class B Common Stock will be paid on a pro rata basis to the holders of such shares. See "Dividend Policy" for information regarding the Company's dividend policy.

     Directors may be removed, with or without cause, by the holders of the class or classes of stock that elected them. Directors may be removed by the Board of Directors only for cause. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously filled that vacancy, or by the remaining directors or director elected by such class or classes; however, if there are no such directors, the vacancy may be filled by the other directors.

     Each share of Class B Common Stock will automatically convert into shares of Common Stock (i) in the event of a disposition of such share of Class B Common Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with the Company acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with the Company offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such shares elects to so convert at any time after the second anniversary of the date of this Prospectus,
(v) on the fifth anniversary of the date of this Prospectus or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Common Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock or the Class B Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. As of the date of this Prospectus, the Company has not issued any Preferred Stock but the Board has authorized the issuance of the Series A Junior Participating Preferred Stock of the Company (the

"Series A Preferred Stock"). See--"Certain Anti-Takeover and Other Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws." Other than the foregoing, there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER AND OTHER PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     On                               , 1997, the Company declared a dividend
distribution of rights (each, a "Right") to purchase a certain number of units
(determined by a formula described herein) at a price of $     , subject to
adjustment (the "Exercise Price"). Each unit is equal to one one-hundredth of a share of a newly authorized Series A Preferred Stock. One Right will be distributed per share of Common Stock and Class B Common Stock of the Company
held of record on                               , 1997 (the "Record Date").
Rights will also be distributed in connection with the future issuance of shares of Common Stock and Class B Common Stock. The description and terms of the Rights are set forth in a Stockholder Protection Agreement (the "Agreement")
between the Company and                               , as rights agent (the
"Rights Agent").

     Until the Separation Time (as defined below), the Rights are not exercisable and certificates for the Rights will not be sent to stockholders.

     Subject to certain exceptions described in the Agreement, the Rights will separate from the Common Stock and the Class B Common Stock, separate certificates evidencing the Rights (the "Rights Certificates") will be issued and the Rights will become exercisable 10 business days (the "Separation
Time") following the date on which a person (including its affiliates and associates) (i) acquires, (ii) obtains the right to acquire or (iii) announces or commences a tender or exchange offer to acquire beneficial ownership of 15% or more (or in the case of certain institutional investors, more than 20% of the outstanding Common Stock (such person thereby becoming an "Acquiring
Person")).

     Following the Separation Time, holders of the Rights (the "Rights Holders") (other than Rights beneficially owned by the Acquiring Person or its affiliates or associates, which will thereafter be void) will be entitled to receive upon exercise and payment of the Exercise Price that number of units of Series A Preferred Stock which equals the result obtained by dividing the Exercise Price by 50% of the Market Price (as defined in the Agreement) per share of Common Stock and Class B Common Stock at the Separation Time (subject to adjustment, if applicable). Each unit of Series A Preferred Stock will be entitled to one vote on all matters on which share of Common Stock and Class B Common Stock may vote.

     If, after the Separation Time, (i) the Company were to be acquired in a merger or other business combination transaction in which the Company was not the surviving corporation nor in which the Company's outstanding Common Stock were changed or exchanged for cash, stock or assets of another person or (ii) 50% or more of the Company's consolidated assets or earning power were to be sold (other than in transactions in the ordinary course of business), then proper provision would be made so that each Rights Holder who has not theretofore exercised his Rights (other than Rights beneficially owned by the Acquiring Person or its affiliates or associates, which will thereafter be void) will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring entity having a value equal to two times the Exercise Price.

     Each share of Series A Preferred Stock for which Rights had been exercised prior to a business combination or other transaction of the type referred to in clause (i) in the immediately preceding paragraph would be entitled to receive upon consummation thereof 100 times the consideration (cash, securities or other property, or a combination thereof) that one share of Common Stock would receive. At any time on or prior to the earlier of (i) the Separation Time or
(ii) the Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the Rights Holders will be to receive the Redemption Price.

     At any time following the Separation Time but before the Expiration Date, the Company may, at its option, exchange all or any portion of the Rights for shares of Common Stock at an exchange ratio which equals the Exercise Price divided by the Market Price per share of Common Stock. The Company, however, may not effect such an exchange if an Acquiring Person become the owner of 50% or more of the then outstanding Common Stock.

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination, has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws generally provide that the Company shall indemnify its directors, employees and other agents to the fullest extent provided by Delaware law.

     In addition, the Company's Certificate of Incorporation requires the vote of 75% of the Board of Directors to effect certain actions, including a sale of substantially all of the assets of the Company, certain mergers and combinations, and the acquisition of securities representing a majority of the voting power of the Company. The "supermajority" voting rights could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of the Company.

     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company. The Transfer
Agent and Registrar for the Common Stock is                               .

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. After giving effect to the sale of the shares of
Common Stock offered hereby, the Company will have          shares of Common
Stock issued and outstanding. Of these shares, the          shares (
shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in the Offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by affiliates of the
Company. None of the          remaining shares were acquired in a transaction
registered under the Securities Act. Such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption
from registration. Of these shares,          shares will be eligible for sale
pursuant to Rule 144 in                               and the balance of these
shares will be eligible for sale at various times from
                              through                               .

     In general, under Rule 144 as currently in effect, a person who has (or persons whose shares are aggregated who have) beneficially owned "restricted" shares for at least one year, including an "affiliate" of the Company, as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

     In addition, the Company, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock without the prior written consent of the Representative for a period of days after the date of this Prospectus (the "lock-up period"), except (i) subsequent sales of Common Stock offered in the Offering, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with practices, physicians and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.

     Pursuant to an agreement with the Company, the holders of all shares of Common Stock outstanding on the date of this prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the holders of at least of these shares have agreed to refrain from
selling their shares during the lock-up period. Pursuant to the Registration Rights Agreements, the Company has granted certain registration rights to the DPMs permitting them to include their shares of Common Stock on a registration statement filed by the Company within one year of the date of such agreements. The Company intends to register an additional shares of Common Stock reserved for issuance under the 1997 Plan as soon as practicable after expiration of the lock-up period. In addition, the Company will register up to an additional ________ shares of Common Stock under a shelf registration, which, when combined with the Company's cash resources, will be used to fund the Company's planned practice affiliation program. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days from the date of this Prospectus. See "Underwriting."

                                  UNDERWRITING

     The Underwriters named below have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the respective number of shares of Common Stock set forth opposite their names below:

             UNDERWRITER                NUMBER OF SHARES
-------------------------------------   -----------------
A.G. Edwards & Sons, Inc.............
J.C. Bradford & Co. .................

                                        -----------------
       Total.........................
                                        =================

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby, if any of such shares are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters and
such dealers may reallow a discount of not in excess of $.10 per share to certain other dealers. The public offering price and the concession and discount to dealers may be changed by the Underwriters after the Offering.

     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     The Company has granted the Underwriters an option, expiring at the close of business on the 45th day subsequent to the date of the Underwriting
Agreement, to purchase up to        additional shares of Common Stock at the
public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, in the sale of the shares. To the extent the Underwriters exercise such option, each of them will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares set forth opposite each Underwriter's
name in the preceding table bears to                      , and the Company will
be obligated to sell such shares to the Underwriters.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, all Directors and Executive Officers of the Company and all holders of more than 5.0% of the Common Stock prior to the Offering other than have agreed that they will not, directly or
indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc. other than the exercise of options previously granted under the Company's director and employee benefit plans and agreements. See "Shares Eligible for Future Sale."

     The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with this Offering, certain Underwriters and selling group members (if any) who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period"), determined in light of the timing of the Offering, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under the applicable rules of Regulation
M. Rule 103 allows, among other things, an Underwriter or member of the selling group (if any) for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30.0% of its average daily trading volume during a reference period preceding the distribution.

     In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. To cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or dealer for distributing the Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transaction or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time. See "Principal Stockholders."

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Baker & Hostetler LLP. A partner of Baker & Hostetler LLP holds shares of Class B Common Stock and one of counsel attorney at Baker &
Hostetler LLP holds       shares of Class B Common Stock. Certain legal matters
in connection with the Offering made hereby will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

     The financial statements of American Medical Providers, Inc., and Pyramid Anesthesiology Group, Inc. appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street,

Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Registration Statement and certain other filings made with the Commission through its Electronic Data Gathering Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

        INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
AMERICAN MEDICAL PROVIDERS, INC.
     Report of Independent Public
      Accountants.......................    F-2
     Balance Sheets.....................    F-3
     Statements of Operations...........    F-4
     Statements of Stockholders'
      Deficit...........................    F-5
     Statements of Cash Flows...........    F-6
     Notes to Financial Statements......    F-7

PYRAMID ANESTHESIOLOGY GROUP, INC.
     Report of Independent Public
      Accountants.......................   F-17
     Balance Sheets.....................   F-18
     Statements of Operations...........   F-19
     Statements of Stockholders'
      Equity............................   F-20
     Statements of Cash Flows...........   F-21
     Notes to Financial Statements......   F-22

BELLAIRE SURGICARE, INC.
     Report of Independent Public
      Accountants.......................   F-25
     Balance Sheets.....................   F-26
     Statements of Operations...........   F-27
     Statements of Shareholders'
      Equity............................   F-28
     Statements of Cash Flows...........   F-29
     Notes to Financial Statements......   F-30

UNAUDITED PRO FORMA COMBINED BALANCE
  SHEET
     Unaudited Pro Forma Combined
      Balance Sheet.....................   F-35
     Notes to Unaudited Pro Forma
      Combined Balance Sheet............   F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Medical Providers, Inc.:

     We have audited the accompanying balance sheet of American Medical Providers, Inc., a development-stage enterprise and a Delaware corporation (the "Company"), as of December 31, 1996, and the related statement of operations, stockholders' deficit and cash flows for the period from inception (August 9, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Medical Providers, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (August 9, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
October 16, 1997

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                        DECEMBER 31,     SEPTEMBER 30,
                                            1996             1997
                                        ------------     -------------
                                                          (UNAUDITED)

               ASSETS
CURRENT ASSETS:
     Cash............................    $  --            $   --
     Deferred issuance costs.........       404,622          1,791,902
     Other current assets............        12,092             25,200
                                        ------------     -------------
          Total current assets.......       416,714          1,817,102
EQUIPMENT, at cost...................       116,648            234,314
     Less - Accumulated
      depreciation...................        (5,258)           (25,100)
                                        ------------     -------------
          Equipment, net.............       111,390            209,214
                                        ------------     -------------
          Total assets...............    $  528,104       $  2,026,316
                                        ============     =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Accounts payable................    $  262,806       $  1,208,533
     Accrued salaries................       166,970            303,210
     Due to stockholder..............       612,269          2,425,692
                                        ------------     -------------
          Total current
              liabilities............     1,042,045          3,937,435
                                        ------------     -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
     Common stock, $.01 par value;
      1,000,000 shares authorized,
       20,000 shares issued and
      outstanding....................           200                200
     Deficit accumulated during the
      development stage..............      (514,141)        (1,911,319)
                                        ------------     -------------
          Total stockholders'
              deficit................      (513,941)        (1,911,119)
                                        ------------     -------------
          Total liabilities and
              stockholders'
              deficit................    $  528,104       $  2,026,316
                                        ============     =============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                        FOR THE PERIOD
                                        FROM INCEPTION
                                          (AUGUST 9,        NINE MONTHS
                                           1996) TO            ENDED
                                         DECEMBER 31,      SEPTEMBER 30,
                                             1996              1997
                                        ---------------    -------------
                                                            (UNAUDITED)
REVENUES.............................      $ --             $   --
EXPENSES:
     Salaries, wages and benefits....        401,318             755,769
     General and administrative......        112,823             641,409
                                        ---------------    -------------
               Total expenses........        514,141           1,397,178
                                        ---------------    -------------
LOSS BEFORE INCOME TAXES.............       (514,141)         (1,397,178)
INCOME TAX BENEFIT...................        --                 --
                                        ---------------    -------------
NET LOSS.............................      $(514,141)       $ (1,397,178)
                                        ===============    =============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                           DEFICIT
                                                         ACCUMULATED
                                        COMMON STOCK     DURING THE
                                       ---------------   DEVELOPMENT     STOCKHOLDERS'
                                       SHARES   AMOUNT      STAGE           DEFICIT
                                       ------   ------   -----------     -------------
INITIAL CAPITALIZATION AUGUST 9, 1996
  (Inception)........................  20,000   $ 200    $   --           $        200
     Net loss........................    --      --         (514,141)         (514,141)
                                       ------   ------   -----------     -------------
BALANCE AT DECEMBER 31, 1996.........  20,000     200       (514,141)         (513,941)
     Net loss (Unaudited)............    --      --       (1,397,178)       (1,397,178)
                                       ------   ------   -----------     -------------
BALANCE AT SEPTEMBER 30, 1997
  (Unaudited)........................  20,000   $ 200    $(1,911,319)     $ (1,911,119)
                                       ======   ======   ===========     =============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                        FOR THE PERIOD
                                        FROM INCEPTION
                                          (AUGUST 9,       NINE MONTHS
                                           1996) TO           ENDED
                                         DECEMBER 31,     SEPTEMBER 30,
                                             1996             1997
                                        --------------    -------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................     $ (514,141)      $ (1,397,178)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities --
     Depreciation....................          5,258             19,842
     Changes in assets and
     liabilities --
       Deferred issuance costs.......       (404,622)        (1,387,280)
       Other current assets..........        (11,892)           (13,108)
       Accounts payable..............        262,806            945,727
       Accrued salaries..............        166,970            136,240
                                        --------------    -------------
               Net cash used in
                  operating
                  activities.........       (495,621)        (1,695,757)
                                        --------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment.............       (116,648)          (117,666)
                                        --------------    -------------
               Net cash used in
                  investing
                  activities.........       (116,648)          (117,666)
                                        --------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from stockholder..........        612,269          1,813,423
                                        --------------    -------------
               Net cash provided by
                  financing
                  activities.........        612,269          1,813,423
                                        --------------    -------------
NET CHANGE IN CASH...................        --                --
CASH, beginning of period............        --                --
                                        --------------    -------------
CASH, end of period..................     $  --            $   --
                                        ==============    =============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
1.  BUSINESS AND ORGANIZATION

     American Medical Providers, Inc. (the "Company" or "AMP") was founded in August 1996 to provide physician practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. Simultaneously with, and as a condition to the closing of an initial public offering (the "Offering"), 46 separate podiatric practices will transfer (the "Transfers") either certain of their operating assets and accounts receivable or stock to the Company in exchange for cash, shares of class A common stock (the "Common Stock") and the assumption of certain indebtedness (these practices, including the practice relating to the Kramer Transfer discussed below, collectively referred to as the "Affiliated Practices"). The Company will own the operating assets and receivables of the Affiliated Practices, hire their non-physician employees and otherwise assume the management of each practice. The doctors of podiatric medicine ("DPMs") will join regional group practices organized by geographic location (the "Regional Group Practices"). The Company will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. At the time of the Offering, AMP will acquire in a purchase accounting transaction Pyramid Anesthesiology Group, Inc. ("AnestheCare") (the "AnestheCare Acquisition"), an anesthesiology management services organization. The Company will also acquire the stock of one of the Affiliated Practices in a transaction to be accounted for as a purchase (the "Kramer Transfer"). The Transfers, the AnestheCare Acquisition and the Kramer Transfer are collectively referred to as the "Transactions." Each owner DPM of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company.

     The Company has had no on-going, non-developmental business operations to date, and the financial statements have been prepared on the basis that the proposed Transactions will occur, although no assurance can be made that the proposed Transactions will be completed or that the Company will be successful in completing planned future acquisitions. The Company intends to expand by affiliating with additional podiatric practices throughout the United States. In order to expand, the Company will need additional capital in the form of debt or equity financing. There can be no assurance that such capital will be available.

     Ankle & Foot Centers of America, LLC ("AFC") was formed to fund the organization and development of AMP through the date of the Offering. Thus, for purposes of these financial statements, costs and expenses incurred by AFC are treated as transactions of AMP. Upon the Offering's consummation, AMP will reimburse AFC for all costs and expenses that AFC has incurred to the Offering date and will assume all liabilities of AFC with respect to AMP. Accordingly, all amounts actually incurred by AFC on behalf of AMP with respect to such costs, expenses and liabilities are reflected in these financial statements of AMP as amounts due to stockholder.

     During August 1996, the Company authorized for issuance 1,000,000 shares of AMP Common Stock, $.01 par value, and approved the issuance of 20,000 shares of AMP Common Stock, of which 16,500 were issued to AFC and 3,500 to a founder of AFC who is also a member of AFC management. AFC management plans to distribute the AMP shares held by AFC to AFC members and to certain members of AFC management as determined by AFC. In addition, management plans to distribute the amounts payable to AFC by AMP at closing. As of December 31, 1996 and September 30, 1997, 5,250 shares of the AMP Common Stock received by AFC had been issued to members of AFC management and consultants.

     Certain of the Promoter DPMs (defined below) have made investments in AFC either individually or participate in organizations which have invested in AFC. Consequently, it is anticipated that certain of these Promoters will be distributed shares of AMP as a result of their ownership in AFC. In addition, certain Promoter DPMs who are also directors of AMP will participate in the directors stock option plan. See "Distribution of Class B Common Stock to Certain Promoters" included on page 48 of this Registration Statement for further discussion.

  THE TRANSACTIONS

     All of the Transfers of the initial Affiliated Practices (together with AMP, "the Promoters"), except for the Kramer Transfer, will be accounted for by the Company under Securities and Exchange Commission

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Non-Monetary Assets by Promoters or Shareholders," such that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The AnestheCare Acquisition, in which the Company will acquire assets of an anesthesiology management services organization located in Georgia, and the Kramer Transfer, in which the Company will acquire the stock of Dr. Kramer's podiatric practice in Georgia, will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent annual noncash amortization charges in the Company's statements of operations. Monetary assets and liabilities, including billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     In connection with the Transfers, AMP will acquire certain operating assets, accounts receivable or the stock of entities holding the non-monetary assets of the 46 separate Affiliated Practices in exchange for a combination of cash, shares of Common Stock and assumed liabilities, and will enter into long-term management agreements with the Regional Group Practices. The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of approximately $22.4 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, approximately $5.3 million in cash and $656,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, $4.7 million in cash attributed to the net monetary assets of the SAB 48 Transfers, and $1.4 million in cash attributed to the Kramer Transfer. Of the total consideration attributed to the non-monetary assets for each SAB 48 transaction, the Affiliated Practices could elect to receive up to 25% in cash and the balance in shares of Common Stock based on the initial offering price. The non-monetary assets and liabilities of these Affiliated Practices will carry over at their historical costs to AMP. The number of shares to be issued is contingent upon the Offering price and will not be determined until the Offering date. The assets to be transferred include cash, billed and unbilled receivables, supplies inventory, other receivables, prepaid expenses, net equipment and certain other current and noncurrent assets. The liabilities to be transferred include credit balances of accounts receivable, certain miscellaneous accruals and debt assumed. Consideration in the AnestheCare Acquisition will consist of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of shares of Common Stock equal to $500,000 valued at the initial offering price, may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. Cash and liabilities assumed totaling approximately $6.0 million paid to the Affiliated Practices for the non-monetary assets will be recorded as a dividend by the Company.

     The Company's methodology for valuing the non-monetary assets in the Transfers was primarily based upon a multiple of the projected earnings contribution to AMP utilizing adjusted historical financial information of the respective Affiliated Practices.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DEFERRED ISSUANCE COSTS

     The Company has incurred certain costs including legal, accounting and other professional services associated with the Transactions and the Offering. These costs have been deferred pending the consummation of the Transactions and the Offering.

  REVENUE RECOGNITION

     Revenues from managing the practices and ancillary operations will be recognized on a monthly basis as the services are provided. The revenue of AMP will consist of the sum of the management fees and such amounts equal to the operating expenses of the podiatric practice assumed by AMP under the management agreements and owned ancillary operations. In general, the management agreements provide for the payment of fees to the Company based on a negotiated percentage of the adjusted patient revenue of the podiatric practice and ancillary operations. Adjusted patient revenue is net patient revenue, as determined

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Expenses not required to be paid by AMP pursuant to the agreements primarily consist of certain professional expenses of the podiatrist.

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

     Since inception, the Company has incurred losses and is dependent upon the consummation of the Transactions and the Offering to generate future income. Accordingly, a full valuation allowance has been provided on tax benefits generated during the development stage.

  STOCK OPTIONS

     The Company anticipates accounting for the issuance of options to employees in accordance with Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees." Options issued to employees at an exercise price at or above fair value at the date of grant would require no compensation expense to be recorded under APB Opinion No. 25. In addition, Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation"(SFAS 123) will require pro forma disclosure reflecting the effect of recording the employee stock options under SFAS 123 which would require compensation expense based upon the fair value of the equity instrument granted over the expected vesting period. Options issued to non-employees will be accounted for under SFAS No. 123. Options issued to non-employees require compensation expense to be recorded for the fair value of the equity instrument granted over the expected vesting period.

  EARNINGS PER SHARE

     Earnings per share has been excluded from the financial statements because the Company has limited historical operations and does not have a significant operating history. Accordingly, earnings per share is less meaningful.

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  INTERIM UNAUDITED FINANCIAL INFORMATION

     The interim financial statements as of and for the nine months ended September 30, 1997 are unaudited and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, they include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

  ACCOUNTING PRONOUNCEMENTS

     In November 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board issued EITF Consensus 97-2 regarding various accounting matters relating to the physician practice management industry. This pronouncement, which was along expected guidelines published during the deliberation period, did not negatively impact the planned transaction or the proposed accounting for the transactions and future accounting for AMP. The pronouncement clarifies that stock options issued to non-

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

employees of the Company, such as the DPM's in the Regional Group Practices, do not qualify for employee stock option accounting. Thus any such options issued to non employee DPM's will be charged to the income statement. As expected, further affiliations with podiatric practices will need to be accounted for as a contractual relationship with the excess of purchase price paid over net assets acquired being assigned to an intangible asset and amortized over future periods.

3.  COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulations at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of podiatry. There can be no assurance that the legality of any long-term management services agreements that will be entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict or further restrict the Company's relationship with podiatrists.

     Podiatrists may be subject to legal liability suits while under management or physician engagement agreements with the Company. The Company will not control or employ the podiatrists; however, the Company intends to acquire certain liability insurance.

4.  TRANSACTIONS WITH AFFILIATED PRACTICES

     As discussed in Note 1, the Company plans to complete the Transfers through a series of stock and asset exchanges, the acquisition of certain monetary assets and assumption of certain liabilities of the Affiliated Practices concurrently with an initial public offering of shares of its Common Stock.

  AGREEMENTS WITH AFFILIATED PRACTICES AND REGIONAL GROUP PRACTICES

     The Company is party to management agreements with each Regional Group Practice. The owners of the Affiliated Practices (promoters of the Company), except Dr. Kramer, will enter into five-year DPM engagement agreements with the Regional Group Practices. Additionally, the non-owner employee podiatrists at the Affiliated Practices will enter into employment and noncompete agreements with the Regional Group Practices.

  MANAGEMENT AGREEMENTS

     The following summary of the management agreements is a general summary of the form of the management agreements. The Company expects to enter into similar agreements with other affiliated practices. The terms of the individual management agreements into which the Company may enter in the future may vary from the description below as a result of negotiations with individual practices and the requirements of local laws and regulations.

     Pursuant to the management agreements, the Company, among other things, will (a) act as the exclusive manager and administrator of non-physician services related to the operation of the Regional Group Practices, subject to matters for which the Regional Group Practices maintain responsibility or which are referred to the board of managers of the Regional Group Practices, (b) bill patients, insurance companies and other third-party payors and collect, on behalf of the Regional Group Practices, the fees for professional medical and other services rendered (as allowed by local regulations), including goods and supplies sold by the Regional Group Practices, (c) provide or arrange for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (d) supervise and maintain custody of substantially all files and records (medical records of the Regional Group Practices remain the property of the Regional Group Practices), (e) provide facilities for the Regional Group Practices, (f) prepare, in consultation with the policy boards and the Regional Group Practices, all annual and capital operating budgets, (g) order and purchase inventory and supplies as reasonably requested by the Regional Group Practices, (h) implement, in consultation with the policy boards and the Regional Group Practices, national and local public relations or advertising programs, and (i) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

relationships with managed-care and other similar providers and payors. Most of the services described above are expected to be provided by employees previously employed by the Affiliated Practices.

     Under the management agreements, the Regional Group Practices will retain the responsibility for, among other things, (a) hiring and compensating physician employees and certain other medical professionals, (b) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (c) complying with certain federal and state laws and regulations applicable to the practice of podiatric medicine and (d) matters involving its corporate governance, employees and similar internal matters, including but not limited to preparation and the contents of reports to regulatory authorities and distribution of professional fee income. In addition, the Regional Group Practices will maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.

     Under the management agreements, the Company will earn fees from the Regional Group Practices on a monthly basis. The Company will be entitled to retain a service fee equal to the Regional Group Practice expenses and ancillary expenses plus approximately 9% to 25% of the Regional Group Practice adjusted patient revenues, subject to quarterly adjustment to reflect the fair value of the management services provided considering the nature and volume of services required and risks assumed by the Company. Adjustments to reflect the fair value of the management services may occur for a variety of reasons including unexpected variations in revenues or expenses of the Regional Group Practice. Any adjustments to the service fee percentage would be made on a prospective basis. Accordingly, the Company will maintain a net revenue interest and not a net profits interest. In addition, the Company will generally be entitled to a fee of approximately 70% of the ancillary revenues, net of certain operating expenses, of the Regional Group Practice.

     The management agreements between the Company and the Regional Group Practices will have initial terms of 40 years, with automatic extensions (unless specified notice is given) of additional 10-year terms. The management agreements may be terminated by either party if the other party (a) files a petition in bankruptcy or other similar events occur or (b) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice and, in the case of the Regional Group Practice, has also been approved by 80% of the equity holders of the Regional Group Practice. In addition, the Company may terminate the agreement if the Regional Group Practice or any DPM (a) engages in conduct or is formally accused of conduct that would subject his or her license to practice medicine to be revoked or (b) is otherwise disciplined by any licensing, regulatory or professional entity or institution, if the result of any event described in clause (a) or (b) reasonably would be expected to materially adversely affect the group practice.

     During the term of the management agreement and for a period of one year thereafter, the Regional Group Practices agree not to compete with the Company in providing services similar to those provided by the Company or by any Regional Group Practice anywhere within 20 miles of any location at which any DPM of the Regional Group Practice has practiced medicine in the last year. In addition, the initial management agreement makes the Company a third-party beneficiary of the physician engagement agreement including the noncompetition and liquidated damages provisions therein. The management agreements generally require the Regional Group Practices to pursue enforcement of these provisions or to assign to the Company the right to pursue enforcement. Furthermore, the Company may require the Regional Group Practice to pay liquidated damages owed by a departing DPM before those damages are collected by the Regional Group Practice.

     The Regional Group Practices will be responsible for obtaining professional liability and workers' compensation insurance for the DPMs and other medical employees of the Regional Group Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and workers' compensation insurance for employees of the Company and arranging for general liability and property insurance for the Regional Group Practices.

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The management agreements will contain indemnification provisions pursuant to which the Company will indemnify the Regional Group Practices for damages resulting from negligent acts or omissions by the Company or its agents, employees or stockholders. In addition, the Regional Group Practices indemnify the Company for any damages resulting from any negligent act or omission by any affiliated DPM, agent or employee of the Regional Group Practices, other than damages resulting from claims arising from the performance or nonperformance of medical services.

  PHYSICIAN ENGAGEMENT AGREEMENTS

     In addition to becoming a member of a Regional Group Practice, each affiliated DPM will enter into an engagement agreement with that Regional Group Practice (the "Physician Engagement Agreement").

     The Physician Engagement Agreements are for a period of five years with successive two-year renewal periods thereafter. DPMs entering into Physician Engagement Agreements agree to practice podiatric medicine on a full-time basis for the Regional Group Practice in return for a percentage of the earnings before taxes of and certain ancillary revenues related to that Regional Group Practice. A Physician Engagement Agreement terminates (a) upon the death of the DPM, (b) upon the DPM's "disability" or (c) at the Regional Group Practice's option, for "cause," as defined in the Physician Engagement Agreement. If the Physician Engagement Agreement terminates, other than at the normal expiration of its term or as a result of a violation by the Regional Group Practice, the DPM agrees to pay an amount of liquidated damages to the Regional Group Practice approximately equal to the twelve months of the Affiliated Practice expenses attributable to that DPM and agreed to by the Company at the time the Purchase Agreement was executed. Furthermore, during the term of the Physician Engagement Agreement and for a period of one year commencing upon expiration or termination of the agreement, the DPM will not compete with the Regional Group Practice within a radius of 20 miles of the offices at which that DPM practiced podiatry in the last year.

     The management fees earned by the Company will be in accordance with a standard management agreement which calls for a calculation of the monthly management fee based primarily on the total revenues earned by the Regional Group Practices. There are adjustments to the management fees designed to both provide incentives for the DPMs to provide efficient patient treatment and to increase the number of patients treated, as well as to ensure that the DPMs retain a minimum amount for payment of their compensation from their respective Regional Group Practice on a monthly basis. The Company believes the fees to be generated by these formulas will be reflective of the fair market value of the services provided and will be comparable to the fees earned by other management companies in the respective jurisdictions where these arrangements will exist.

  HISTORICAL INFORMATION OF AFFILIATED PRACTICES

     The combined historical financial information of the Affiliated Practices presented herein is not related to the financial position or results of operations of AMP. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which AMP will be contracting to provide future services due to the significant relationships between AMP and the Affiliated Practices. The Affiliated Practices' financial information is presented on a combined historical basis due to the fact that their service and engagement agreements with the Company will be effective on the completion of the Offering. The Affiliated Practices were not operated under common control or management during the fiscal year ended December 31, 1996, or during the nine months ended September 30, 1997.

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                           COMBINED ADJUSTED REVENUES

                                                        NINE MONTHS
                                                           ENDED
                                         YEAR ENDED      SEPTEMBER
                                        DECEMBER 31,        30,
                                            1996           1997
                                        ------------    -----------
                                                        (UNAUDITED)
Affiliated Practices' net patient
  revenues...........................   $ 21,238,392    $15,847,767
Ancillary service revenues of
  Affiliated Practices...............      2,486,220      1,716,494
AnestheCare..........................      1,867,646      1,662,522
                                        ------------    -----------
          Total combined adjusted
             revenues................   $ 25,592,258    $19,226,783
                                        ============    ===========

  OPERATING EXPENSES

     Subsequent to the Transfers, substantially all of the operating expenses of the Affiliated Practices will be the responsibility of AMP through the Regional Group Practices to be formed. The Company shall be responsible for the payment of all operating expenses incurred by the Regional Group Practice as required to operate a podiatric office. These expenses will include the following:

     a. Salaries, benefits, payroll taxes, workers' compensation, health insurance and other benefit plans, and other direct expenses of all employees of the Regional Group Practices, excluding those costs associated with AMP and any other classification of employee which AMP is prohibited from employing by law.

     b. Direct costs of all employees or consultants that provide services to each Regional Group Practice.

     c.  Office supplies as permitted by law.

     d. Lease or rent payments as permitted by law, depreciation, principal and other debt service, utilities, telephone and maintenance expenses for practice facilities.

     e. Property taxes on AMP assets located at Regional Group Practice offices.

     f.  Property, casualty, liability and malpractice insurance premiums.

     g.  Recruiting expenses.

     h.  Interest on advances to Regional Group Practice bank accounts.

     i. Advertising and other marketing expenses attributable to the promotion of Regional Group Practice offices.

     All of the above expenses will be incurred by AMP and be paid directly to the third-party provider of the goods or services indicated.

     The Regional Group Practices will assume responsibility for the payment of any and all direct employment expenses, including benefits, for any DPM or other employee that AMP is prohibited by law from employing. In addition, the Regional Group Practices will retain responsibility for the payment of continuing education expenses, seminars, professional licenses, professional membership dues and all other expenses of any DPM.

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The combined historical expenses of the Affiliated Practices, ancillary services of the Affiliated Practices and AnestheCare for the year ended December 31, 1996, and the nine months ended September 30, 1997, were as follows:

                          COMBINED DETAIL OF EXPENSES

                                                         NINE MONTHS
                                         YEAR ENDED         ENDED
                                        DECEMBER 31,    SEPTEMBER 30,
                                            1996            1997
                                        ------------    -------------
                                                         (UNAUDITED)
Salaries, wages and benefits of
  employees, excluding the DPMs......   $  4,188,504     $  3,049,196
Supplies.............................      1,552,930        1,184,584
Rent.................................      1,728,239        1,210,081
Advertising and marketing............        520,945          388,983
General and administrative...........      7,006,604        5,919,435
Depreciation and amortization on
  acquired assets....................        592,823          314,873
                                        ------------    -------------
          Total expenses.............   $ 15,590,045     $ 12,067,152
                                        ============    =============

     The DPM's received $6,535,071 and $4,425,287 as compensation expense leaving $3,873,967 and $3,105,621 as distributable earnings during the year ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited), respectively.

     The above presentation of the combined expenses of the Affiliated Practices, ancillary services of the Affiliated Practices and AnestheCare is presented solely for the purpose of providing disclosure to potential investors regarding the group of entities with which AMP will be contracting to provide future services. All of the historical expenses incurred (as noted above) will not be assumed by AMP and are not necessarily indicative of the expenses to be incurred by the Company in the future.

  RECEIVABLES OF AFFILIATED PRACTICES

     The following table presents the combined uncollected patient receivables of the Affiliated Practices and AnestheCare affiliate receivables, net of allowance for bad debts and contractual allowances.

                            COMBINED NET RECEIVABLES

                                        DECEMBER 31,    SEPTEMBER 30,
                                            1996             1997
                                        ------------    --------------
                                                         (UNAUDITED)
Patient receivables, net of
  contractual and bad debt allowances
  of $4,356,060 and $4,390,398,
  respectively.......................    $4,117,057       $3,883,231
AnestheCare affiliate receivables....       386,970          216,412
                                        ------------    --------------
                                         $4,504,027       $4,099,643
                                        ============    ==============

5.  SUBSEQUENT EVENTS (UNAUDITED)

     As of December 29, 1997, 1,000,000 shares of Common Stock were authorized, 20,000 shares of Common Stock were issued and outstanding.

     In connection with the Offering, it is anticipated that existing shares of the Company's Common Stock will be converted into shares of Class B Common Stock. In addition, it is anticipated that following such conversion and prior to the closing of the Offering, the Company will effect a stock split of the Company's Class B Common Stock.

     Upon consummation of the Offering, holders of the Class B Common Stock will have the ability to elect as a class one member of the Board of Directors and the holders of the Common Stock will have the ability to elect as a class all other members of the Board of Directors. The Common Stock and Class B Common Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares
of Class B Common Stock are entitled to          of a vote per share. The

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Common Stock and Class B Common Stock afford no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Except for the conversion rights of the Class B Common Stock described below, the Common Stock and Class B Common Stock carry no preemptive rights, are not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefore.

     Each share of Class B Common Stock will automatically convert into shares of Common Stock (i) in the event of a disposition of such share of Class B Common Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with the Company acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with the Company offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such shares elects to so convert at any time after the second anniversary of the date of this Prospectus,
(v) on the fifth anniversary of the date of this Prospectus or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Common Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

     The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock or the Class B Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. To date, the Company has not issued any Preferred Stock but the Board has authorized the issuance of the Series A Junior Participating Preferred Stock of the Company.

     Subsequent to September 30, 1997, the Company adopted the 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan") to provide incentives to attract and retain directors, officers, advisors, consultants and key employees. Officers, directors, employees of the Company, consultants and advisors to the Company are eligible to receive awards under the 1997 Plan, at the Plan Administrator's discretion. Awards available under the 1997 Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock; (iv) deferred stock; (v) performance shares and (vi) other stock based awards. The Company has reserved up to 8% of the shares of its Common Stock for granting of awards under the 1997 Plan. Under the terms of the 1997 Plan, the Plan Administrator retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards. Subsequent to September 30, 1997, options to purchase 3.34% of the shares of Common Stock were granted, and options to purchase 0.37% of the shares of Common Stock were authorized, but not granted, all at an exercise price equal to the initial public offering price. The Company anticipates granting options to purchase additional shares of Common Stock to employees of AMP and the Regional Group Practices, prior to or contemporaneous with the closing of the Offering, at a purchase price equal to the initial public offering price.

     During September 1997, AFC entered into a loan and security agreement which resulted in borrowings of $500,000 from a third party. The borrowings bear interest at an annual rate of 18%, payable quarterly, and are due March 31, 1998 or the fifth day following the date of the initial public offering of AMP. Proceeds under the loan are being used by AFC to fund certain expenses on behalf of AMP in conjunction with AMP's proposed initial public offering. Upon the closing of the Offering, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC. The agreement provides for, at the lenders' option exercised by notice prior to the initial public offering pricing, the conversion of any or all of the outstanding

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

principal and accrued interest on the loan into shares of AMP Common Stock offered in the Offering valued at the initial public offering price.

     During January 1998, AFC intends to complete a financing of $1,500,000, representing $1,425,000 in non-interest bearing loans and $75,000 representing 15 membership interests in AFC to fund certain expenses on behalf of AMP, in conjunction with AMP's proposed initial public offering. The financing provides for the loans to be repaid by AFC from funds it will receive from AMP's initial public offering. Additionally, at the investor's option prior to the Offering, AFC is required to repurchase each of the 15 membership units in AFC in exchange for either (i) $71,667 in cash or (ii) $71,667 worth of AMP Common Stock offered in the Offering valued at the initial public offering price. Upon the closing of the Offering, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC.

     The Company has received from a major international financial institution a commitment for a $30.0 million, three-year revolving credit facility that is expected to be available to help fund the Company's working capital needs, capital expenditures and anticipated future affiliations. The credit facility is expected to contain customary affirmative and negative covenants (including proscriptions on the payment of dividends and capital expenditures.) The credit facility is expected to bear interest at either the London Inter-Bank Offered Rate or, at the Company's option, the lender's base rate, plus a margin based on the ratio of the Company's senior debt to earnings before interest, taxes, depreciation and amortization. There can be no assurance that the Company will ultimately close on the credit facility.

     The Board of Directors is authorized without further action by the stockholders to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences, powers and rights, of each such class or series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

     In the first quarter of 1998, AMP intends to complete its initial public offering of its Common Stock and intends to simultaneously exchange cash and shares of its Common Stock for certain assets and liabilities of the founding practices upon consummation of the Offering. An investment in shares of Common Stock offered by this prospectus involves a high degree of risk, including, among others, limited operating history of the Company and combined practices, dependence on operative agreements, dependence on Regional Group Practices, implementation of information systems, dependence upon key personnel, growth strategy, managed care, future health care reform, competition and the need for additional funds. For a more thorough discussion of risk factors, see "Risk Factors" included elsewhere in this prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pyramid Anesthesiology Group, Inc.:

     We have audited the accompanying balance sheets of Pyramid Anesthesiology Group, Inc. (the "Company" or "AnestheCare"), a Georgia S Corporation, as of December 31, 1995 and 1996, and September 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Anesthesiology Group, Inc., as of December 31, 1995 and 1996, and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                                 BALANCE SHEETS

                                            DECEMBER 31,
                                       ----------------------   SEPTEMBER 30,
                                          1995        1996           1997
                                       ----------  ----------   --------------
               ASSETS
CURRENT ASSETS:
     Cash............................  $        5  $   42,464     $   36,947
     Accounts receivable.............      31,970      --            --
     Accounts receivable from
       affiliates....................     550,525     386,970        216,412
     Other current assets............       3,980       1,183        --
                                       ----------  ----------   --------------
          Total current assets.......     586,480     430,617        253,359
                                       ----------  ----------   --------------
EQUIPMENT, at cost
     Computers and equipment.........      88,960     132,029        151,867
     Furniture and fixtures..........      97,575     115,860        115,860
                                       ----------  ----------   --------------
                                          186,535     247,889        267,727
     Less-Accumulated depreciation...     (26,373)    (86,775)      (118,440)
                                       ----------  ----------   --------------
                                          160,162     161,114        149,287
                                       ----------  ----------   --------------
OTHER ASSETS:
     Investment......................      18,000       7,200          7,200
                                       ----------  ----------   --------------
                                       $  764,642  $  598,931     $  409,846
                                       ==========  ==========   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $   13,726  $   20,904     $   58,390
     Due to affiliates...............     250,770     260,504         30,984
     Accrued expenses................      15,122      41,543         55,931
     Note payable to related party...      26,438      74,776         59,484
                                       ----------  ----------   --------------
          Total current
             liabilities.............     306,056     397,727        204,789
                                       ----------  ----------   --------------
STOCKHOLDERS' EQUITY:
     Common stock....................       2,000       2,000          2,000
     Retained earnings...............     456,586     199,204        203,057
                                       ----------  ----------   --------------
          Total stockholders'
             equity..................     458,586     201,204        205,057
                                       ----------  ----------   --------------
                                       $  764,642  $  598,931     $  409,846
                                       ==========  ==========   ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                             YEARS ENDED            NINE MONTHS
                                             DECEMBER 31,              ENDED
                                      --------------------------   SEPTEMBER 30,
                                          1995          1996           1997
                                      ------------  ------------   -------------
REVENUES............................. $  1,009,017  $  1,867,646    $ 1,662,522
OPERATING EXPENSES...................      495,960       763,825        705,765
                                      ------------  ------------   -------------
          Income from operations.....      513,057     1,103,821        956,757
                                      ------------  ------------   -------------
OTHER INCOME:
     Interest income.................        3,851         1,719          1,540
     Gain on sale of investment to
       affiliate.....................      --            196,875        --
     Other...........................       16,558        11,203         50,253
                                      ------------  ------------   -------------
          Total other income.........       20,409       209,797         51,793
                                      ------------  ------------   -------------
NET INCOME........................... $    533,466  $  1,313,618    $ 1,008,550
                                      ============  ============   =============
PRO FORMA DATA (unaudited):
     Historical Net Income........... $    533,466  $  1,313,618    $ 1,008,550
     Pro Forma Owners'
       compensation..................      300,000       300,000        225,000
     Pro Forma Income Taxes..........       93,386       405,447        313,420
                                      ------------  ------------   -------------
          Pro Forma Net Income....... $    140,080  $    608,171    $   470,130
                                      ============  ============   =============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK
                                        -------------------      RETAINED
                                        SHARES      AMOUNT       EARNINGS         TOTAL
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1994...........    2,000      $ 2,000     $    45,341   $       47,341
     Stockholder distributions.......     --          --           (122,221)        (122,221)
     Net income......................     --          --            533,466          533,466
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1995...........    2,000        2,000         456,586          458,586
     Stockholder distributions.......     --          --         (1,571,000)      (1,571,000)
     Net income......................     --          --          1,313,618        1,313,618
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1996...........    2,000        2,000         199,204          201,204
     Stockholder distributions.......     --          --         (1,004,697)      (1,004,697)
     Net income......................     --          --          1,008,550        1,008,550
                                        -------     -------     -----------   --------------
BALANCE, September 30, 1997..........    2,000      $ 2,000     $   203,057   $      205,057
                                        =======     =======     ===========   ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED              NINE MONTHS
                                               DECEMBER 31,                ENDED
                                       ----------------------------    SEPTEMBER 30,
                                           1995           1996              1997
                                       ------------  --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $    533,466  $    1,313,618     $  1,008,550
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation....................        26,373          60,402           31,664
     Gain on sale of investments.....       --             (196,875)        --
     Changes in assets and
       liabilities --
       Accounts receivable...........         3,030          31,970         --
       Accounts receivable from
          affiliates.................       926,388         163,555          170,550
       Other current assets..........        (3,980)          2,797            1,183
       Accounts payable..............       (13,486)          7,178           37,486
       Due to affiliates.............    (1,186,590)          9,734         (229,520)
       Accrued expenses..............        15,122          26,421           14,388
                                       ------------  --------------    --------------
     Net cash provided by operating
       activities....................       300,323       1,418,800        1,034,301
                                       ------------  --------------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
     equipment.......................      (186,535)        (61,354)         (19,829)
  Purchase of investment.............       (18,000)       --               --
  Proceeds from sale of investment...       --              207,675         --
                                       ------------  --------------    --------------
     Net cash provided by (used in)
       investing activities..........      (204,535)        146,321          (19,829)
                                       ------------  --------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders......      (122,221)     (1,571,000)      (1,004,697)
  Note payable to related party......        26,438          48,338          (15,292)
                                       ------------  --------------    --------------
     Net cash used in financing
       activities....................       (95,783)     (1,522,662)      (1,019,989)
                                       ------------  --------------    --------------
NET INCREASE (DECREASE) IN CASH......             5          42,459           (5,517)
CASH, beginning of period............       --                    5           42,464
                                       ------------  --------------    --------------
CASH, end of period..................  $          5  $       42,464     $     36,947
                                       ============  ==============    ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Pyramid Anesthesiology Group, Inc. (the "Company"), a Georgia S Corporation, was incorporated on February 1, 1993, for the purpose of providing billing and management services for entities that provide health care-related services for local hospitals and to members of the community. The Company began generating revenues from its primary operations in March 1995.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  INVESTMENT

     The Company maintains an ownership interest in a partnership. Since the Company's ownership does not represent a significant influence, the investment is accounted for under the cost method.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments.

  PROPERTY AND DEPRECIATION

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Those lives are as follows:

Computers and equipment..............     5 years
Furniture and fixtures...............     7 years

     Maintenance and repairs are charged to expense as incurred whereas major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

  REVENUE RECOGNITION

     The Company earns revenues under various cost-sharing agreements which are based upon a percentage of revenues of the customer. Accordingly, the Company recognizes revenues under the cost-sharing agreements based upon the accrual basis revenues of the respective customer.

     Additionally, the Company earns revenues from SCNA for providing consulting services as the service is provided (see Note 2).

     The Company also earns revenues through the provision of management and billing services (see Note 2). The Company's management agreements primarily provide that revenues are earned based upon a percentage of cash collected by the respective business. Accordingly, the Company recognizes management fee revenues as cash is collected by the customer.

  INCOME TAXES

     The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation for tax purposes. In lieu of corporation income taxes, the stockholders of an S Corporation

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

are taxed on their proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes has been included in the financial statements.

     The Company's S-Corporation status will terminate effective with the acquisition by AMP further discussed in Note 4. The deferred taxes estimated upon conversion to C-Corporation status are not expected to be material. The unaudited pro forma data presents the incremental provision for income taxes as if the Company had been subject to federal and state income taxes, assuming a blended rate of 40%.

  OWNERS CONPENSATION

     The shareholders have not historically received a salary for their services, but have received distributions as S-Corporation shareholders. All earnings of the Company are available for distribution to the shareholders. The pro forma owners' compensation reflects the compensation the shareholders will receive prospectively under the terms of the employment agreements with AMP as further discussed in Note 4.

  SIGNIFICANT CONCENTRATIONS

     Substantially all of the Company's revenue is from services performed through affiliates of the Company (see Note 2). The Company's parent has signed a professional services agreement with one hospital which expires September 30, 1999, with continuing one-year renewal options thereafter. Approximately 32% and 47% of the Company's revenues were from services associated with this contract during the years ended December 31, 1995 and 1996, respectively. Effective January 1, 1997, the Company restructured the professional services agreements. The Company began processing the billing of patients directly at this time for affiliates of the Company (as described in Note 2) and the revenues generated associated with this contract were intermingled with the revenues from affiliates of the Company.

2.  RELATED-PARTY TRANSACTIONS

     The Company provides services to a group of affiliated companies (the "Affiliates"). As of December 31, 1995 and 1996, and September 30, 1997 the Affiliates with some common owners are Georgia Rehabilitation Center ("GRC"), Southern Crescent Nurse Anesthesia, LLC, ("SCNA") and Cell Saver, Inc. Southern Crescent Anesthesiology, Inc. ("SCA"), is also an affiliate but is not under common control.

     The Company earns 7 to 10 percent of all revenues collected on behalf of the Affiliates. In addition, revenues from services provided to three hospitals are earned through affiliates of the Company, primarily through a professional services agreement between the parent company, AnestheCare, Inc. (the
"Parent"), and one hospital. Accounts receivable from these affiliated entities as of December 31, 1995 and 1996, and September 30, 1997, were $550,525, $386,970, and $216,412, respectively. Revenues from these affiliated entities for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997 under these collections agreements were $1,006,035, $1,632,125, and $500,626, respectively. Based upon contractual arrangements between the Company and the Affiliates through December 31, 1996, certain general and administrative costs which benefit all the entities are shared amongst all entities. The contractual arrangements provided that these indentified costs, primarily payroll costs of certain personnel, would be allocated evenly among Pyramid, GRC, SCNA and SCA. Expenses allocated to the Affiliates for the years ended December 31, 1995 and 1996, were $57,500 and $230,728, respectively. As of December 31, 1996, one of the Affiliates had prepaid $17,166 of these expenses, which is shown as due to affiliates in the accompanying financial statements. Management believes that the methods used to allocate these expenses are reasonable. Effective January 1, 1997, the agreements with Affiliates were restructured and the Company now earns 6 to 12 percent of revenues of the Affiliates as a charge for general and administrative costs. Revenues earned under this cost-sharing agreement were $825,507 for the nine months ended September 30, 1997.

     In January of 1996, the Company sold its 60% interest in Peachtree Lithotripsy to an affiliate, SCA, for approximately $208,000 resulting in a gain on the sale of approximately $197,000.

     During 1997, two owners of the Company, who were previously member owners in SCNA, withdrew their membership from SCNA. Additionally, the Company entered into an agreement whereby it would act as consultant on behalf of SCNA. Included in 1997 revenues are $274,075 of consulting revenues related to these agreements. Effective January 1, 1997, the terms of this agreement specified that the consulting fee would be $25,000 per month, plus 15% of SCNA's taxable income, as defined.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  COMMITMENTS AND CONTINGENCIES

     The Company rents office space from one of the Affiliates for $5,166 per month through August 2005. Rent expense for 1996 was $61,992. The Company additionally leases a light truck and an office copier.

     Future minimum payments under these leases are as follows:

Year ending September 30 --
     1998............................  $   74,647
     1999............................      75,024
     2000............................      72,444
     2001............................      69,261
     2002............................      62,532
     Thereafter......................     177,264
                                       ----------
                                       $  531,172
                                       ==========

     The Company has a defined contribution 401(k) plan. Eligible employees can contribute up to 15 percent of their compensation, and the Company may make a discretionary matching contribution. For 1996, the Company contributed $8,625. No matching contributions have been approved for 1997.

4.  SUBSEQUENT EVENTS

     In October 1997, the Company entered into an agreement with American Medical Providers, Inc. ("AMP"), pursuant to which AMP or a designated subsidiary will acquire substantially all of the assets and operations of the Company. The scope of the ongoing operations of the Company will be significantly reduced as a result of the sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Bellaire Surgicare, Inc.

     We have audited the accompanying balance sheets of Bellaire Surgicare, Inc., as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for the period from the date of inception (March 15, 1995) to December 31, 1995, and for the year ended December 31,
1996. These financial statements are the responsibility of Bellaire Surgicare, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bellaire Surgicare, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from the date of inception (March 15, 1995) to December 31, 1995, and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
January 19, 1998

                            BELLAIRE SURGICARE, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------  SEPTEMBER 30,
                                           1995         1996            1997
                                       ------------  -----------   -------------
                                                                    (UNAUDITED)
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $     45,201  $   130,001      $139,045
  Accounts receivable, net of
     allowance for contractual
     adjustments and bad debts of
     $690,878, $466,415 and $416,770
     (unaudited).....................       558,608      394,670       320,156
  Due from related parties...........       --            28,000        20,500
  Prepaid expenses and other current
     assets..........................        64,799       80,889        92,041
                                       ------------  -----------   -------------
          Total current assets.......       668,608      633,560       571,742
PROPERTY AND EQUIPMENT, net..........       492,090      445,574       351,872
OTHER NONCURRENT ASSETS, net.........        18,750        3,750       --
                                       ------------  -----------   -------------
          Total assets...............  $  1,179,448  $ 1,082,884      $923,614
                                       ============  ===========   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term
  debt...............................  $    132,023  $   597,216      $594,876
  Current portion of obligations
     under capital leases............        22,740       25,014        16,698
  Accounts payable and accrued
     expenses........................       133,539      142,255       137,004
  Due to related parties.............       --            12,119        10,401
                                       ------------  -----------   -------------
          Total current
          liabilities................       288,302      776,604       758,979
LONG-TERM DEBT, net of current
  portion............................       549,476       26,653       --
LONG-TERM OBLIGATIONS UNDER CAPITAL
  LEASES, net of current portion.....        51,184       26,170        13,035
                                       ------------  -----------   -------------
          Total liabilities..........       888,962      829,427       772,014
SHAREHOLDERS' EQUITY:
  Common stock, $.10 par value;
     1,000,000 shares authorized and
     140,000 shares issued and
     outstanding.....................        14,000       14,000        14,000
  Retained earnings..................       276,486      239,457       137,600
                                       ------------  -----------   -------------
          Total shareholders'
             equity..................       290,486      253,457       151,600
                                       ------------  -----------   -------------
          Total liabilities and
             shareholders' equity....  $  1,179,448  $ 1,082,884      $923,614
                                       ============  ===========   =============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                            STATEMENT OF OPERATIONS

                                            PERIOD
                                        FROM INCEPTION
                                          (MARCH 15,                           NINE MONTHS ENDED
                                           1995) TO         YEAR ENDED           SEPTEMBER 30,
                                         DECEMBER 31,      DECEMBER 31,    --------------------------
                                             1995              1996            1996          1997
                                        ---------------    -------------   ------------  ------------
                                                                                  (UNAUDITED)
REVENUES.............................     $ 1,922,496       $ 2,486,220    $  1,755,781  $  1,716,494
COSTS AND EXPENSES:
  Surgical costs.....................         404,481           444,939         313,187       364,996
  Salaries, wages and benefits.......         232,989           359,325         252,619       284,645
  Management and professional fees...         242,030           340,064         241,203       253,103
  General and administrative
     expenses........................         298,392           392,125         296,906       318,217
  Depreciation and amortization......          89,287           143,677         104,729       107,091
  Interest expense...................          49,831            68,011          48,776        43,606
                                        ---------------    -------------   ------------  ------------
       Total costs and expenses......       1,317,010         1,748,141       1,257,420     1,371,658
                                        ---------------    -------------   ------------  ------------
  Income from operations.............         605,486           738,079         498,361       344,836
OTHER INCOME.........................        --                   2,392           1,304         1,304
                                        ---------------    -------------   ------------  ------------
NET EARNINGS.........................     $   605,486       $   740,471    $    499,665  $    346,140
                                        ===============    =============   ============  ============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                             COMMON STOCK
                                          -------------------    RETAINED
                                           SHARES     AMOUNT     EARNINGS
                                          ---------   -------    ---------
INITIAL CAPITALIZATION, March 15,
  1995..................................    140,000   $14,000    $  --
     Net earnings.......................     --         --         605,486
     Dividends to shareholders..........     --         --        (329,000)
                                          ---------   -------    ---------
BALANCE, December 31, 1995..............    140,000    14,000      276,486
     Net earnings.......................     --         --         740,471
     Dividends to shareholders..........     --         --        (777,500)
                                          ---------   -------    ---------
BALANCE, December 31, 1996..............    140,000    14,000      239,457
     Net earnings (unaudited)...........     --         --         346,140
     Dividends to shareholders
       (unaudited)......................     --         --        (447,997)
                                          ---------   -------    ---------
BALANCE, September 30, 1997
  (unaudited)...........................    140,000   $14,000    $ 137,600
                                          =========   =======    =========

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                            STATEMENTS OF CASH FLOWS

                                       PERIOD FROM
                                        INCEPTION                           NINE MONTHS
                                        (MARCH 15,                             ENDED
                                         1995) TO      YEAR ENDED           SEPTEMBER 30
                                       DECEMBER 31,   DECEMBER 31,   --------------------------
                                           1995           1996           1996          1997
                                       ------------   ------------   ------------  ------------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.......................   $  605,486     $  740,471    $    499,665  $    346,140
                                       ------------   ------------   ------------  ------------
  Adjustments to reconcile net
     earnings to net cash provided by
     operating activities --
     Depreciation and amortization...       89,287        143,677         104,729       107,091
     Changes in assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable, net...     (559,326)       163,938         131,033        74,514
          Due from (to) related
             parties.................      --             (28,000)        --              7,500
          Prepaid expenses and other
             current assets..........      (64,081)       (16,090)        (21,272)      (11,152)
       Increase (decrease) in --
          Accounts payable and
             accrued expenses........      133,537         20,835          75,832        (6,969)
                                       ------------   ------------   ------------  ------------
                                          (400,581)       284,360         290,322       170,984
                                       ------------   ------------   ------------  ------------
          Net cash provided by
             operating activities....      204,905      1,024,831         789,987       517,124
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of non-compete
     agreement.......................      (30,000)       --              --            --
  Purchase of property and
     equipment.......................     (482,532)       (82,161)        (81,730)       (9,639)
                                       ------------   ------------   ------------  ------------
          Net cash used in investing
             activities..............     (512,532)       (82,161)        (81,730)       (9,639)
                                       ------------   ------------   ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock...........................       14,000        --              --            --
  Proceeds from long-term
     obligations.....................      738,543        566,731          49,465        98,000
  Payment of long-term obligations...      (57,044)      (624,361)       (101,763)     (126,993)
  Payment of obligations under
     capital leases..................      (13,671)       (22,740)        (18,866)      (21,451)
  Dividends to shareholders..........     (329,000)      (777,500)       (523,906)     (447,997)
                                       ------------   ------------   ------------  ------------
          Net cash provided by (used
             in) financing
             activities..............      352,828       (857,870)       (595,070)     (498,441)
                                       ------------   ------------   ------------  ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................       45,201         84,800         113,187         9,044
CASH AND CASH EQUIVALENTS, beginning
  of period..........................            0         45,201          45,201       130,001
                                       ------------   ------------   ------------  ------------
CASH AND CASH EQUIVALENTS, end of
  period.............................   $   45,201     $  130,001    $    158,388  $    139,045
                                       ============   ============   ============  ============
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTMENT ACTIVITIES:
  Capital lease obligations incurred
     to acquire equipment............   $   87,595     $  --         $    --       $    --
                                       ============   ============   ============  ============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Bellaire Surgicare, Inc. (the Center), is a free-standing ambulatory surgery center which services Houston, Texas, and its surrounding communities. The Center is organized as an S Corporation under the laws of the state of Texas.

     The Center's financial statements have been prepared on the accrual basis of accounting. As the Center is organized as an S Corporation for federal income tax reporting purposes, all tax liability is reported on the personal returns of the shareholders.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Center believes that the fair value of their financial instruments approximates their carrying amounts. Financial instruments include cash and cash equivalents, accounts receivable and certain current and long-term debt.

  CASH AND CASH EQUIVALENTS

     The Center considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  ACCOUNTS RECEIVABLE

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by the Center. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the Center for services performed and the amounts allowed by the Medicare and Medicaid programs and other govenmental and private insurers.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  OTHER NONCURRENT ASSETS

     Other noncurrent assets consist of a noncompete agreement. The noncompete agreement was amortized on the straight-line basis over two years, which was the term of the agreement.

  REVENUES

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payors and others. Provisions for estimated third-party payor adjustments are estimated in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is determined. Medicare and other governmental programs reimburse based on fee schedules which are determined by the related governmental agency. Additionally, the Center participates in agreements with managed-care organizations to provide services at negotiated rates or for capitated payments. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  CONCENTRATION OF CREDIT RISK

     The Center extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Center manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and 1996, consist of the following:

                                           ESTIMATED          DECEMBER 31,
                                          USEFUL LIVES   ----------------------
                                            (YEARS)         1995        1996
                                          ------------   ----------  ----------
Equipment..............................        5         $  459,262  $  538,521
Leasehold improvements.................        5              4,513       4,512
Furniture and fixtures.................        7             18,757      21,660
Equipment under capital leases.........       3-5            87,595      87,595
                                                         ----------  ----------
                                                            570,127     652,288
Less -- Accumulated depreciation.......                     (78,037)   (206,714)
                                                         ----------  ----------
     Net property and equipment........                  $  492,090  $  445,574
                                                         ==========  ==========


4.  OTHER NONCURRENT ASSETS:

     Other noncurrent assets at December 31, 1995 and 1996, consist of the following:

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Noncompete agreements...................  $  30,000  $  30,000
     Less -- Accumulated amortization...     11,250     26,250
                                          ---------  ---------
                                          $  18,750  $   3,750
                                          =========  =========

5.  LONG-TERM OBLIGATIONS

  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996, consists of the following:

                                               DECEMBER 31,
                                          ----------------------
                                             1995        1996
                                          ----------  ----------
Note payable to Southwest Bank of Texas,
  bearing interest at prime,
  collateralized by accounts receivable,
  equipment and inventory...............  $   --      $  566,731
Notes payable to Stillwater National
  Bank, bearing interest at prime plus
  1%, collateralized by accounts
  receivable, equipment and inventory...     598,516      --
Notes payable to Alcon Surgical, bearing
  interest at 8%, collateralized by
  equipment.............................      82,983      57,138
                                          ----------  ----------
     Total long-term debt...............     681,499     623,869
Less -- Current portion.................     132,023     597,216
                                          ----------  ----------
     Long-term debt, excluding current
       portion..........................  $  549,476  $   26,653
                                          ==========  ==========


     Certain debt obligations contain covenants that require maintenance of certain financial ratios. Default of any covenant could affect the ability of individual entities to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the agreements. As of December 31, 1996, the Center has complied with existing loan covenants.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

1997.................................  $  597,216
1998.................................      26,653
1999.................................      --
2000.................................      --
2001.................................      --
Thereafter...........................      --
                                       ----------
     Total...........................  $  623,869
                                       ==========

     The Center leases office space as well as certain equipment under capital leases. Additionally, the Center has certain commitments under noncancelable operating lease agreements. At December 31, 1996, minimum annual rental comitments under capital leases and noncancelable operating leases with terms in excess of one year are as follows:

                                        CAPITAL      OPERATING
                                        LEASES        LEASES
                                       ---------     ---------
1997.................................  $  30,000     $ 168,000
1998.................................     15,000       168,000
1999.................................      8,000       168,000
2000.................................      7,000       168,000
2001.................................     --           168,000
Thereafter...........................     --            55,000
                                       ---------     ---------
          Total minimum lease
          payments...................     60,000     $ 895,000
                                                     =========
Less -- Amounts representing
interest.............................      8,816
                                       ---------
     Present value of minimum capital
       lease payments................     51,184
Less -- Current portion of
  obligations under capital leases...     25,014
                                       ---------
     Long-term obligations under
       capital leases, net of current
       portion.......................  $  26,170
                                       =========

     Rent expense related to operating leases amounted to approximately $58,000 and $140,000 for 1995 and 1996. Cash interest paid related to all obligations was approximately $50,000 and $68,000 in 1995 and 1996, respectively.

6.  COMMITTMENTS AND CONTINGENCIES:

     The Center is insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, the Center has been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the Center's management, the ultimate liability, if any, will not exceed the insurance coverages carried by the Center and will not impact the operating results or results of financial condition of the Center.

     Surgery Centers of America (SCOA) provides management services for the Center under a management contract expiring January 12, 2000. Fees under the contract are based on 5 percent of accrual basis revenues plus 10 percent of any distributions. Additionally, the Center reimburses SCOA for the salary paid to a SCOA employee who acts as an office administrator of the Center. Expenses under this arrangement totaled $200,623 and $272,091 for 1995 and 1996, respectively.

7.__SUBSEQUENT EVENTS

     A majority of the owners of the Center are doctors of podiatry medicine (DPM's). Eight of these owner/DPMs have agreed to acquire the remaining minority interests, and will then transfer their respective interests in the Center along with other non-monetary assets of their practice to American Medical Providers, Inc. (AMP) in exchange for stock of AMP and cash. The Center is expected to continue similar operations under the AMP ownership.

                        AMERICAN MEDICAL PROVIDERS, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     Simultaneously with and as a condition to the closing of the initial public offering (the "Offering"), American Medical Providers, Inc. (the "Company" or "AMP") will acquire certain operating assets and accounts receivable or stock of 46 separate podiatric practices (these practices, including the practice acquired in the Kramer Transfer (defined below), the "Affiliated Practices") (the "Transfers") in exchange for cash, shares of class A common stock, $.01 par value per share (the "Common Stock") and the assumption of certain indebtedness. The aggregate consideration to be paid by the Company to the initial Affiliated Practices is approximately 34.5 million including the Kramer Transfer. AMP will also acquire through a transaction to be accounted for as a purchase, certain assets of Pyramid Anesthesiology Group, Inc. (the "AnestheCare Acquisition"), an anesthesiology management services organization ("AnestheCare" for consideration of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock at the initial public offering price may be paid in the AnestheCare Acquisition pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. In addition, AMP will acquire the stock of the podiatric practice of Dr. Jerald N. Kramer ("Dr. Kramer"), one of the affiliated practices (the "Kramer Transfer", and together with the Transfers and the AnestheCare Acquisition, "the Transactions"). Dr. Kramer will receive cash of $1.4 million in exchange for assets acquired by the Company, but Dr. Kramer will not enter into a management services agreement or a physician engagement agreement with a Regional Group Practice. The Transfers, except for the Kramer Transfer, will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Non-monetary Assets by Promoters and Shareholders" ("SAB No. 48"). As a result, these transactions will result in the carryover basis of non-monetary assets of the Affiliated Practices. Each owner doctor of podiatry medicine ("DPM") of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company.

     The following unaudited pro forma combined balance sheet gives effect to the Transactions and the Offering, and is based upon the historical financial statements of AMP, the Affiliated Practices as a group, and AnestheCare.

     The unaudited pro forma combined balance sheet gives effect as if such events had occurred on September 30, 1997. The unaudited pro forma combined balance sheet should be read in conjunction with other financial information, including the financial statements of AMP included elsewhere in this Prospectus.

     The Company will not employ podiatrists or control the practice of podiatry. As the Company will not be acquiring the future patient revenues earned by the Affiliated Practices, the Transfers are not deemed to be business combinations. In accordance with SAB No. 48, the Transfers will be accounted for at the historical cost basis with the shares of common stock to be issued in those transactions being valued at the historical cost of the net non-monetary assets acquired.

     The unaudited pro forma combined balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved if the Transactions and Offering had been consummated on the date indicated, nor is it necessarily indicative of the future operating results of the Company. The pro forma adjustments are based upon estimates, available information and certain assumptions and may be revised as additional information becomes available. Any variance between the estimated offering price and actual offering price will directly impact the net proceeds from the Offering. The preliminary allocations of the purchase prices are not expected to materially differ from the final results.

                        AMERICAN MEDICAL PROVIDERS, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                            AMERICAN       COMBINED                                   PRO         POST
                                             MEDICAL       AFFILIATED                PRO FORMA       FORMA      OFFERING
                                         PROVIDERS, INC.   PRACTICES  ANESTHECARE   ADJUSTMENTS     COMBINED   ADJUSTMENTS
                                         ---------------   --------   -----------   -----------     --------   -----------
                 ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...........     $--           $ 1,091       $  37       $    (912)(1)  $    37
                                                                                          (179)(3)
    Patient receivables, net............     --              4,160       --             --            4,160
    Affiliate receivables...............     --              --            217          --              217
    Deferred issuance costs.............       1,792         --          --             --            1,792
    Other current assets................          25           334       --               (131)(1)      228
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total current assets............       1,817         5,585         254          (1,222)       6,434
    Equipment, net......................         209         1,154         149             500(3)     2,012
    Other assets........................     --                389           7            (389)(1)    1,207
                                                                                         1,200(2)
    Goodwill............................     --              --          --              2,890(2)     5,519
                                                                                           651(3)
                                                                                         1,978(5)
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total assets....................     $ 2,026       $ 7,128       $ 410       $   5,608      $15,172      $
                                         ===============   ========   ===========   ===========     ========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
    Accounts payable and other current
      liabilities.......................     $ 1,511       $ 1,310       $ 205       $  (3,283)(1)  $ 1,511
                                                                                          (205)(2)
                                                                                            (5)(3)
                                                                                         1,978(5)
    Due to stockholders.................       2,426         --          --             --            2,426
    Payable to Affiliated Practices.....     --              --          --             10,089(1)    10,089
    Payable to AnestheCare..............     --              --          --              4,500(2)     4,500
    Payable to Kramer...................     --              --          --              1,400(3)     1,400
    Deferred income taxes...............     --              --          --                966(4)       966
    Current portion of long-term debt...     --                896       --               (240)(1)      656
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total current liabilities.......       3,937         2,206         205          15,200       21,548
                                         ---------------   --------   -----------   -----------     --------   -----------
    Long-term debt, less current
      portion...........................     --              1,116       --             (1,116)(1)    --
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total liabilities...............       3,937         3,322         205          14,084       21,548
                                         ---------------   --------   -----------   -----------     --------   -----------
STOCKHOLDERS' EQUITY (DEFICIT):
    American Medical Providers, Inc.
        Class A Common Stock............     --              --          --                  2(1)         2
        Class B Common Stock............     --              --          --             --            --
        Accumulated deficit.............      (1,911)        --          --             (3,326)(1)   (6,378 )
                                                                                          (175)(3)
                                                                                          (966)(4)
        Additional paid-in capital......     --              --          --             --            --
    AnestheCare
        Common Stock....................     --              --              2              (2)(2)    --
        Retained earnings...............     --              --            203            (203)(2)    --
    Affiliated Practices' combined
      equity............................     --              3,806       --             (3,558)(1)    --
                                                                                          (248)(3)
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total stockholders' equity
          (deficit).....................      (1,911)        3,806         205          (8,476)      (6,376 )
                                         ---------------   --------   -----------   -----------     --------   -----------
        Total liablities and
          stockholders' equity..........     $ 2,026       $ 7,128       $ 410       $   5,608      $15,172      $
                                         ===============   ========   ===========   ===========     ========   ===========

                                           PRO FORMA
                                          AS ADJUSTED
                                          -----------
                 ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...........    $

    Patient receivables, net............
    Affiliate receivables...............
    Deferred issuance costs.............
    Other current assets................
                                          -----------
        Total current assets............
    Equipment, net......................
    Other assets........................

    Goodwill............................

                                          -----------
        Total assets....................    $
                                          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
    Accounts payable and other current
      liabilities.......................    $

    Due to stockholders.................
    Payable to Affiliated Practices.....
    Payable to AnestheCare..............
    Payable to Kramer...................
    Deferred income taxes...............
    Current portion of long-term debt...
                                          -----------
        Total current liabilities.......
                                          -----------
    Long-term debt, less current
      portion...........................
                                          -----------
        Total liabilities...............
                                          -----------
STOCKHOLDERS' EQUITY (DEFICIT):
    American Medical Providers, Inc.
        Class A Common Stock............
        Class B Common Stock............
        Accumulated deficit.............

        Additional paid-in capital......
    AnestheCare
        Common Stock....................
        Retained earnings...............
    Affiliated Practices' combined
      equity............................

                                          -----------
        Total stockholders' equity
          (deficit).....................
                                          -----------
        Total liablities and
          stockholders' equity..........    $
                                          ===========

    The accompanying notes to the unaudited pro forma combined balance sheet are an integral part of this financial statement.

                        AMERICAN MEDICAL PROVIDERS, INC.
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following is a summary of the adjustments reflected in the unaudited combined pro forma balance sheet:

     (1)  Reflects the issuance of             shares of Common Stock of the
          Company and cash of approximately $10.1 million in exchange for certain operating assets and accounts receivable or stock and assumption of certain liabilities of the Affiliated Practices. Assets not acquired include cash, prepaid assets, and other non current assets. Liabilities not assumed include accounts payable, accrued liabilities, and a portion of long-term debt. The Affiliated Practices will receive up to twenty five percent of the consideration in cash and the remainder in Common Stock.

     (2) Reflects the AnestheCare Acquisition for a cash purchase price of $4.5 million. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. All assets of AnestheCare have been acquired and the owners assumed the liabilities, thus eliminating any liabilities acquired. The goodwill of $2.9 million will be amortized on a straight line basis over the estimated life of 25 years. The other intangible assets relate to customer contracts for which purchase price will be allocated and amortized on a straight line basis over their estimated lives ranging from 10 to 15 years.

     (3) Reflects the issuance of cash in exchange for stock and property in the Kramer Transfer. The goodwill of $651,000 will be amortized on a straight line basis over the estimated life of 25 years.

     (4) Reflects the deferred income tax liability attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently being acquired by AMP through the Transactions.

     (5) Reflects the step-up in the historical basis of the interest in Bellaire Surgicare, Inc. ("Bellaire") to be purchased by the owner DPMs to acquire the remaining ownership interest held by non-promoter DPMs.

================================================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

          TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      3
Risk Factors............................      8
Use of Proceeds.........................     16
Dividend Policy.........................     16
Dilution................................     17
Capitalization..........................     18
Selected Financial Data.................     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     20
Business................................     23
Management..............................     40
Certain Transactions....................     46
Principal Stockholders..................     50
Description of Capital Stock............     51
Shares Eligible for Future Sale.........     54
Underwriting............................     55
Legal Matters...........................     56
Experts.................................     56
Additional Information..................     56
Index to Financial Statements...........    F-1

  UNTIL                , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS ON SUBSCRIPTIONS.

                                            SHARES
                                AMERICAN MEDICAL
                                PROVIDERS, INC.
                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                           A.G. EDWARDS & SONS, INC.

                              J.C. BRADFORD & CO.

                                           , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission
  registration fee......................  $    9,091
NASD filing fee.........................
Nasdaq National Market listing fee......      *
Blue sky fees and expenses..............      *
Printing and engraving fees and
  expenses..............................      *
Legal fees and expenses.................      *
Accounting fees and expenses............      *
Transfer agent and registrar fees and
  expenses..............................      *
Premiums for D&O insurance..............      *
                                          ----------
Miscellaneous expenses..................      *
                                          ----------
     Total..............................  $
                                          ==========
------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     The General Corporation Law of the State of Delaware (the "DGCL") provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director' s fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

          "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or
     (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective . . . ."

  CERTIFICATE OF INCORPORATION

     The Amended Restated Certificate of Incorporation of the Company provides that the liability of directors of the Company shall be eliminated to the fullest extent permissible under the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Amended and Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  BYLAWS

     The Bylaws of the Company generally provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that he or she is or was a director, officer, employee or agent, of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of an undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws.

  UNDERWRITING AGREEMENT

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

     The Company issued the shares of its existing common stock, without class, par value $.01 per share as follows:

       HOLDER         NUMBER OF SHARES(1)         DATE
--------------------  --------------------      --------
Jack N. McCrary.....            3,500            8/22/96
Jack N. McCrary.....            3,000            8/22/96
Ankle and Foot
  Centers of
  America, LLC......           11,250            8/22/96
Kevin C. Graham.....               20            8/22/96
Wayne A. Bertsch....            552.5           10/14/96
Wayne A. Bertsch....              2.5            6/16/97
Randy Johnson.......            552.5           10/14/96
Randy Johnson.......              2.5            6/16/97
Cherie J. Partain...               10           10/14/96
Cherie J. Partain...               15            6/16/97
Robert C. Joyner....              320            6/16/97
Robert C. Joyner....              235            9/09/97
Amanda Walker.......                5            6/16/97
Gary Hubschman......              200            6/16/97
Karen Boyle.........               15            6/16/97
Kenneth Arrowood....              100            9/09/97
Cecil Pickens.......               50           10/14/97
Joseph Grau.........               50           10/14/97
Robert C. Joyner, as
  Escrow Agent......              120             9/9/97

------------

(1) The Company received $200.00 in connection with the issuance of its original 20,000 shares to AFC and Jack McCrary. All other shares of the Company's existing common stock were issued for par value.

     On January __, 1998 the Company converted each share of such common stock into one share of the Company's Class B Common Stock, par value $.001 per share.

     The foregoing securities were issued pursuant to the exemption from registration under Section 4(2) of the Act since no public offering was involved and the securities were acquired for investment and not with a view to distribution.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

     The following exhibits are filed pursuant to Item 601 of Regulation S-K:

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           1.1*      --   Form of Underwriting Agreement
           3.1+      --   Form of Amended and Restated Certificate of Incorporation of American Medical Providers,
                          Inc. (the "Company")
           3.2+      --   Form of Amended and Restated Bylaws of the Company
           5.1*      --   Opinion of Baker & Hostetler, LLP regarding legality of securities being registered
          10.1+      --   Form of 1997 Incentive and Non-Qualified Stock Option Plan of the Company
          10.2+      --   Employment Agreement between Ankle & Foot Centers of America LLC ("AFC") and Jack N.
                          McCrary
          10.3+      --   Employment Agreement between AFC and Wayne A. Bertsch
          10.4+      --   Employment Agreement between AFC and Randy E. Johnson

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          10.5+      --   Form of Management Services Agreement by and among the Company and each Regional Group
                          Practice
          10.6+      --   Form of Physician Employment Agreement by and between each non-practice owner DPM and the
                          Regional Group Practice
          10.7+      --   Form of Physician Engagement Agreement by and between each DPM practice owner and the
                          Regional Group Practice
          10.8       --   Form of Stock Purchase Agreement among the Company and certain DPM practice owners (with attached schedule)
          10.9       --   Form of Business Purchase Agreement among the Company and certain DPM practice owners
                          (with attached schedule)
          10.10+     --   Asset Purchase Agreement dated October 31, 1997 among the Company and Pyramid
                          Anesthesiology Group, Inc.
          10.11+     --   Form of Registration Rights Agreement between the Company and each DPM practice owner
          10.12*     --   Form of Stockholder Protection Agreement dated as of                , 1997 between the
                          Company and                , as Rights Agent.
          10.13      --   Reimbursement and Assumption Agreement dated as of January 20, 1998 between the Company and Ankle & Foot Centers of America, L.L.C.
          10.14--         Letter Agreement dated December 30, 1997 between the Company and Cooperative Centrale
                          Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland," New York Branch
          10.15      --   Stock Purchase Agreement among the Company, Jerald N. Kramer, D.P.M.,
                          P.C., and the Owners named thereon
          10.16      --   Employment Agreement between AFC and David LaGuardia
          10.17      --   Employment Agreement between AFC and Roger Bigham
          23.1       --   Consent of Arthur Andersen LLP
          23.2*      --   Consent of Baker & Hostetler, LLP (contained in Exhibit 5.1)
          24.1+      --   Power of Attorney (contained on the signature page II-4 of this Registration Statement)
          27.1+--         Financial Data Schedule
          99.1+      --   Consent of Stanley R. Kalish, D.P.M. to serve on the Company's Board of Directors
          99.2+      --   Consent of John S. Bace to serve on the Company's Board of Directors
          99.3+      --   Consent of S.F. Hartley, D.P.M. to serve on the Company's Board of Directors
          99.4+      --   Consent of Donald S. Huge, M.D. to serve on the Company's Board of Directors

------------
+ Previously filed.

* To be filed by amendment.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

          (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (3) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, American Medical Providers, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 22, 1998.

                                          AMERICAN MEDICAL PROVIDERS, INC.
                                          By: /s/ JACK N. McCRARY
                                                  JACK N. MCCRARY
                                            CHAIRMAN, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                       DATE
          ---------                       -----                       ----
      /s/JACK N. McCRARY      Chairman, President, Chief        January 22, 1998
       JACK N. MCCRARY        Executive Officer and Director
                              (Principal Executive Officer)

     /s/WAYNE A. BERTSCH      Senior Vice President, Chief      January 22, 1998
       WAYNE A. BERTSCH       Financial Officer and Director
                              (Principal Financial and
                              Accounting Officer)

     /s/CECIL R. PICKENS      Vice President and Chief          January 22, 1998
       CECIL R. PICKENS       Accounting Officer (Principal
                              Accounting Officer)